Exhibit 6.12

$44,625,000 CONSTRUCTION AND MINI PERM LOAN AGREEMENT

by and among

CW BROADWAY JV, LLC, a Delaware limited liability company,

as Borrower,

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Agent

and

PNC CAPITAL MARKETS LLC,

as Lead Arranger and Sole Bookrunner

Dated: NOVEMBER 15, 2019

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

SCHEDULES

Schedule 1.1	Commitments of Lenders
Schedule 8.17	Development Budget
Schedule 11.5	Names, Addresses, Telephone Numbers, Facsimile Numbers and E-Mail Addresses of Loan Parties and Lenders

EXHIBITS

Exhibit 2.4(a)(i)	Form of Mini Perm Loan/Mini Perm Loan Extension Notice
Exhibit 2.4(a)(v)	Form of DSCR Compliance Certificate
Exhibit 3.14(f)(ii)B(3)	Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are not partnerships for U.S. federal income tax purposes)
Exhibit 3.14(f)(ii)B(4)-(A)	Form of U.S. Tax Compliance Certificate (for Foreign Participants that are not partnerships for U.S. federal income tax purposes)
Exhibit 3.14(f)(ii)B(4)-(B)	Form of U.S. Tax Compliance Certificate (for Foreign Participants that are partnerships For U.S. federal income tax purposes)
Exhibit 3.14(f)(ii)B(4)-(C)	Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are partnerships For U.S. federal income tax purposes)
Exhibit 4.5	Insurance Requirements
Exhibit 4.28(A)	Form of Compliance Certificate (Borrower)
Exhibit 6.1	Form of Request for Disbursement
Exhibit 6.2	Offsite Stored Materials
Exhibit 6.4(A)	Items to be Delivered Prior to Closing
Exhibit 6.4(B)	Form of Zoning Letter
Exhibit 6.4(C)-1	Form of General Contractor’s Consent
Exhibit 6.4(C)-2	Form of Architect’s [and Engineer’s] Consent
Exhibit 6.4(C)-3	Form of Certificate of Architect [and Engineer]
Exhibit 7.2	Financial Reports
Exhibit 7.2(A)	Instructions for Financial Reporting
Exhibit 11.9	Form of Assignment and Assumption Agreement

-vii-

CONSTRUCTION AND MINI PERM LOAN AGREEMENT

THIS CONSTRUCTION AND MINI PERM LOAN AGREEMENT (this “Agreement”) is made to be effective NOVEMBER 15, 2019, by and among CW BROADWAY JV, LLC, a Delaware limited liability company (“Borrower”), each lender which may from time to time become a party to this Agreement (each, individually a “Lender” and collectively, “Lenders”), and PNC BANK, NATIONAL ASSOCIATION, as Agent.

BACKGROUND

Borrower has requested that Lenders provide a construction and mini permanent loan to Borrower in an aggregate principal amount not to exceed Forty-Four Million Six Hundred Twenty-Five Thousand Dollars ($44,625,000).

The purpose of the Loan is to finance the costs of constructing and equipping the Improvements, and providing mini permanent financing following Completion of Construction.

Lenders are willing to provide the Loan upon the terms and conditions hereinafter set forth.

Borrower, Lenders and Agent therefore agree as follows.

1.    DEFINITIONS

1.1    Definitions. The following terms mean as defined below unless the context clearly requires otherwise:

“Accounts” means (a) the Project Account, (b) the Excess Cash Reserve Account and (c) any other account of Borrower described in any Loan Document as collateral for the Obligations.

“Actual Operating Expenses” means, for the applicable period, the total of all expenses actually paid by Borrower, of whatever kind relating to the ownership, operation, maintenance or management of the Project (after equitable proration of Impositions, insurance premiums and other items not paid monthly, whether or not actually paid during the applicable calculation period), but specifically excluding depreciation and amortization, any other noncash expense, income taxes, debt service and all other fees and charges on the Loan, income or other taxes in the nature of income taxes, sales, use or occupancy taxes, capital expenditures, equity distributions and any item of expense that would otherwise be covered by the provisions hereof, but which is paid or reimbursed by any Tenant under such Tenant’s Lease.

“Adjusted Operating Expenses” means, without duplication, the greatest of (a) Pro Forma Operating Expenses, (b) Actual Operating Expenses for the trailing three months ending on the applicable DSCR Test Date, annualized, with annual real estate taxes and insurance premiums divided by twelve and equally applied to Actual Operating Expenses on a monthly basis, and (c) Actual Operating Expenses for the trailing twelve months ending on the applicable DSCR Test Date, in each case, subject to adjustment by Agent for (i) management fees equal to the greater of (A) actual annual management fees and (B) three percent (3.00%) of gross operating revenue from the Project, (ii) a vacancy rate equal to the greater of (A) the actual vacancy rate and (B) five percent (5.00%), (iii) a reserve for replacements equal to Two Hundred Fifty Dollars ($250) per apartment unit per year, and (iv) equitable proration of upfront marketing and payroll expenses incurred in connection with the initial lease-up of the Project.

“Adjusted Operating Revenue” means, without duplication, for the trailing three months ending on the applicable DSCR Test Date, annualized, (a) all rental income from tenants In-Occupancy (excluding any rental income from any tenant whose Lease is scheduled to expire within thirty (30) days following the applicable DSCR Test Date unless such Tenant has renewed or extended its Lease or entered into a new Lease for its space), plus (b) all rental income that would have been received (at the recurring contractual base rental rate) from Tenants who are not then paying (and are not required to pay) rent, but will commence paying rent under newly executed Leases within the thirty (30) day period immediately following the applicable DSCR Test Date, had such Tenants been paying rent during such calendar quarter, plus (c) all other revenue (including expense reimbursements) actually collected by Borrower in the ordinary course from the Project, excluding security and other deposits, late fees, lease termination payments or other charges, delinquent rent recoveries, or any other payments of a non-recurring nature.

“Affiliate” means, as to any Person, any other Person which (a) directly or indirectly Controls, is Controlled by, or is under common Control with such Person, (b) beneficially owns or holds twenty percent (20%) or more of any class of the voting or other equity interests of such Person, or (c) owns or holds twenty percent (20%) or more of the voting stock or other equity interests beneficially owned or held, directly or indirectly, by such Person.

“Agent” means PNC Bank, National Association, and its successors and assigns, acting as administrative agent for Lenders.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternate Rate” has the meaning given to such term in Section 3.4

“Alternate Rate Spread” means ninety (90) basis points (0.90%).

“Amortization Payments” has the meaning given to such term in Section 2.4(c).

“Annual Budgets and Business Plan” means the annual operating and capital budget for any Post-Foreclosure Entity, which budget must contain and set forth, among other items, budgeted minimum additional capital contributions of the members of such Post-Foreclosure Entity, a detailed business plan which sets forth the permissible activities of the Post-Foreclosure Entity, a schedule of projected operating cash flow (including itemized operating revenues, costs and expenses and a schedule of projected operating deficits, if any) and a description of any proposed capital expenditures, including projected sources of funds, dates for commencement and completion of the same.

“Annual Statements” has the meaning set forth in Section 8.8.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Appraisal” means a written appraisal subject to Agent’s customary appraisal requirements and prepared by an independent appraiser engaged by Agent at Borrower’s sole cost and expense, in compliance with all applicable regulatory requirements.

“Appraised Value” means, as of any date of determination, the “as stabilized” or “as is” dollar value of the Project (as specifically indicated), as determined by an Appraisal of the Project, which Appraisal was prepared not more than ninety (90) days prior to such date of determination.

“Approved Fund” means any Fund administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Architect” means Studio PBA, Inc., or such other architect as may be expressly consented to or approved by Agent in writing prior to Borrower’s engagement of such other architect.

“Architect’s Agreement” means that certain AIA Standard Form of Agreement between Owner and Architect, dated April 20, 2017, entered into between Borrower and Architect, together with all exhibits and attachments thereto, as the same may be amended, restated or otherwise modified from time to time in accordance with this Agreement.

“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee with the consent of any party whose consent is required by Section 11.9 and accepted by Agent, substantially in the form of Exhibit 11.9.

“Assignment Fee” has the meaning set forth in Section 11.9(b)(iv).

“Assignment of Construction and Development Documents” means that certain Assignment of Construction and Development Documents of even date herewith from Borrower to Agent, for the benefit of Lenders, as the same may be amended, restated or otherwise modified from time to time.

“Assignment of Management Agreement” means that certain Assignment of Management Agreement to be entered into after the closing of the Loan by Agent, Borrower and Manager in accordance with Section 4.26.

“Base Rate” means, the greater of (a) the interest rate per annum announced from time to time by Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by Agent and (b) the Overnight Bank Funding Rate plus one-half percent (0.50%) per annum. Any change in the Base Rate (or any component thereof) will take effect as of the opening of business on the day such change occurs.

“Basel” means the Basel Committee on Banking Supervision and any successor or similar authority.

“Basel III” means collectively the global regulatory standards issued on January 13, 2011, by Basel and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.

“Beneficial Owner” means, for Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns twenty-five percent (25%) or more of Borrower’s direct or indirect equity interests; and (b) a single individual with significant responsibility to control, manage, or direct Borrower.

“Borrower” has the meaning set forth in the preamble of this Agreement.

“Borrowing Date” means the date of the making of a Disbursement, which date must be (a) a Business Day, and (b) the date on which each Lender is required to wire transfer to Agent its ratable share of such Disbursement pursuant to Section 6.1(b).

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial lenders are authorized or required to be closed for business in Pittsburgh, Pennsylvania.

“Cash Flow Sweep Period” has the meaning given to such term in Section 4.16.

“Cash Flow Sweep Termination Date” means the date on which Borrower delivers the second (2nd) consecutive DSCR Compliance Certificate to Agent pursuant to Exhibit 7.2 confirming that as of both applicable DSCR Test Dates the Debt Service Coverage Ratio was not less than the Minimum Debt Service Coverage Ratio.

“Category” has the meaning set forth in Section 4.15.

“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Beneficial Ownership” means, for Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of Borrower.

“Certificate of Occupancy” means a final and unconditional certificate of occupancy, together with any and all other Governmental Approvals required for use and occupancy of all Improvements (including, without limitation, every residential unit).

“CFTC” means the Commodity Futures Trading Commission.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that, regardless of the date enacted, any of the foregoing issued in connection with Dodd-Frank or Basel III will in each case be deemed a “Change in Law.”

“Change of Control” has the meaning set forth in Section 5.14(b).

“CIP Regulations” has the meaning set forth in Section 9.13.

“Closing Date” means the Effective Date of this Agreement.

“Closing Fee” means an origination fee in the amount of Two Hundred Twenty-Three Thousand One Hundred Twenty-Five Dollars ($223,125).

“Collateral” means the real estate encumbered by the Security Instrument and all other security pledged pursuant to this Agreement and the Collateral Documents including, without limitation any personal or real property.

“Collateral Documents” means the Security Instrument, the Assignment of Construction and Development Documents, the Assignment of Management Agreement, the Financing Statements and any other documents securing the Loan. The Collateral Documents do not secure the obligations of Guarantor under the Completion Guaranty, the Payment Guaranty, or the Environmental Indemnity Agreement (Unsecured).

“Commitment” means the amount set forth opposite each Lender’s name on Schedule 1.1, or if any assignment or transfer of a Commitment occurs in accordance with the terms hereof, the amount set forth in the Register. “Commitments” means the aggregate of every Commitment. Subject to the satisfaction of the Conditions for Mini Perm Loan, the Commitments will automatically be reduced to the outstanding principal balance of the Loan as of the first day of the Mini Perm Loan Period, and the Commitment of each Lender will reduce proportionately so as to retain the same Commitment Percentage.

“Commitment Adjustment” has the meaning set forth in Section 2.5(b).

“Commitment Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages are determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Completion Date” means the date on which Completion of Construction occurs, which date must in no event be later than the Required Completion Date.

“Completion Guaranty” means that certain Completion Guaranty, of even date herewith, given by Guarantor to Agent, for the benefit of Lenders, as the same may be amended, restated or otherwise modified from time to time.

“Complete”, “Completed”, “Completion” and “Completion of Construction” means that the conditions specified in Section 6.6(b) have been satisfied.

“Conditions for Mini Perm Loan” has the meaning set forth in Section 2.4(a).

“Conditions for Mini Perm Loan Extension” has the meaning set forth in Section 2.4(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Construction and Development Documents” means the Construction Contracts, the Architect’s Agreement, the Engineer’s Agreement, the Development Agreement, the Plans, the Governmental Approvals, and all other instruments, documents and rights relating to the design, construction and development of the Improvements, together with all exhibits and attachments thereto.

“Construction Contracts” means the General Construction Contract and the Major Subcontracts, together with all exhibits and attachments thereto.

“Construction Loan” means the Loan, prior to conversion to the Mini Perm Loan pursuant to the terms of this Agreement, if applicable.

“Construction Loan Period” means the period commencing as of the date of this Agreement and ending on the initial Expiration Date, which for purposes of clarification excludes the Mini Perm Loan Period and Mini Perm Loan Extension Period, if applicable.

“Contractor” means Rimrock Construction, LLC, a Utah limited liability company, or such other contractor as may be approved in writing by Agent prior to Borrower’s engagement of such other contractor.

“Contractor Fee” means the fee to be paid by Borrower to Contractor in accordance with the terms of the General Construction Contract.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Corresponding Amount” has the meaning set forth in Section 2.5(a).

“Covered Entity” means (a) Borrower, each of Borrower’s subsidiaries, Guarantor and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Cure Advance” means funds delivered by a Defaulting Lender to Agent to cure such Defaulting Lender’s default, in an amount equal to the applicable Delinquent Advance plus interest accrued at the Delinquent Rate from the date Agent funded the Required Advance to the earlier of (a) the date Borrower refunds a Delinquent Advance, or (b) the date of the Cure Advance.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by Agent by dividing (a) the Published Rate by (b) a number equal to one (1.00) minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Daily LIBOR Rate Spread” means one hundred ninety (190) basis points (1.90%). “Date Down Endorsement” means a date down or other endorsement to the Title Insurance Policy acceptable to Agent, or other evidence satisfactory to Agent, confirming (a) a continuing title insured first mortgage lien on the Project containing no exception other than Permitted Encumbrances, and (b) that the Title Insurance Policy insures the priority of the Lien of the Security Instrument in the amount of all disbursements made pursuant to this Agreement.

“Debt Service” means the greater of the following, each as calculated by Agent on an annualized basis: (a) the sum of (i) the actual amount of interest paid under the Loan during the twelve (12) month period ending on the applicable DSCR Test Date, and (ii) scheduled Amortization Payments payable during the twelve (12) month period commencing on the applicable DSCR Test Date; or (b) an amount equal to twelve (12) level monthly payments (principal and interest) assuming full amortization of the Commitments in accordance with a thirty (30)-year mortgage-style amortization schedule, assuming an interest rate per annum equal to the greater of (i) the then prevailing rate on United States Treasury notes, with a maturity of ten (10) years, plus one and three-quarters percent (1.75%), and (ii) five and one-half percent (5.50%).

“Debt Service Coverage Ratio” means the ratio, as of the applicable DSCR Test Date, of NOI to Debt Service.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means the lesser of (a) the interest at a rate per annum that is four percent (4.00%) in excess of the rate or rates otherwise in effect under this Agreement and (b) the Maximum Legal Rate.

“Defaulting Lender” means, subject to Section 2.7, (a) any Lender that (i) has failed to fund all or any portion of its portion of the Loan when required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, must be specifically identified in such writing) has not been satisfied; (ii) has failed to pay to Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due; (iii) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund its portion of the Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, must be specifically identified in such writing or public statement) cannot be satisfied); (iv) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by Agent and Borrower); (v) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, or (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; or (vi) has sold, assigned, transferred, pledged or participated all or any portion of its Commitment, except in accordance with the terms and conditions set forth in Section 11.9; or (b) any entity that has purchased or otherwise acquired all or any portion of a Lender’s Commitment, excluding any purchase or acquisition in accordance with the terms and conditions set forth in Section 11.9.

“Delinquency Amount” means a Defaulting Lender’s undisbursed Commitment, including any Delinquent Advance.

“Delinquency Notice” has the meaning set forth in Section 2.5(b).

“Delinquent Advance” means a Required Advance not made available to Agent by 1:00 p.m. on any Borrowing Date.

“Delinquent Rate” means (a) the Overnight Bank Funding Rate for the first three (3) Business Days after the date such interest begins to accrue, and (b) the applicable interest rate with respect to such portion of the Loan after the end of such three (3) Business Day period.

“Development Budget” means the development budget attached hereto as Schedule 8.17.

“Disbursement” means a disbursement of Loan proceeds pursuant to the terms and conditions of this Agreement and the other Loan Documents.

“Disbursement Request” means any request for proceeds of the Loan in accordance with Article 6.

“Distribution Conditions” means (a) Completion of Construction has occurred; (b) all Disbursements (including, but not limited to, those for tenant improvements or allowances, if applicable, and any interest payments) have been made or are no longer available to Borrower, as evidenced by Borrower’s written acknowledgment thereof; (c) no Event of Default or Potential Default exists; and (d) as of the most recent DSCR Test Date, the Project has achieved a Debt Service Coverage Ratio of no less than 1.25:1.00, as evidenced by the delivery of a DSCR Compliance Certificate.

“Dodd-Frank” means, collectively, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.

“Dollar”, “Dollars”, “U.S. Dollar” and the symbol “$” means lawful money of the United States of America.

“DSCR Compliance Certificate” means a certificate in the form attached hereto as Exhibit 2.4(a)(v), to be delivered by Borrower to Agent as and when required by this Agreement.

“DSCR Test Date” means (a) for purposes of satisfying the Conditions for Mini Perm Loan, March 31, 2023, (b) for purposes of satisfying the Conditions for Mini Perm Loan Extension, March 31, 2024, (c) for purposes of Section 4.16, each June 30th and December 31st (and, if a Cash Flow Sweep then exists, each September 30th and March 31st) during the term of the Loan, commencing with June 30, 2023, and (d) for purposes of satisfying the Distribution Conditions or the Recourse Burn Off Conditions (as defined in the Payment Guaranty), the last day of the calendar quarter most recently ended for which financial information is sufficient and available to calculate the Debt Service Coverage Ratio.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Elected Share” means, with respect to each Electing Lender, an amount equal to the Delinquency Amount multiplied by such Electing Lender’s Elected Share Ratio.

“Elected Share Ratio” means the ratio an Electing Lender’s existing Commitment bears to the aggregate of the existing Commitments of all Electing Lenders.

“Electing Lender” means a Non-Defaulting Lender who delivers an Election Notice.

“Election Notice” means an irrevocable notice in writing from a Non-Defaulting Lender to Agent, Lenders and Borrower that such Lender commits to fund a Delinquent Advance and assume the applicable Defaulting Lender’s obligations with respect to advancing the remaining undistributed portion of such Defaulting Lender’s Commitment pursuant to Section 2.5(b).

“Election Period” means the twenty (20) day period commencing on the date of any Delinquency Notice.

“Electronic Format” means any document delivered by electronic mail or by setting forth such notice on a site on the World Wide Web if notice of such website posting (including the information necessary to access such website) has previously been delivered to the applicable parties hereto by another means set forth in this Agreement, in any format Agent is capable of receiving and opening or reading (in all cases in Agent’s sole determination).

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date is the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it is the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Assignee” means (a) Agent, any Lender or any of their respective direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) an Approved Fund; and (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of a merger or sale of substantially all the assets of such Agent or Lender or sale of a portfolio of loans which include the Loan.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Emergency Fundings” has the meaning set forth in Section 9.14.

“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA.

“Engineer” means Anderson Wahlen & Associates, Inc., or such other substitute, replacement or additional engineer as may be approved by Agent in writing prior to Borrower’s engagement of such other substitute, replacement or additional engineer.

“Engineer’s Agreement” means the certain AIA Standard Form of Agreement between Owner and Consultant, dated March 15, 2017, between Engineer and Borrower relating to the furnishing of engineering services by Engineer with respect to the Project, together with all exhibits and attachments thereto, as the same may be amended, restated or otherwise modified from time to time in accordance with this Agreement.

“Environmental Indemnity Agreement” means, collectively, the Environmental Indemnity Agreement (Secured) and the Environmental Indemnity Agreement (Unsecured).

“Environmental Indemnity Agreement (Secured)” means that certain Environmental Indemnity Agreement of even date herewith from Borrower to Agent, for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Environmental Indemnity Agreement (Unsecured)” means that certain Environmental Indemnity Agreement of even date herewith from Guarantor to Agent, for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Environmental Laws” has the meaning set forth in the Environmental Indemnity Agreement.

“Equity Contribution” means Borrower’s contribution toward the total costs of the Project in an amount no less than Thirty-One Million Six Hundred Sixty-Nine Thousand Five Hundred Eight Dollars ($31,669,508), which contribution shall include Borrower’s land equity in an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” means, at any time, all corporations, trades, or businesses (whether or not incorporated) under common Control with any Borrower and/or Guarantor as determined under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Event of Default” or “Events of Default” has the meaning set forth in Section 10.1.

“Excess Cash Flow” means (as calculated on a cash basis and without duplication), (a) all rental income and other revenue (other than insurance proceeds derived from casualty or condemnation awards and security deposits) from the Project actually received by Borrower during the applicable period, minus (b) the Actual Operating Expenses incurred by Borrower with respect to the Project during the applicable period, minus (c) all principal and interest payments paid by Borrower with respect to the Loan during the applicable period.

“Excess Cash Reserve Account” means an interest-bearing blocked account with Agent in the name of Borrower, into which Excess Cash Flow shall be deposited as and when required under Section 4.16.

“Excluded Hedge Liability” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition applies only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap

Obligation will constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability with respect to each such Person will only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; and (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to its interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.15(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” means any one or more of those schedules and exhibits attached hereto and made a part hereof.

“Expiration Date” means, the earlier of (a) May 15, 2023; provided, however, that if Borrower satisfies the Conditions for the Mini Perm Loan or Conditions for the Mini Perm Loan Extension, the Expiration Date shall mean the last day of the Mini Perm Loan Period or the Mini Perm Loan Extension Period, as applicable; and, (b) if the Loan is accelerated pursuant to this Agreement, the date of acceleration.

“FATCA” means as of the date of this Agreement Sections 1471 through 1474 of the Internal Revenue Code, and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.

“Financing Statements” means the financing statements which Agent may from time to time require in order to perfect the security interest granted to Agent in and to the Collateral described in the Security Instrument, the other Collateral Documents and this Agreement pursuant to the applicable Uniform Commercial Code.

“Flood Laws” means all applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994.

“Force Majeure Event” means the occurrence of any one or more of the following events: (a) a strike or labor dispute, (b) a riot, civil disturbance, insurrection, war, or act of a public enemy, (c) inclement weather, (d) governmental closure, preemption or moratorium, (e) a court or administrative or other governmental order directing that construction of the Improvements be stopped or delayed which does not result from an act or omission by Borrower (but in no event shall any act or omission of a contractor, architect, engineer or other professional be attributed to Borrower), (f) casualty at the job site, (g) an act of terrorism directed at the Project and (h) any act of God.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, or (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“General Construction Contract” means that certain Standard Form of Agreement between Owner and Contractor where the basis for payment is the Cost of the Work Plus a Fee with a Contractor’s Guaranteed Maximum Price (GMP), dated October 31, 2019, between Borrower and Contractor, together with all exhibits and attachments thereto, as the same may be amended, restated or otherwise modified from time to time in accordance with this Agreement.

“General Contractor’s Consent” means a consent in the form attached hereto as Exhibit 6.4(C)-1, fully executed by Contractor and delivered to Agent pursuant to Exhibit 6.4(A).

“Governmental Approvals” means all consents, licenses, permits and all other authorizations or approvals required by any Official Body, including all agreements entered into with any Official Body, with respect to the development, construction, completion, use and occupancy of the Land and Improvements.

“Guaranties” means one or more of (a) the Completion Guaranty, and (b) the Payment Guaranty.

“Guarantor” means Cottonwood Residential II, Inc., a Maryland corporation.

“Guarantor Compliance Certificate” means the semiannual certificate that Guarantor is required to deliver pursuant to the Payment Guaranty.

“Guarantor Financial Covenants” has the meaning set forth in the Payment Guaranty.

“Guaranty” means any obligation of any Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly,

including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Hazardous Substances” has the meaning set forth in the Environmental Indemnity Agreement.

“Historical Statements” has the meaning set forth in Section 8.8(a).

“HVCRE” means High Volatility Commercial Real Estate pursuant to Basel III and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.

“Impositions” means all (a) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges and all other governmental charges and any interest or costs or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time may be assessed, levied or imposed upon the Land or the Improvements, or the rent or income received therefrom, or any use or occupancy thereof; (b) charges for any easement or agreement maintained for the benefit of the Land and Improvements; and (c) other taxes, assessments, fees and governmental charges levied, imposed or assessed upon or against Borrower or any of its properties.

“Improvements” means all buildings, structures and improvements of every kind and description now or hereafter constructed or placed on the Land in accordance with the Plans, to include a “Class A” 254-unit multifamily community, and all site, highway, access, parking, utility, drainage and other improvements required in accordance with the Governmental Approvals.

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (c) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (d) obligations under any Interest Rate Hedge or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (e) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due); or (f) any Guaranty of Indebtedness for borrowed money.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 11.3(b).

“Information” means all information designated confidential and received from Loan Parties or any of their Related Parties relating to such Person or any of such Person’s businesses, other than any such information that becomes publicly available other than as a result of a breach of Section 11.10 of this Agreement or becomes available to Agent, and Lender or any of their respective Affiliates on a non-confidential basis; provided that, in the case of information received from Borrower or any Related Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Initial Construction Disbursement” means the Disbursement to be made upon the fulfillment of the conditions set forth in Section 6.5.

“In-Occupancy” means, with respect to a tenant under a Lease, that such tenant is (a) physically in occupancy of the premise covered by its Lease and (b) not in default under its Lease.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, an action or proceeding with respect to such Person (i) before any court or any other Official Body under any Debtor Relief Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any such Person or otherwise relating to the liquidation, dissolution, winding up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets of creditors, or other similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors undertaken under any Law.

“Inspecting Architect” means EMG Corp., or such other Person or entity as Agent may designate from time to time (a) to inspect the construction of the Improvements; (b) to review the Plans, drawings, sketches, specifications, reports, modifications, change orders and the like; (c) to certify that the construction of the Improvements has been Completed in accordance with the Plans; and (d) to perform other related services with respect thereto.

“Insurance Policy” has the meaning set forth in Section 4.5(a).

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by Borrower in order to provide protection to, or minimize the impact upon, Borrower of increasing floating rates of interest applicable to Indebtedness.

“Interim Statements” has the meaning set forth in Section 8.8(a).

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“IRS” means the Internal Revenue Services.

“Land” means the real property upon which the Improvements are to be constructed and which is owned in fee simple by Borrower, consisting of approximately 1.73 acres and identified in Exhibit A to the Security Instrument, together with all rights, title and interests of Borrower in and to all easements, rights and privileges benefiting such real property and all other real property interests described in the Security Instrument.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“Lease” has the meaning set forth in the Security Instrument.

“Lender” means each Person listed on Schedule 1.1 and their respective successors and assigns as permitted hereunder. For any Loan Document that provides for the granting of a security interest or other Lien to Lenders or to Agent as security for the Obligations, “Lender” includes any Affiliate of a Lender to which such Obligation is owed.

“LIBOR Reserve Percentage” means as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan” means collectively the loans made by Lenders to Borrower pursuant to this Agreement, in the maximum aggregate principal amount not to exceed Forty-Four Million Six Hundred Twenty-Five Thousand Dollars ($44,625,000), as said Loan may from time to time be amended or refinanced in accordance herewith.

“Loan Documents” means, collectively, this Agreement, the Notes, the Payment Guaranty, the Completion Guaranty, the Collateral Documents, the Environmental Indemnity Agreement, any PNC-Provided Interest Rate Hedge, any Assignment and Assumption and all other documents, instruments, certificates and agreements made in connection with the Loan by any Loan Party in favor of Agent or any Lender or by and between any Loan Party and Agent or any Lender.

“Loan Party” or “Loan Parties” means, singularly or collectively, as the context may suggest or require, Borrower and Guarantor.

“Major Subcontractors” means all subcontractors under Major Subcontracts.

“Major Subcontracts” means any subcontracts under the General Construction Contract which provide for aggregate payments in excess of One Million Dollars ($1,000,000).

“Management Agreement” means the management agreement to be entered into by and between Manager and Borrower with respect to the management of the Project in accordance with the provisions and conditions of this Agreement, as the same may be amended, restated or replaced from time to time in accordance with the terms and conditions of Section 4.26.

“Manager” means Cottonwood Capital Property Management II, LLC, a Delaware limited liability company, or any replacement property manager engaged by Borrower in accordance with the terms and conditions of Section 4.26.

“Material Adverse Effect” means any set of circumstances or events which (a) has caused or could result in liability, loss or expense to Borrower in excess of Two Million Dollars ($2,000,000); (b) reasonably expected to prevent Borrower or Guarantor from performing its material obligations under any Loan Document to which it is a party; or (c) has caused or is reasonably expected to result in a material adverse change regarding the validity or enforceability of any Loan Document.

“Maximum Legal Rate” means the highest rate of interest that lenders may charge borrowers under applicable Law.

“Minimum Debt Service Coverage Ratio” means 1.25:1.00.

“Mini Perm Loan” has the meaning set forth in Section 2.4(a).

“Mini Perm Loan DSCR Requirement” means the Debt Service Coverage Ratio is not less than 1.25:1.00, as measured as of the applicable DSCR Test Date.

“Mini Perm Loan Extension Loan Fee” means the amount that is equal to twenty-five (25) basis points (0.25%) of the aggregate amount of the Commitments at the Mini Perm Loan Extension Period Commencement Date.

“Mini Perm Loan Extension Option” has the meaning set forth in Section 2.4(b).

“Mini Perm Loan Extension Period” has the meaning set forth in Section 2.4(b).

“Mini Perm Loan Extension Period Commencement Date” means the date of the commencement of the Mini Perm Loan Extension Period, such date being the day immediately following the last day of the Mini Perm Loan Period, provided the Conditions for the Mini Perm Loan Extension have been satisfied.

“Mini Perm Loan Fee” means the amount that is equal to twenty-five (25) basis points (0.25%) of the aggregate amount of the Commitments at the Mini Perm Loan Period Commencement Date.

“Mini Perm Loan LTV Requirement” means that the outstanding principal amount of the Loan does not exceed sixty percent (60%) of the Appraised Value “as is”.

“Mini Perm Loan Option” has the meaning set forth in Section 2.4(a).

“Mini Perm Loan Period” has the meaning set forth in Section 2.4(a).

“Mini Perm Loan Period Commencement Date” means the date of the commencement of the Mini Perm Loan Period, such date being the day immediately following the last day of the Construction Loan Period, provided the Conditions for the Mini Perm Loan have been satisfied.

“Minor Change Orders” means changes in the Improvements, the Plans or the other Construction and Development Documents which do not modify the scope or overall quality of the Project or involve extensions of time of the Required Completion Date under the General Construction Contract and the performance of which costs less than Five Hundred Thousand Dollars ($500,000) each or Three Million Dollars ($3,000,0000) in the aggregate.

“NOI” means, as of the applicable DSCR Test Date, Adjusted Operating Revenue minus Adjusted Operating Expenses.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 11.1, and (b) has been approved by Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender.

“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify on the applicable Eligibility Date as an Eligible Contract Participant.

“Notes” means, collectively, and “Note” means, separately, (a) those certain Secured Promissory Notes, dated as of the date hereof, each made by Borrower and payable to the order of a Lender, in the aggregate amount of the Loan, (b) any replacement notes issued to any Lender in connection with a future assignment of an interest in the Loan, and (c) any Substitute Notes, in each case as the same may be amended, restated, extended, renewed, replaced or otherwise modified from time to time.

“Obligations” means all obligations, Indebtedness and liabilities of any Loan Party to Agent or any Lender or their respective Affiliates, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, secured or unsecured, whether as guarantor or surety, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, or any other Loan Document, including, without limitation, any post- petition interest and/or advances and any PNC Provided Interest Rate Hedge Liabilities; provided, however, notwithstanding anything in the foregoing to the contrary, the Obligations do not and will not include any Excluded Hedge Liabilities and any obligations of Guarantor under the Payment Guaranty, the Completion Guaranty and the Environmental Indemnity Agreement (Unsecured), and any other agreements entered into by Guarantor with, or in favor of, Agent.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or Basel or any successor or similar authority to any of the foregoing).

“Organizational Documents” means a Loan Party’s partnership agreement, partnership certificate, articles of incorporation, bylaws, certificate of incorporation, articles of organization, operating agreement, declaration of trust or other formation documents, as the same may be amended in accordance with this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, excluding connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made (a) pursuant to any Loan Document; (b) from the execution, delivery, performance, enforcement or registration of, any Loan Document; or (c) from the receipt or perfection of a security interest or otherwise with respect to any Loan Document, including Other Connection Taxes related to an assignment made pursuant to Section 3.15 but excluding Other Connection Taxes imposed with respect to any other assignment.

“Overnight Bank Funding Rate” means, for any day, the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to Borrower.

“Participant” has the meaning set forth in Section 11.9(d).

“Participant Register” has the meaning set forth in Section 11.9(d).

“Payment Guaranty” means that certain Payment, Carry and Limited Guaranty Agreement, dated of even date herewith, given by Guarantor to Agent, for the benefit of Lenders, as the same may be amended, restated, or otherwise modified from time to time.

“Permitted Encumbrances” means:

(a)    all exceptions disclosed in the Title Insurance Policy;

(b)    the Liens, assignments and security interests in favor of Agent pursuant hereto and to the Collateral Documents;

(c)    easements, restrictions, encumbrances and other matters described in and permitted to exist under the terms of the Security Instrument;

(d)    such other matters as may be expressly consented to in writing by Required Lenders; and

(e)    Liens for real estate taxes on the Land and Improvements not yet due and payable.

“Permitted Transfer” has the meaning set forth in Section 5.14(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

“Plan Assets” means “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Plans” means the final plans and specifications for the construction and equipping of the Improvements, including all schematic and working drawings and designations of all manufacturers and model numbers of all equipment, and any Improvements to be constructed off of the Land, as approved by all necessary parties in accordance with this Agreement.

“Platform” has the meaning set forth in Section 11.5(d).

“PNC Bank” means PNC Bank, National Association, its successors and assigns.

“PNC Provided Interest Rate Hedge” means an Interest Rate Hedge which is provided by PNC Bank that is (a) documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.

“PNC Provided Interest Rate Hedge Liabilities” means the liabilities owing to PNC Bank by any Loan Party that is party to a PNC Provided Interest Rate Hedge. PNC Provided Interest Rate Hedge Liabilities, for purposes of this Agreement and all other Loan Documents are “Obligations” of such Person are a part of the “Obligations” guaranteed by the Payment Guaranty (subject to the terms thereof), and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such

Person. The Liens securing the PNC Provided Interest Rate Hedge Liabilities will be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.2.

“Post-Foreclosure Entity” has the meaning set forth in Section 9.14.

“Post-Foreclosure Plan” has the meaning set forth in Section 9.14.

“Potential Default” means an event or condition which would eventually constitute an Event of Default, but (a) any applicable grace period to correct such event or condition has not expired, or (b) any applicable notice has been issued under the Loan Documents and an applicable cure period to correct such event or condition has not expired without a cure.

“Principal Office” means the main banking office of Agent in Pittsburgh, Pennsylvania, or such other office designated by Agent.

“Prior Security Interest” means a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Permitted Encumbrances.

“Pro Forma Operating Expenses” means annual operating expenses set forth in the most recent Appraisal of the Project obtained by Agent.

“Project” means the Land and Improvements.

“Project Account” means the account of Borrower maintained with Agent for the purpose of disbursement of funds with respect to the Loan and the deposit of all revenues received by Borrower from the operation of the Project.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate will be the Eurodollar rate for a one month period as published in another publication selected by Agent).

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding Ten Million Dollars ($10,000,000), or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Recipient” means (a) Agent and (b) any Lender, as applicable.

“Register” has the meaning set forth in Section 11.9(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Advance” means the share of a Disbursement to be funded by each Lender in accordance with the provisions of Section 6.1.

“Required Completion Date” means May 15, 2022. The Required Completion Date is subject to extension, day-for-day, (a) to the extent of any delay caused by the occurrence and continuance of a Force Majeure Event; provided, however, that in no event will the Required Completion Date be extended beyond November 15, 2022, or (b) to the extent of any delay caused by Lender’s failure to make Disbursements in violation of this Agreement following Borrower’s satisfaction of each of the conditions for Disbursement herein.

“Required Lenders” means (a) if there are one or two Lenders, all Non-Defaulting Lenders; and (b) if there are three or more Lenders, the Non-Defaulting Lenders who have in the aggregate at least sixty six and two thirds percent (66.67%) of either (i) the total Commitments of all Non-Defaulting Lenders, or (ii) in the event the Commitments have been terminated, the aggregate outstanding Loans of all Non-Defaulting Lenders.

“Resignation Effective Date” has the meaning set forth in Section 9.6(a).

“Retainage” means the retainage with respect to certain construction costs of the Improvements as provided in Section 6.6.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Security Instrument” means that certain Construction Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof, from Borrower to the trustee named therein, for the benefit of Agent, for its benefit and for the benefit of Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent liabilities and other commitments as they mature or as they otherwise are due and payable in the normal course of business, and (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

“Subsequent Disbursement” has the meaning set forth in Section 6.5.

“Substitute Note” has the meaning set forth in Section 2.5(e).

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a PNC Provided Interest Rate Hedge.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any tenant, subtenant, lessee or licensee under any Lease.

“Title Insurance Company” means Fidelity National Title Insurance Company, or such other title insurer acceptable to Agent.

“Title Insurance Policy” means a title insurance policy purchased for Agent by Borrower at Borrower’s sole cost and expense, insuring the Lien of the Security Instrument as a first Lien on fee simple title to the Land and Improvements, together with all appurtenances thereto in the principal sum secured by the Security Instrument and the portions of the Loan advanced from time to time, which policy must, to the extent available in the applicable jurisdiction, include such endorsements as Agent may require, and coverage against mechanics’ lien claims for all Disbursements through the latest disbursement, subject only to exceptions as may be approved in writing by Agent from time to time, if any, and issued by the Title Insurance Company on the ALTA Loan Title Insurance Policy 6/17/06 form or such other form designated by Agent.

“Transfer” means any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either voluntary, involuntary, directly or indirectly, by operation of law or otherwise.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in each applicable jurisdiction.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.

“U.S.” means the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voluntary Prepayment” means any payment made in compliance with the terms and conditions set forth in Section 3.9.

“Withholding Agent” means any Loan Party and Agent.

1.2    Interpretation/Construction. Unless otherwise set forth in this Agreement or any other Loan Document, the following rules of construction apply to this Agreement and each other Loan Document:

(a)    references to the plural include the singular, the part and the whole, and the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”;

(b)    the words “hereof”, “herein”, “hereunder”, “hereto” and similar terms used in any Loan Document refer to such Loan Document as a whole;

(c)    article, section, subsection, clause, schedule and exhibit references are to this Agreement, unless otherwise specified;

(d)    reference to any Person includes such Person’s successors and assigns as may be permitted by the Loan Documents;

(e)    reference to any agreement, document or instrument means such agreement, document or instrument as amended, restated or replaced hereafter in accordance with the provisions thereof and of this Agreement;

(f)    relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding”, and “through” means “through and including”;

(g)    the words “asset” and “property” are construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(h)    the Table of Contents, section headings, and captions of the articles, schedules and exhibits of each Loan Document are included for convenience only and do not affect Loan Document construction or interpretation;

(i)    unless otherwise specified, all references herein to times of day are references to prevailing Eastern Time;

(j)    references to a Person’s successors and assigns mean only such successors and assigns as are permitted by the Loan Documents;

(k)    any reference to a Law means as such Law may be amended or supplemented from time to time, and any successor Law and related rules and regulations thereunder, as may be from time to time in effect; and

(l)    all Agent determinations are deemed to have been made in good faith and are conclusive absent manifest error.

1.3    Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement must be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms mean as defined by GAAP; provided, however, that all accounting terms and related definitions used in Exhibit 7.2 have the meanings given to such terms and definitions under GAAP as in effect on the Effective Date applied on a basis consistent with those used in preparing Historical Statements referred to in Section 8.8.

2.        AGREEMENT TO BORROW AND LEND

2.1    Agreement to Borrow and Lend. Subject to the terms, provisions and conditions hereof and in reliance on the representations and warranties set forth herein, each Lender severally but not jointly agrees to lend to Borrower such Lender’s Commitment.

2.2    The Notes. The Loan is evidenced by the Notes and bears interest calculated and payable as provided in Article 3. The unpaid amounts of the Loan, as set forth on the books and records of Agent or other holder of the Notes maintained in the ordinary course of business, will be presumptive evidence of the principal amount thereof owing and unpaid, absent manifest error, but the failure to record any such amount on the books and records will not limit or affect the obligations of Borrower hereunder or under the Notes to make payments of principal and interest on the Loan when due.

2.3    Term. The term of the Loan commences on the Closing Date and terminates on the Expiration Date.

2.4    Mini Perm Loan and Mini Perm Loan Extension

(a)    Borrower shall have the option (the “Mini Perm Loan Option”) to convert the Construction Loan to a mini permanent loan (the “Mini Perm Loan”) for a term of twelve (12) months commencing on the Mini Perm Loan Period Commencement Date and ending on May 15, 2024 (the “Mini Perm Loan Period”), provided that Agent determines, in its reasonable discretion, that Borrower has timely satisfied the following conditions for conversion to the Mini Perm Loan (collectively, the “Conditions for Mini Perm Loan”):

(i)    Borrower has notified Agent in writing of Borrower’s intention to exercise the Mini Perm Loan Option, which notice shall be in the form attached hereto as Exhibit 2.4(a)(i), not later than sixty (60) days and not sooner than one hundred twenty (120) days prior to the last day of the Construction Loan Period;

(ii)    as of the last day of the Construction Loan Period, no Potential Default or Event of Default exists;

(iii)    lien free Completion of Construction has occurred;

(iv)    Borrower has paid Agent the Mini Perm Loan Fee in good funds and has reimbursed Agent for any costs or expenses incurred by Agent in connection with the Loan or the exercise of the Mini Perm Loan Option;

(v)    as of the last day of the Construction Loan Period, Guarantor is in compliance with the Guarantor Financial Covenants, as evidenced by the delivery of a Guarantor Compliance Certificate;

(vi)    the Mini Perm Loan LTV Requirement is satisfied, determined by an Appraisal with a valuation date not earlier than one hundred fifty (150) days prior to the last day of the Construction Loan Period (ordered by Agent independently, or, if not previously ordered, then ordered by Agent at Borrower’s request), or Borrower makes a Voluntary Prepayment in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the Mini Perm Loan LTV Requirement is satisfied;

(vii)    as of the applicable DSCR Test Date, the Mini Perm Loan DSCR Requirement is satisfied, as evidenced by the delivery of a DSCR Compliance Certificate, or Borrower makes a Voluntary Prepayment in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the Mini Perm Loan DSCR Requirement is satisfied;

(viii)    Agent has received a Date Down Endorsement or other endorsement to its Title Insurance Policy in form approved by Agent insuring the priority of the Lien of the Security Instrument in the amount of all Disbursements and containing no exceptions other than Permitted Encumbrances; and

(ix)    the Certificate of Occupancy has been duly issued, and Agent has received a copy thereof.

If Borrower makes a Voluntary Prepayment for purposes of satisfying the conditions in clause (vi) and/or (vii) above, any amounts repaid may not be re-borrowed. Any unfunded Commitment will be permanently cancelled as of the last day of the Construction Loan Period.

(b)    If Borrower has converted the Construction Loan to the Mini Perm Loan pursuant to Section 2.4(a) above, Borrower shall have the additional option (the “Mini Perm Loan Extension Option”) to extend the Mini Perm Loan Period for a term of twelve (12) months, commencing on the date that immediately follows the last day of the Mini Perm Loan Period and ending on May 15, 2025 (the “Mini Perm Loan Extension Period”), provided that Agent determines, in its sole discretion, that Borrower has timely satisfied the following conditions for extension of the Mini Perm Loan (collectively, the “Conditions for Mini Perm Loan Extension”):

(i)    Borrower has notified Agent in writing of Borrower’s intention to exercise the Mini Perm Loan Extension Option, which notice shall be in the form attached hereto as Exhibit 2.4(a)(i), not later than sixty (60) days and not sooner than one hundred twenty (120) days prior to the last day of the Mini Perm Loan Period;

(ii)    as of the last day of the Mini Perm Loan Period, no Event of Default or Potential Default exists;

(iii)    Borrower has paid Agent the Mini Perm Extension Loan Fee in good funds and has reimbursed Agent for any costs or expenses incurred by Agent in connection with the Loan or the exercise of the Mini Perm Loan Extension Option;

(iv)    as of the last day of the Mini Perm Loan Period, Guarantor is in compliance with the Guarantor Financial Covenants, as evidenced by the delivery of a Guarantor Compliance Certificate;

(v)    as of the applicable DSCR Test Date, the Mini Perm Loan DSCR Requirement is satisfied, as evidenced by the delivery of a DSCR Compliance Certificate, or Borrower makes a Voluntary Prepayment or causes funds on deposit in the Excess Cash Reserve Account in an amount necessary to reduce the outstanding principal balance of the Loan to be applied to the point where the Mini Perm Loan DSCR Requirement is satisfied; and

(vi)    Agent has received a Date Down Endorsement or other endorsement to its Title Insurance Policy in form approved by Agent insuring the priority of the lien of the Security Instrument in the amount of all Disbursements and containing no exceptions other than Permitted Encumbrances.

If Borrower makes a Voluntary Prepayment (which for purposes hereof includes application of funds in the Excess Cash Reserve Account as contemplated above), for purposes of satisfying the condition in clause (v) above, any amounts repaid may not be re-borrowed.

(c)    Commencing with the first payment of interest due during the Mini Perm Loan Period, and continuing on the first Business Day of each calendar month thereafter (including during the Mini Perm Loan Extension Period), Borrower shall repay principal outstanding under the Loan in an amount equal to the principal amount due for such month (the “Amortization Payments”) according to a mortgage-style amortization schedule of the entire Commitment amount of the Loan over a thirty (30) year period with level monthly payments and a rate of interest of five and one-half percent (5.50%), as calculated by Agent on the last day of the Construction Loan Period.

(d)    Except as modified by this Section 2.4, the terms and conditions of this Agreement and the other Loan Documents, as modified and approved by Agent, shall remain unmodified and in full force and effect during the Mini Perm Loan Period and the Mini Perm Loan Extension Period, as applicable.

2.5    Availability of Funds; Defaulting Lender.

(a)    Each Lender is obligated to fund and make available to Agent a Required Advance on each proposed Borrowing Date. In reliance on each Lender’s obligation to fund Required Advances, Agent may in its sole discretion make available to Borrower an amount corresponding to each Lender’s pro rata share of the Disbursement (the “Corresponding Amount”). In the event a Lender does not make its Required Advance available to Agent by 1:00 p.m. on the day Agent funds a Disbursement, such Lender is a Defaulting Lender until such time as it cures its failure to fund pursuant to Section 2.7 and is not otherwise a Defaulting Lender.

(b)    Agent will notify each Non-Defaulting Lender and Borrower in writing of any Delinquent Advance (the “Delinquency Notice”). Each Non-Defaulting Lender has the right but not the obligation to fund a Delinquent Advance, provided that within the Election Period each Electing Lender delivers an Election Notice. If Agent receives more than one Election Notice within the Election Period, then each Electing Lender has committed to fund its Elected Share. If a Defaulting Lender fails to cure during the Election Period as provided in Section 2.7, then on the expiration of the Election Period, each Electing Lender’s Commitment automatically increases by such Electing Lenders’ Elected Share, and the Defaulting Lender’s Commitment is automatically and permanently reduced by the Delinquency Amount (a “Commitment Adjustment”). Agent will notify Borrower and each Lender in writing of any Commitment Adjustment. In the event of a Commitment Adjustment, (i) if a Corresponding Amount was not disbursed by Agent pursuant to Section 2.5(a), or was refunded by Borrower pursuant to subsection (c) below, Agent will notify Borrower and each Lender of the rescheduled date of the Delinquent Advance, which date will be no sooner than three (3) Business Days after the date of such notice; and (ii) if Agent has funded the Delinquent Advance pursuant to Section 2.5(a), and Borrower has not refunded the Delinquent Advance pursuant to subsection (c) below, then each Electing Lender will remit to Agent its Elected Share within three (3) Business Days of written request by Agent, and Agent will reimburse itself from such funds.

(c)    In the event that no Lender elects to fund the Delinquency Amount within the Election Period, then on the expiration of the Election Period, Agent will notify Borrower and each Lender in writing. In the event a Lender fails to fund its Required Advance but Agent has made a Corresponding Amount available to Borrower pursuant to subsection (a) above, (i) each other Lender must make its Required Advance available to Agent and (ii) Agent is entitled to recover the Defaulting Lender’s Corresponding Amount from Borrower, together with interest accrued at the Delinquent Rate from the date Agent funded the Defaulting Lender’s Corresponding Amount to the date Agent recovers such Corresponding Amount. Borrower’s failure to refund an advance within ten (10) days of such demand will constitute an Event of Default, notwithstanding anything to the contrary contained herein or in any other Loan Document. In the event a Lender fails to fund a Required Advance, there is no Electing Lender and Agent has not made the Corresponding Amount available to Borrower, then the obligation of any Non-Defaulting Lender to fund its Required Advance and any subsequent Disbursements is expressly conditioned on Borrower’s written commitment to fund from its own sources the entire Delinquency Amount and Agent’s receipt of evidence satisfactory in its sole discretion that Borrower and/or Guarantor have paid the Defaulting Lender’s Required Advance from their own funds.

(d)    Until all Obligations owed to Non-Defaulting Lenders have been satisfied in full, no Defaulting Lender is entitled to (i) its Commitment Percentage of any payment received by Agent; or (ii) the proceeds of any Collateral. Such Defaulting Lender will not be released from its obligations as a Lender hereunder or under any of the other Loan Documents without the prior written consent of Agent, Borrower and Non-Defaulting Lenders, such consent to be granted or denied in the sole and absolute discretion of each such party. Further, such Defaulting Lender hereby indemnifies, defends and holds harmless Agent, each Non-Defaulting Lender, and Borrower from any claims, losses, damages, expenses or costs incurred by Agent, Non-Defaulting Lenders, and/or Borrower as a result of said Defaulting Lender’s failure to comply with the requirements of this Agreement.

(e)    In connection with any Commitment Adjustment, Borrower hereby covenants and agrees that it will, promptly following the request of the Electing Lender(s), execute and deliver to each Electing Lender and the Defaulting Lender substitute notes in the form of the Notes (each a “Substitute Note”). Each Substitute Note must be in an amount equal to such Lenders’ adjusted Commitment, and must include the following statement:

“This Note is a substitute note as contemplated by Section 2.5(e) of the Construction and Mini Perm Loan Agreement, and it replaces and is in lieu of that certain note made by Borrower, dated                                                                                           to the order of                                      in the principal sum of $                                     .”

In connection with Borrower’s execution of Substitute Notes, Borrower will deliver to Agent evidence of the due authorization, execution and delivery of the Substitute Notes and any related documents as Agent may reasonably request. The execution and delivery of Substitute Notes is a condition precedent to any further Disbursements. Upon receipt of its Substitute Note, each of the Electing Lender(s) and the Defaulting Lender will return to Borrower any Note replaced by a Substitute Note, provided that the delivery of a Substitute Note to any Lender pursuant to this Section 2.5 will operate to void and replace the Note previously held by such Lender. Borrower, Agent and Lenders agree to execute any other modifications to the Loan Documents that Agent reasonably deems necessary or desirable in connection with any Commitment Adjustment.

2.6    Effect of a Defaulting Lender’s Failure to Make an Advance of Loan Proceeds.

(a)    Subject to a Defaulting Lender’s right to cure as provided in Section 2.7, a Defaulting Lender’s interest in the Loan Documents and any and all amounts due to such Defaulting Lender under the Loan Documents will be subordinate in lien priority and to the repayment of all amounts due at any time to Agent and Non-Defaulting Lenders under the Loan Documents. A Defaulting Lender is bound by any amendment, waiver or action taken or omitted to be taken by Agent and/or Non-Defaulting Lenders under any Loan Document.

(b)    Agent and Lenders confirm and agree that compliance by Borrower with its obligations and/or responsibilities under Section 2.5(c) will not in any way act to waive or release any rights and/or remedies which Borrower may have, whether at Law or in equity, against any Defaulting Lender which arise out of or in connection with such Defaulting Lender’s failure to fund the portion it is required to fund of any Disbursements in accordance with the terms, conditions, and provisions of this Agreement.

2.7    Cure by Defaulting Lender of Delinquent Advance.

(a)    A Defaulting Lender may cure a Delinquent Advance within the Election Period by remitting to Agent a Cure Advance. Agent will notify Borrower and Non-Defaulting Lenders of its receipt of a Cure Advance and (i) of the rescheduled date of the advance which will be no sooner than three (3) Business Days after such notice, if the Delinquent Advance has not been funded by Agent or has been refunded by Borrower; or (ii) of Agent’s intent to reimburse itself from funds received from the Cure Advance, if Agent funded the Delinquent Advance and Borrower has not refunded such advance. Notwithstanding any Cure Advance, a Lender is bound by any amendment to or waiver of any provision of any Loan Document, or any other action taken or omitted to be taken by Agent and/or Non-Defaulting Lenders while such Lender was a Defaulting Lender.

(b)    After the Election Period, Borrower, Agent and the Non-Defaulting Lenders may permit a Defaulting Lender to cure its default and become a Non-Defaulting Lender upon terms and conditions agreed to in writing by the parties to this Agreement.

2.8    Defaulting Lender Adjustments. Notwithstanding any other provision of this Agreement to the contrary, for so long as any Lender is a Defaulting Lender the following provisions apply:

(a)    The Commitment and outstanding Loans of such Defaulting Lender will not be included in determining whether Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1).

(b)    Except to the extent that any Electing Lender has elected to fund the Delinquency Amount within the Election Period, any payment or prepayment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender will be applied as determined by Agent: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, as Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, if so determined by Agent and Borrower, to be held as cash collateral in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.8(b) are deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

2.9    Certain Fees.

(a)    In connection with a Voluntary Prepayment of the Loan in full or a mandatory repayment of the Loan on the Expiration Date, Borrower shall pay to Agent, for the benefit of Lenders, an exit fee in the amount of Two Hundred Twenty-Three Thousand One Hundred Twenty-Five Dollars ($223,125) (the “Exit Fee”); provided, that, if (i) the Loan is repaid in full with proceeds of an agency financing (i.e., Fannie Mae, Freddie Mac, Ginnie Mae or FHA) originated by PNC Bank, or (ii) PNC Bank is unable to provide agency financing to refinance the Loan on terms equal to or better than those provided by another agency-financing originator, then the Exit Fee will be waived.

(b)    No Defaulting Lender is entitled to receive any Mini Perm Loan Fee, Mini Perm Loan Extension Loan Fee or other fee for any period during which that Lender is a Defaulting Lender.

3.        LOAN INTEREST RATES, PAYMENTS AND FEES

3.1    Interest Rate Options. Borrower will pay interest in respect of the outstanding unpaid principal amount of the Loan at the Daily LIBOR Rate plus the Daily LIBOR Spread, unless the Alternate Rate or the Default Rate otherwise applies pursuant to this Agreement, in which case Borrower will pay interest at the Alternate Rate or the Default Rate, as applicable, as required by this Agreement. Agent’s determination of interest rates and any change therein will, in the absence of manifest error, be conclusive and binding upon all parties hereto. If at any time the designated rate applicable to any portion of the Loan made by any Lender exceeds such Lender’s Maximum Legal Rate, the rate of interest on such Lender’s Loan is limited to such Lender’s Maximum Legal Rate.

3.2    Loan Requests. Borrower may request Agent to make Disbursements of the Loan by the delivery to Agent of a duly completed Disbursement Request in accordance with the procedures set forth in Section 6.1 of this Agreement below.

3.3    Default Interest and Late Payment Charge. To the extent permitted by Law, during the continuance of any Event of Default, interest will accrue on the entire principal amount then outstanding and all other sums due under the Loan at a rate per annum equal to the Default Rate. The Default Rate accrues before and after any judgment has been entered. In addition, Borrower will pay upon demand by Agent a late payment charge equal to five percent (5.00%) of the amount of any payment due under the Loan, prior to maturity or acceleration, which is not received by Agent within ten (10) days after the date such payment is due; provided, however, the late payment charge described in this Section 3.3 shall not be due in connection with the failure to make the payment due on the Expiration Date. Borrower acknowledges that the increased interest rate and the late payment charge provided for herein reflect, among other things, the fact that the Loan has become a substantially greater credit risk given its default status and that Lenders are entitled to additional compensation for such risk and all such interest is payable by Borrower upon demand by Agent. Borrower also agrees and acknowledges that the Default Rate is a reasonable forecast of such additional compensation for anticipated and actual harm incurred by Agent and Lenders, and that such harm cannot be estimated with certainty or without difficulty. The Default Rate is imposed as liquidated damages for the purpose of defraying Lenders’ expenses incident to the handling of delinquent payments, but is in addition to, and not in lieu of, the exercise by Agent, of any rights and remedies hereunder, under the other Loan Documents or under applicable Law, and any fees and expenses of any attorneys or other professionals Agent may employ.

3.4    Daily LIBOR Rate Unascertainable. If, on any date on which the Daily LIBOR Rate would otherwise be determined, Agent determines (which determination shall be conclusive absent manifest error) that:

(a)    adequate and reasonable means do not exist for ascertaining such Daily LIBOR Rate, or

(b)    a contingency has occurred which materially and adversely affects the London interbank Eurodollar market relating to the Daily LIBOR Rate, then Agent will promptly notify Lenders and Borrower thereof and the outstanding principal and future advances will bear interest at the Base Rate plus the Alternate Rate Spread (the “Alternate Rate”).

If, on any date on which the Daily LIBOR Rate would otherwise be determined, any Lender determines (which determination shall be conclusive absent manifest error) that:

(c)    the making, maintenance or funding of any portion of the Loan at the Daily LIBOR Rate has been made impracticable or unlawful by compliance by any Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law),

(d)    the Daily LIBOR Rate will not adequately and fairly reflect the cost to any Lender of the establishment or maintenance of such portion of the Loan (provided, however, that any such determination shall not be arbitrary or capricious), or

(e)    after making commercially reasonable efforts, deposits of the relevant amount in Dollars are not available to any Lender with respect to such portion of the Loan, or to lenders generally, in the London interbank Eurodollar market, then the affected Lender must promptly notify Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and Agent will promptly send copies of such notice and certificate to the other Lenders and Borrower. As of the date specified in any such notice, the applicable portion of the Loan shall automatically bear interest at the Alternate Rate.

3.5    Successor Index.

(a)    If Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a)(i) the circumstances set forth in Section 3.4 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 3.4 have not arisen but the applicable supervisor or administrator (if any) of the London Interbank Offered Rate or a Governmental Authority having jurisdiction over Agent has made a public statement identifying the specific date after which the London Interbank Offered Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the London Interbank Offered Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then Agent may (in consultation with Borrower) choose a replacement index for the Daily LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in Daily LIBOR Rate-based interest rate in effect prior to its replacement.

(b)    Agent and Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 11.1), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to Lenders, unless Agent receives, on or before such tenth (10th) Business Day, a written notice from Required Lenders stating that such Lenders object to such amendment.

(c)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then- current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a Daily LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the Daily LIBOR Rate to the replacement index and (y) yield- or risk- based differences between the Daily LIBOR Rate and the replacement index.

(d)    Until an amendment reflecting a new replacement index in accordance with this Section 3.5 is effective, the Loan will continue to bear interest with reference to the Daily LIBOR Rate; provided, however, that if Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, the Loan shall thereafter bear interest at the Alternate Rate, until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

3.6    Payments. All payments and prepayments of principal, interest, any Mini Perm Loan Fee or Mini Perm Loan Extension Loan Fee, or other fees or amounts due from Borrower are payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, and without setoff, counterclaim or other deduction of any nature, and an action therefor will immediately accrue. Such payments will be made at the Principal Office to Agent in U.S. Dollars and in immediately available funds, and Agent will promptly distribute such amounts to Lenders in immediately available funds; provided that in the event Agent receives payments by 11:00 a.m., and such payments are not distributed to Lenders on the same day received by Agent, Agent will pay Lenders the Delinquent Rate with respect to the amount of such payments for each day held by Agent and not distributed to Lenders. Agent’s and each Lender’s statement of account, ledger or other relevant record will, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loan and other amounts owing under this Agreement and will be deemed an “account stated”.

3.7    Pro Rata Treatment of Lenders. All payments made in respect of principal, interest, the Mini Perm Loan Fee, the Mini Perm Loan Extension Loan Fee, other fees or other amounts due from Borrower hereunder to Lenders, excluding the Closing Fee, will be payable ratably among Lenders entitled to such payment in accordance with the Commitment Percentages of each Lender, except as may be otherwise provided herein.

3.8    Interest Payment Dates. Interest on the Loan is due and payable in arrears on the tenth (10th) day of each month after the date hereof and on the Expiration Date.

3.9    Voluntary Prepayments.

(a)    Borrower has the right at its option from time to time to prepay the Loan in whole or part on any Business Day without cost, premium or penalty, except as provided below or in Sections 2.9(a), 3.12(a) or 3.12(b).

(b)    Whenever Borrower desires to prepay the Loan, it must provide a prepayment notice to Agent by 1:00 p.m. setting forth (i) the Business Day on which the proposed prepayment is to be made, which must be no less than three (3) Business Days after the date of such prepayment notice; and (ii) the total principal amount of such prepayment, which may not be less than One Hundred Thousand Dollars ($100,000). All prepayment notices are irrevocable. The principal amount of the portion of the Loan for which a prepayment notice is given, together with interest on such principal amount, is due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Any prepayment hereunder is not subject to reborrowing.

(c)    Each Lender agrees that upon the occurrence of any event giving rise to increased costs under Section 3.12 or the suspension of the Daily LIBOR Rate pursuant to Sections 3.4(c), 3.4(d) or 3.4(e), or if any Lender requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 3.14, it will, if requested by Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any portion of the Loan affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such section. Nothing in this Section 3.9(c) will affect or postpone any of the obligations of any Loan Party or the rights of Agent or any Lender provided in this Agreement. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the requirement by any Lender to pay any such costs and expenses shall not be arbitrary or capricious.

3.10    Mandatory Prepayments.

(a)    Following the exercise of the Mini Perm Loan Option, Borrower shall make the Amortization Payments required in Section 2.4(c).

(b)    If not sooner paid, all amounts due and owing under any Loan Document are due and payable in full on the Expiration Date.

3.11    [Intentionally Omitted].

3.12    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law:

(i)    imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Daily LIBOR Rate);

(ii)    subjects any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto except (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes; or

(iii)    imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any portion of the Loan made by such Lender or any participation therein; and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, continuing or maintaining any portion of the Loan or of maintaining its obligation to make any portion of the Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, such additional amount or amounts as will compensate such Lender or other Recipient, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that a Change in Law affecting such Lender, any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or could have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company as a consequence of this Agreement to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then upon request of such Lender Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided, however, that any such Lender’s requirement for Borrower to pay such additional amount or amounts under this Section 3.12(b) shall not be arbitrary or capricious.

(c)    Certificates for Reimbursement. A certificate of a Lender delivered to Borrower and setting forth the amount or amounts necessary to compensate such Lender or its holding company pursuant to this Section 3.12 is conclusive absent manifest error, and Borrower will pay such Lender the amount shown as due within twenty (20) days after receipt of such certificate.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.12 does not constitute a waiver of such Lender’s right to demand such compensation.

3.13    [Intentionally Omitted].

3.14    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document must be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined by a Withholding Agent) requires the deduction or withholding of any Tax from any such payment by such Withholding Agent, then the Withholding Agent is entitled to make such deduction or withholding and will timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party is increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.14) the applicable Recipient receives an amount equal to the sum it could have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by Borrower. Loan Parties jointly and severally agree to timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law, or at Agent’s option, timely reimburse Agent for the payment of any such Other Taxes.

(c)    Indemnification by Loan Parties. Loan Parties jointly and severally indemnify each Recipient and agree to pay such Recipient within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes, including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.14, payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable related expenses, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to Borrower by Agent or a Lender (with a copy to Agent) is conclusive absent manifest error.

(d) Indemnification by Lenders. Each Lender severally indemnifies Agent for (i) any Indemnified Taxes attributable to such Lender, to the extent that any Loan Party has not already paid Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so; (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register; and (iii) any Excluded Taxes attributable to such Lender in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by Agent is conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to Lender from any other source against any amount due to Agent under this Section 3.14(d).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 3.14, such Loan Party must deliver to Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Loan Document will deliver to Borrower and Agent, at the time or times reasonably requested, such properly completed and executed documentation that will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender will deliver within twenty (20) days such other documentation reasonably requested by Borrower or Agent in order to determine if such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary herein, the completion, execution and submission of such documentation (excluding such documentation set forth in this Section 3.14(f) and subsections (ii)(A), (ii)(B) and (ii)(D) below) is not required if in such Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower:

A.    any Lender that is a U.S. Person must deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

B.    any Foreign Lender will, to the extent it is legally entitled to do so, deliver to Borrower and Agent on or prior to the date on which such Foreign Lender becomes a Lender and from time to time thereafter upon the reasonable request of Borrower or Agent, whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.14(f)(ii)B(3) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-81MY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.14(f)(ii)B(4)-(A) or Exhibit 3.14(f)(ii)B(4)-(B), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.14(f)(ii)B(4)-(C) on behalf of each such direct and direct partner.

C.    Any Foreign Lender will, to the extent it is legally entitled to do so, deliver to Borrower and Agent on or prior to the date on which such Foreign Lender becomes a Lender and from time to time thereafter upon the reasonable request of Borrower or Agent, executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

D.    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender must deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.14 (including by the payment of additional amounts pursuant to this Section 3.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 3.14(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 3.14(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.14(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 3.14 survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

3.15    Replacement of Lenders. So long as no Event of Default or Potential Default has occurred, if any Lender gives notice under Sections 3.12(a), 3.14(c), or 3.14(d); becomes subject to the Control of an Official Body, requests compensation under Section 3.12; or is a Defaulting Lender or a Non-Consenting Lender; or if Borrower is required to pay any Indemnified Taxes or additional amounts pursuant to Section 3.14 and, in each case, the applicable Lender has declined or is unable to designate a different lending office in accordance with Section 3.9(b), then Borrower may at its sole expense and upon notice to such Lender and Agent, require such Lender to assign and delegate without recourse and in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9, all of its interests, rights (other than its existing rights to payments pursuant to Section 3.12 or Section 3.14) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    Agent has been paid the Assignment Fee;

(b)    the assigning Lender has received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it by any party under this Agreement and the other Loan Documents;

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.12 or payments required to be made pursuant to Section 3.14, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Law; and

(e)    in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee must have consented to the applicable amendment, waiver or consent.

No Lender is required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, Agent may only be replaced subject to the requirements of Section 9.6.

3.16    Recourse. The Loan shall be full recourse to Borrower and all of its assets, whether now owned or hereafter acquired or in which Borrower otherwise has an interest, and all proceeds thereof. Except as to Guarantor as set forth in the Guaranties and the Environmental Indemnity Agreement (Unsecured), Agent and Lenders shall have no recourse against, nor shall there be any personal liability to, the partners or members of Borrower, or to any shareholders, members, partners, beneficial interest holders or any other entity or person in the ownership (directly or indirectly) of Borrower with respect to the obligations of Borrower under the Loan.

4.        AFFIRMATIVE COVENANTS

Loan Parties hereby covenant and agree that until the Obligations have been indefeasibly paid in full and all other obligations hereunder have been performed and discharged and all Commitments have terminated or expired, they will comply at all times with the following affirmative covenants:

4.1    Preservation of Existence, Etc.. Each Loan Party will maintain its legal existence (and no change is permitted thereto) as a limited liability company, limited partnership or corporation, as applicable, and its licenses or qualifications and good standings in the jurisdictions of its formation and, with respect to Borrower, where the Project is located.

4.2    Performance of Obligations; Payment of Liabilities. Borrower will duly pay, perform and discharge each of its liabilities and obligations (including the Obligations and all Impositions), promptly as and when the same become due and payable, and in any event prior to the date when any fine, late charge or other penalty for late payment may be imposed, except to the extent (a) such liabilities are being contested in good faith and by appropriate and lawful proceedings diligently conducted; (b) such failure to pay and discharge any such liabilities (i) could not reasonably be expected to result in fines, penalties, other similar liabilities or injunctive relief, and (ii) could not reasonably be expected to result in a Material Adverse Effect; and (c) Borrower has set aside reserves or made other appropriate provisions as may be required by GAAP with respect to such contested matters; and provided that Borrower will pay all such liabilities immediately upon the commencement of proceedings to foreclose any Lien which has attached as security for such liabilities.

4.3    Compliance with Laws. Each Loan Party will comply in all material respects with applicable Laws, provided that failure to comply with a Law is not a violation of this Section 4.3 so long as such failure could not result in fines, penalties, costs or other similar liabilities or injunctive relief, or a Material Adverse Effect.

4.4    Keeping of Records and Books of Account. Each Loan Party will maintain and keep proper records and books of account which enable such Loan Party to issue financial statements and reports in a form substantially consistent with the Historical Statements, Section 7.2 and as otherwise required by applicable Law, and in which full, true and correct entries will be made in all material respects of all its dealings and business and financial affairs.

4.5    Maintenance of Insurance.

(a)    Borrower will insure its properties and assets, including without limitation the Collateral, against loss or damage by insurable hazards with reputable and financially sound insurers, all as reasonably determined necessary or acceptable by Agent (each such insurance policy is an “Insurance Policy”). Borrower will ensure that each Insurance Policy complies with the requirements set forth on Exhibit 4.5. Borrower will take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including providing Agent with the address and/or GPS coordinates of the Improvements and each other structure on the Land, and, to the extent required, obtaining flood insurance for such Improvements, property, structures and contents prior to assets becoming Collateral, and thereafter maintaining such flood Insurance Policy in full force and effect for so long as required by the Flood Laws.

(b)    Borrower will pay, within ten (10) Business Days after written demand therefor, the commercially reasonable cost and expense of any third party insurance consultants retained by Agent with respect to the insurance coverage to be maintained by Borrower with respect to the Project and Borrower’s obligations under this Agreement; provided, however, Borrower shall not be responsible for the cost of such third party insurance consultants more than once each calendar year unless an Event of Default exists and is continuing.

(c)    Borrower will require that all Contractors and all subcontractors maintain liability insurance coverage consistent with that required of Borrower in amounts acceptable to Agent. All parties engaged in work on the Improvements will maintain statutory workers’ compensation and, if required by Law, disability insurance in force for all workers on the job.

(d)    Borrower will cause each of Architect and Engineer to obtain and maintain professional liability insurance during the period commencing on the date of the Architect’s Agreement and/or the Engineer’s Agreement, as applicable, and expiring no earlier than three (3) years after occupancy of the Project. Such insurance will be in an amount of no less than Two Million Dollars ($2,000,000) for each of Architect and Engineer on a per claim and aggregate basis, or such lesser amount as Agent may approve in its sole discretion.

4.6    Notice. Borrower will give prompt written notice to Agent of (a) any action or proceeding instituted by or against any Loan Party which constitutes a Potential Default or an Event of Default; or (b) a default by any Loan Party under any other material contract, instrument or agreement to which it is a party or by which it or any of its properties or assets may be bound, which default could be reasonably expected to result in a Material Adverse Effect, a Potential Default or an Event of Default.

4.7    Payment of Costs. Borrower will pay promptly, or cause to be paid promptly, all costs incurred in connection with constructing the Improvements as and when the same become due and payable, paying for the same with the Equity Contribution, the proceeds of the Loan advanced from time to time and Borrower’s own funds as provided in this Agreement.

4.8    Construction and Development Documents. Borrower will, prior to the Closing Date, deliver to Agent the Construction and Development Documents. All Construction and Development Documents must be in form and content satisfactory to Agent.

4.9    Compliance With Construction and Development Documents and Other Agreements. Borrower will comply with the Construction and Development Documents to which it is a party and will comply in all material respects with all other obligations under other contracts, instruments and agreements to which it is a party or to which any of its properties or assets may be subject. Borrower will cause the Improvements to be constructed in compliance with all agreements relating to the Project and any Leases and will perform all of its obligations under all of such agreements.

4.10    Interest Rate Hedge. Borrower agrees that, in the event it enters into an Interest Rate Hedge with respect to the Obligations, it shall do so on terms and conditions acceptable to Agent, and Borrower shall execute and deliver, and cause the applicable counterparty, if such counterparty is not PNC Bank, to consent to an assignment of Borrower’s rights to payment under such Interest Rate Hedge in form and substance acceptable to Agent.

4.11    Further Assurances. Borrower will, from time to time, at its expense, faithfully preserve and protect Agent’s Lien on and security interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Encumbrances, and will take such other action as Agent or Required Lenders in their sole discretion may deem to be necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Collateral Documents, to exercise and enforce Agent’s rights and remedies thereunder and with respect to the Collateral and to carry out the terms of this Agreement and the other Loan Documents.

4.12    Estoppel Certificates.

(a)    Borrower will deliver within ten (10) Business Days after Agent’s written request a certificate duly executed and in form satisfactory to Agent, stating and acknowledging, to the best of Borrower’s knowledge, (i) the then unpaid principal balance, and interest due and unpaid, under the Loan and that there are no defenses, offsets, counterclaims or recoupments thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, offsets, counterclaims or recoupments); (ii) that Borrower has kept, observed, complied with, fulfilled and performed in all material respects every term, covenant and condition in this Agreement and the other Loan Documents on its part to be kept and performed; (iii) that no Potential Default or Event of Default exists; (iv) that no event has occurred or is threatened which if continued could permit the holder of any recourse Indebtedness of Borrower or to which its property is subject to accelerate the maturity thereof or enforce any Lien securing the same; and (v) that no litigation or administrative proceeding has been instituted by or against Borrower which if adversely determined could constitute a Material Adverse Effect (or, if such should not be the fact, then the facts and circumstances relating to such event or litigation in detail) and covering such other matters relating to Borrower, the Loan or the Collateral as Agent may reasonably require.

(b)    At any time or times, within ten (10) Business Days after written demand by Agent, Borrower will make commercially reasonable efforts to deliver to Agent a certificate duly executed and in form satisfactory to Agent, from each Tenant of the Land and Improvements, stating and acknowledging: (i) that the Lease between Borrower and such Tenant is in full force and effect and has not been modified, supplemented or amended in any way, or that it is in full force and effect as modified, supplemented or amended, and stating such modifications, supplements and amendments, and that the respective Lease (as amended) represents the entire agreement between Borrower and such Tenant with respect to the leased premises; (ii) the dates to which the rent and other charges arising thereunder have been paid; (iii) the amount of any security deposits, prepaid rents or credits due to such Tenant, if any; (iv) that, if applicable, such Tenant has entered into occupancy of the leased premises; (v) the date on which the term commenced and the corresponding expiration date; (vi) whether or not all conditions under the Lease between Borrower and such Tenant to be performed by Borrower prior the date of such certificate have been satisfied and whether or not Borrower is then in default in the performance of any covenant, agreement or condition contained in the Lease between Borrower and such Tenant and specifying, if any, each such unsatisfied condition and each such default; and (vii) stating any other fact or certifying as to any other condition reasonably requested by Agent.

4.13    Construction and Completion of Improvements. Except as may be delayed due to the occurrence of a Force Majeure Event, Borrower will diligently and continuously prosecute the Completion of Construction of the Project in compliance with the Plans. The Plans must have been approved in accordance with applicable zoning ordinances, public and private building and use restrictions applicable to the Land and Improvements in all material respects; and all other Laws, restrictive covenants or requirements of governmental authorities including the Governmental Approvals and those of the appropriate board of fire underwriters or its equivalent, and all other applicable agreements. Borrower will cause (a) Completion of Construction to occur on or before the Required Completion Date, and (b) except as may be delayed due to the occurrence of a Force Majeure Event, the Improvements to be constructed in such a manner and on such a schedule so that at all times during the pendency of the Loan,

Inspecting Architect must be of the opinion that the Completion of Construction will occur on or prior to the Required Completion Date. If construction of the Improvements is delayed by reason of the occurrence of a Force Majeure Event, then Borrower shall notify Agent in writing promptly after the Force Majeure Event occurs.

4.14    Preparation of Plans. Borrower will cause the Plans to be prepared by Architect and, prior to the Closing Date, approved by Borrower, Contractor, Architect and Engineer. All Plans will be reviewed and determined to be satisfactory by Inspecting Architect, have all Governmental Approvals and the approval of all other entities and Persons with a right to approve any aspect of the work.

4.15    Changes in Construction and Development Documents.

(a)    Except for Minor Change Orders, no changes in the Plans or the other Construction and Development Documents (including change orders) will be effective, unless approved in writing in advance by Agent or Required Lenders, as described below. Agent’s approval will be required for changes in the Plans or the other Construction and Development Documents which are not Minor Change Orders, which approval shall not be unreasonably withheld, conditioned or delayed. Required Lenders’ approval will be required for changes which cost in excess of One Million Dollars ($1,000,000) each or Four Million Dollars ($4,000,0000) in the aggregate, which approval shall not be unreasonably withheld, conditioned or delayed. Borrower will obtain, at its sole cost and expense, all approvals or consents from other Persons of any changes in the Plans or other Construction and Development Documents (including change orders) that are required by Law or under any other agreement with respect to the Land or Improvements (including the Governmental Approvals). Upon Agent’s request, Borrower will deliver to Agent and Inspecting Architect any documentation required by Agent pertaining to any such change. Agent will endeavor to respond within ten (10) Business Days after receipt by Agent and Inspecting Architect of all documentation necessary to evaluate a requested change, and Agent will not approve any changes until Borrower has obtained all other approvals that Agent determines are required from other parties. If Agent determines that any change may increase the cost of Completion of the Improvements in excess of the amount of any category as shown on the Development Budget (a “Category”), Agent may demand that Borrower deposit additional funds sufficient to cover the increased costs as a condition to giving its approval, such funds to be held by Agent and disbursed in accordance with Article 6; provided, however, that if Agent determines that any change may increase the cost of Completion of the Improvements in excess of the amount of any Category, Borrower shall have the right to allocate cost savings demonstrated to the reasonable satisfaction of Agent and Inspecting Architect from other Categories to such Category to cover such increased costs.

(c) At any time that Agent’s or Lenders’ consent or approval is required with respect to the Plans, any of the other Construction and Development Documents, construction of the Improvements and the cost thereof, or changes to any of the foregoing, Agent or Lenders may, without obligation, rely conclusively on the opinion of Inspecting Architect.

4.16    Project Financial Covenants; Cash Flow Sweep Period.

(a)    If Borrower exercises the Mini Perm Loan Option, and thereafter any DSCR Compliance Certificate delivered by Borrower to Agent pursuant to Exhibit 7.2 confirms that, as of the applicable DSCR Test Date, the Debt Service Coverage Ratio is less than the Minimum Debt Service Coverage Ratio, then, subject to Section 4.16(c) below, concurrently with the delivery of such DSCR Compliance Certificate, and on the fifth (5th) day of each calendar month thereafter until a Cash Flow Sweep Termination Date (such period, the “Cash Flow Sweep Period”), Borrower shall, at its election, but subject to Section 4.16(b), below, either (i) deposit all Excess Cash Flow from the Project from the previous calendar month into the Excess Cash Reserve Account or (ii) pay to Lender all Excess Cash Flow from the Project from the previous calendar month in reduction of the outstanding principal amount of the Loan.

(b)    At Borrower’s request made at any time following a Cash Flow Sweep Termination Date, provided no Event of Default then exists and a new Cash Flow Sweep Period has not commenced, Agent shall disburse all funds in the Excess Cash Reserve Account to or for the benefit of Borrower.

(c)    Notwithstanding anything to the contrary contained herein, Borrower may avoid the commencement of a Cash Flow Sweep Period pursuant to Section 4.16(a), above, if, concurrent with the delivery of the DSCR Compliance Certificate evidencing that the Debt Service Coverage Ratio is less than the Minimum Debt Service Coverage Ratio, Borrower makes a Voluntary Prepayment in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the Minimum Debt Service Coverage Ratio is satisfied.

(d)    Notwithstanding anything to the contrary contained herein, provided no Event of Default then exists, at Borrower’s request, Agent will apply funds on deposit in the Excess Cash Reserve Account in reduction of the outstanding principal amount of the Loan if necessary in order for Borrower to satisfy clause (v) of the Conditions for Mini Perm Loan Extension.

4.17    Subcontractors. Borrower will furnish to Agent (a) on a monthly basis, a true and correct written schedule of all subcontracts related to the Project which are in effect as of the date such schedule is delivered to Agent, which schedule must include the names, addresses, telephone numbers and primary contracts of all subcontractors under said subcontracts, the aggregate dollar amounts of the work covered or to be covered by said subcontracts, a breakdown of the work covered or to be covered under each of said subcontracts, and any additional information that Agent may reasonably request from time to time in connection therewith, and (b) upon the request of Agent, true and correct copies of all executed Major Subcontracts. The work to be performed under any contract will include no work other than that for the Improvements. All Major Subcontracts must be in form and content acceptable to Agent.

4.18    Materials.

(a)    Borrower will store all materials, equipment, fixtures and articles of personal property purchased with Loan proceeds (i) on the Land, and/or (ii) off-site, provided the requirements set forth on Exhibit 6.2 are satisfied.

(b)    Unless previously authorized by Agent in writing, Borrower may not purchase or install any materials, equipment, fixtures or articles of personal property to be placed in or on the Land or Improvements under any security agreement, financing lease or other agreement whereby the seller reserves or purports to reserve title, a Lien, a security interest, the right of removal or repossession or the right to consider such items personal property after their incorporation into the Improvements.

(c)    Borrower will furnish to Agent from time to time as reasonably required by Agent evidence that all fixtures and equipment necessary for the operation of the Improvements have been or will be obtained and in place on the Completion Date with respect to all of the Improvements.

4.19    Repairs; Maintenance of Properties. Borrower must maintain and keep the Land and the Improvements and all properties and assets of Borrower in good working order and condition and make all necessary and proper repairs and replacements thereto.

4.20    Visitation; Inspection and Right to Stop Work.

(a)    Borrower will permit any of the officers or authorized employees or representatives of Agent and/or any Lenders to examine, make excerpts from and audit their respective books and records and discuss their respective business affairs, finances and accounts with its officers, all in such detail and at such times and as often as Agent or any Lenders may reasonably request, provided, that unless a Potential Default or an Event of Default exists, Lenders will provide the respective Loan Party, and at all times each Lender will provide Agent, with reasonable notice prior to any visit or inspection and a reasonable opportunity to participate in such visit or inspection. In the event a Lender desires to conduct an audit of Borrower, such Lender will make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by Agent. Loan Parties will furnish Agent and Lenders with convenient facilities for such visitations, inspections and audits. Such visitations, inspections and audits shall be at Lender’s sole expense.

(b)    The officers or authorized employees and agents of Agent, Lenders and Inspecting Architect will have the right upon reasonable prior notice to enter the Land and Improvements and inspect the construction work and all materials, plans, specifications and other matters relating to construction of the Improvements. Officers or authorized employees of Agent, Lenders and Inspecting Architect will also have the right upon reasonable prior notice to examine, copy and audit the books, records, accounting data and other documents of Contractor relating to the construction of the Improvements and associated costs. Borrower will reimburse Agent and Lenders for reasonable out-of-pocket third party costs and expenses incurred by them in connection therewith.

(c)    If Inspecting Architect, in good faith, determines that any work or materials do not conform to the Plans or sound building practice or otherwise materially depart from any of the requirements of this Agreement, then, upon five (5) day’s prior notice, Agent or Required Lenders may require the work to be stopped and may withhold Disbursements until the matter is corrected. Borrower will promptly correct any such nonconforming work or materials. No such action by Agent or Required Lenders will affect Borrower’s obligation to complete the Improvements on or before the Required Completion Date.

(d)    Agent and Lenders have no duty to examine, supervise or inspect the Plans or the construction of the Improvements or to examine any books and records. Any inspection or examination by Agent, any Lenders, or Inspecting Architect is for the sole purpose of protecting the security interests granted in favor of Lenders and preserving their rights under this Agreement and the other Loan Documents. No default or breach of Borrower will be waived by any inspection by Agent, any Lenders or Inspecting Architect, nor will any such inspection constitute a representation that there has been or will be compliance with the Plans or that the construction is free from defective materials or workmanship. Neither approval of the Plans nor any inspections or approvals of the construction of the Improvements or any other inspection constitutes a warranty or representation by Agent or Lenders as to the adequacy or safety of construction or any physical condition or feature of the Project.

4.21    Notice of Lien Claims. Borrower will promptly notify Agent in writing of any material dispute with any supplier of labor or materials or any proceeding against Borrower or the Project, including without limitation proceedings to assert or enforce mechanic’s, materialman’s or other involuntary Liens. Any Lien claimed or filed against any part of the Land or the Improvements for labor done or materials or services furnished in connection with the construction of the Improvements shall be removed of record, by bond or otherwise, within thirty (30) days after the date of the filing thereof, and Lenders reserve the right (upon authorization by Agent) to withhold further disbursement of Loan proceeds until such Lien shall have been so removed of record, by bond or otherwise. Notwithstanding anything to the contrary contained herein, Borrower shall not be deemed in default under this Section 4.21 and Agent shall not withhold further disbursement of Loan proceeds so long as Borrower (a) is contesting in good faith the validity of the Lien by appropriate proceedings diligently and (b) has caused the Lien to be bonded over in accordance with applicable Law.

4.22    Title to Land and Improvements. Borrower will retain its fee simple interest in the Land and Improvements.

4.23    Security Deposits. All security deposits delivered to Borrower under the Leases must be maintained, in accordance with applicable Law, in an account with Agent, and those security deposits which are in the form of a letter of credit, if any, at Agent’s request, will be transferred and delivered to Agent and held by Agent pursuant to the Collateral Documents.

4.24    Use of Proceeds. Borrower will use the proceeds of the Loan only for the development and construction of the Improvements and for other costs and expenses shown on the Development Budget. Borrower will not use the proceeds of the Loan for any purposes which contravene applicable Law or any provision hereof.

4.25    Single Purpose Entity. Until the Obligations have been indefeasibly paid in full, Borrower hereby represents warrants and covenants to Agent and Lenders the following:

(a)    Limited Purpose. The sole purpose to be conducted or promoted by Borrower since its organization is to engage in the following activities: (i) to acquire, own, hold,

lease, operate, manage, maintain, develop and improve, the Project (ii) to enter into and perform its obligations under the Loan Documents; (iii) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance, or otherwise deal with the Project, to the extent permitted under the Loan Documents; and (iv) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient, or advisable for the accomplishment of the above mentioned purposes.

(b)    Limitations on Actions. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management, or operation of Borrower, Borrower shall not, except as contemplated by the Loan Documents, (i) guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person; (ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section; (iii) incur, create or assume any Indebtedness or liabilities other than the Loan or other interest rate swap transaction and unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Project, which are not evidenced by a note, and must be paid within sixty (60) days; (iv) make or permit to remain outstanding any loan for borrowed money or advance to, or own or acquire any stock or securities of, any Person, except as otherwise permitted under this Agreement or the Security Instrument; (v) to the fullest extent permitted by Law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of such Borrower’s business; (vi) buy or hold evidence of Indebtedness issued by any other Person (other than cash or investment-grade securities); or (vii) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity; (viii) own any asset or property other than the Project and incidental personal property necessary for the ownership or operation of the Project.

(i)    Separateness Covenants. In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate, Borrower represents and warrants that in the conduct of its operations it will observe the following covenants (collectively, the “Separateness Provisions”): (i) maintain books and records and bank accounts separate from those of any other Person; (ii) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets; (iii) comply with all organizational formalities necessary to maintain its separate existence; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person except that Borrower’s assets may be included in a consolidated financial statement of its Affiliate; (vi) prepare and file its own tax returns separate from those of any Person to the extent required by applicable Law, and pay any taxes required to be paid by applicable Law; (vii) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates; (viii) not enter into any transaction with any Affiliate, except on an arm’s-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements; (ix) conduct business in its own name, and use invoices and checks bearing its own name; (x) not commingle its assets or funds with those of any other Person; (xi) not assume, guarantee or pay the debts or obligations of any other Person; (xii) correct any known misunderstanding as to its separate identity; (xiii) not permit any Affiliate to guarantee or pay its obligations (other than guarantees and indemnities set forth in the Loan Documents); (xiv) not make loans or advances to any other Person; (xv) pay its liabilities and expenses out of and to the extent of its own funds; (xvi) maintain a sufficient number of employees, if any, in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds; (xvii)maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any member to make additional capital contributions to Borrower; (xviii) cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower and (xix) without the unanimous consent of all of its partners, directors or members, as applicable, has not and will not (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any Debtor Relief Law or otherwise cause or permit any Insolvency Proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or all or any portion of its property; (C) make any assignment for the benefit of its creditors; or (D) take any action that might cause such entity to become insolvent, which shall be deemed conclusively proven in the event an Insolvency Proceeding occurs.

Failure of Borrower to comply with any of the covenants contained in this Section or any other covenants contained in this Agreement shall not affect the status of Borrower as a separate legal entity. Borrower agrees to incorporate the covenants contained in this Section into its Organizational Documents, and that Agent shall be a third-party beneficiary with respect to such covenants contained therein.

4.26    Management of the Project. Borrower, Manager or a replacement property manager approved by Agent shall manage the Project, including, without limitation, all marketing, leasing, collections, maintenance and servicing duties, in a competent and professional manner. Borrower shall not enter into, modify, amend, terminate or cancel any management agreement for the Project or agreements with agents or brokers, without the prior written approval of Agent, including, without limitation, any Management Agreement. At Agent’s request, (a) Borrower will execute and cause any manager under a Management Agreement to execute an agreement subordinating such manager’s rights under the Management Agreement to Agent’s rights hereunder and with respect to the Loan, which subordination shall specifically permit Agent to terminate the Management Agreement following the occurrence of an Event of Default without penalty or premium, and (b) following the occurrence of an Event of Default, Borrower shall cooperate with Agent in hiring a substitute third-party manager for the Project, acceptable to Agent.

4.27    [Intentionally Omitted].

4.28    Financial Covenants. Until indefeasible payment in full of the Obligations, satisfaction of all of Borrower’s other obligations hereunder and under the other Loan Documents, and termination of the Commitments, Guarantor shall comply with the Guarantor Financial Covenants.

4.29    Keepwell. Each Qualified ECP Loan Party, jointly and severally, hereby absolutely, unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party will only be liable under this Section 4.29 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.29, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 4.29 will remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 4.29 constitute, and this Section 4.29 is deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA. Borrower, Agent and Lenders hereby acknowledge that as of the date hereof there are no Swap Obligations guaranteed in accordance with the foregoing and agree that if Borrower enters into any Interest Rate Hedge that creates Swap Obligations in the future, then at Borrower’s request, Agent and Lenders shall consider amendments to the foregoing proposed by Borrower.

4.30    Anti-Money Laundering/International Trade Law Compliance. Each Covered Entity must comply with all Anti-Terrorism Laws. Borrower must promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

4.31    Leasing. Following Completion of Construction, Borrower shall (a) perform all of the obligations of landlord contained in the Leases and use commercially reasonable efforts to enforce available remedies relating to the performance by the Tenants of the obligations of the Tenants contained in the Leases; (b) exercise commercially reasonable efforts to keep all portions of the Project leased at all times at rents not less than fair market rental rates pursuant to its standard form of residential lease; and (c) if requested to do so, deliver to Agent an electronic photocopy of each and every Lease and any modifications or amendments thereto. Borrower shall not, without Agent’s prior written consent, collect rents more than one (1) month in advance of the time when it becomes due under any of the Leases. If Borrower materially amends or modifies its standard form of residential lease in any material respect, Borrower shall provide the same to Agent for Agent’s approval prior to entering into any Leases under such amended or modified form.

4.32    Certificate of Beneficial Ownership and Other Additional Information. Borrower will provide to Agent and Lenders: (a) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent and Lenders; (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

5.        NEGATIVE COVENANTS

Loan Parties hereby covenant and agree that until the Obligations have been indefeasibly paid in full and all other Obligations have been performed and discharged and all Commitments have terminated or expired, they must comply at all times with the following covenants:

5.1        Organizational Covenants.

(a)    Except as expressly permitted under the Organizational Documents, Borrower will not amend or modify in any material manner, or permit the material amendment or modification of any provision of the Organizational Documents of any Loan Party without providing prior written notice to Agent, and without Agent obtaining the prior written consent of Required Lenders.

(b)    No Loan Party will dissolve, liquidate or wind up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person.

(c)    Except as expressly permitted under the Organizational Documents, no Loan Party will materially change its executive management without the prior written consent of Agent.

5.2    Construction. Loan Parties will not permit construction of the Improvements (a) to progress such that Inspecting Architect is of the opinion that the Improvements will not be Complete on or before the Required Completion Date and (b) except by reason of the occurrence of a Force Majeure Event, to be abandoned for a period in excess of ten (10) consecutive Business Days.

5.3    Transfer of Land and Improvements or Personalty. Borrower will not voluntarily or by operation of Law, directly or indirectly sell, convey, transfer, assign, pledge, encumber, or permit to be sold, conveyed, transferred, assigned, pledged or encumbered any nominal, beneficial or other interest in or to any part of the Land or the Improvements, or any part of any personalty located upon the Project or used or intended to be used in connection therewith, provided that Borrower may dispose of any worn-out personal property as long as the same is promptly replaced with personal property that is the functional equivalent of the replaced property within such time as could not impair the operation of the Project. Without the prior written consent of Agent, Borrower will not grant easements, rights-of-way or similar entitlements, nor will Borrower subject or submit the Land or the Improvements to any condominium regime, cooperative form of ownership, planned unit development scheme, property owners association or similar form of ownership structure or restriction. Notwithstanding the foregoing, Agent has the power to consent to or execute all necessary documents and instruments in connection with (a) transfers of non-material portions of the Project to governmental authorities in connection with dedication of roadways or utilities for public use, and (b) grants of easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and cable lines, electric lines or other utilities or for other similar purposes related to the Project; provided no such transfer, conveyance or encumbrance set forth in the foregoing clauses (a) and (b) will in Agent’s determination materially adversely affect the utility or operation of the Project or materially adversely affect the value of the Project and, provided further, any such documents and instruments are in form and substance reasonably acceptable to Agent. Any transaction which is prohibited under this Section 5.3 will be null and void to the extent permitted by applicable Law. Agent and Lenders will not be under any obligation to allege or show any impairment of the Collateral, and may pursue any legal or equitable remedies for default.

5.4    Change in or Breach of Construction and Development Documents. Except for Minor Change Orders, Borrower will not amend or modify (or permit the amendment or modification of) any provisions of the Plans, Construction and Development Documents without providing prior written notice, along with copies of such amendments or modifications, to Agent and obtaining the prior consent required by Section 4.15. Borrower will not commit or permit any act which could give rise to a breach of any term, covenant or condition to be performed under the Construction and Development Documents or any other contract to which Borrower is a party or by which it is bound.

5.5    Leasing of Premises. Borrower will not, without the prior written approval of Agent enter into, amend, modify or extend any Lease other than Leases entered into between Borrower and residential tenants pursuant to Borrower’s standard lease form, which approval shall not be unreasonably withheld, conditioned, or delayed.

5.6    Liens. Except for the Permitted Encumbrances, Borrower will not at any time (a) create, incur, assume or suffer to exist or be created, or permit any pledge of, or any deed of trust, mortgage, Lien (including any Lien or other encumbrance authorized by Environmental Laws), charge, security interest or encumbrance of any nature with respect to the Land or the Improvements, subject to Borrower’s right to consent to any Lien as set forth in Section 4.21, (b) assign, pledge or in any way transfer or encumber its rights to receive income from the Land or the Improvements or any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree to become liable to do so, or (c) purchase, use, or allow the use of, any materials, furnishings, fixtures or equipment intended to become a part of the Improvements or otherwise included in the Plans which are under or subject to any lease or similar agreement whereby title, a Lien, a security interest, or the right to removal or repossession is reserved to or created in any other party, or which have been purchased upon a conditional bill of sale or to which Borrower does not have absolute and unencumbered fee title, unless previously authorized by Agent in writing.

5.7    Value of Collateral. Borrower will not take any action which could reasonably result in any material impairment of the value of any Collateral.

5.8    Disposition of Rents. Borrower will not consent to or permit or enter into any sale, conveyance, pledge, mortgage, hypothecation or other disposition of any rents, income, issues, profits or other funds arising from or in connection with the Land and/or the Improvements, except as may be permitted by any Loan Document.

5.9    Indebtedness. Borrower will not, at any time create, incur, assume or suffer to exist any Indebtedness, except (a) Indebtedness under the Loan Documents; and/or (b) Indebtedness expressly permitted under Section 4.25(b).

5.10    [Intentionally Omitted].

5.11    Dividends and Related Distributions.

(a)    Prior to the Mini Perm Loan Period Commencement Date, (i) Borrower will not make or pay, or agree to become or remain liable to make or pay, any dividend, distribution, return or similar payment on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests including, without limitation, dividends, returns, distributions or payments (A) of cash, property, securities or otherwise (B) of internally-generated capital, or (C) that would result in the Loan being classified as HVCRE, and (ii) all capital internally generated by the Project shall either be (A) deposited and held by Borrower in the Project Account, (B) used by Borrower for completion costs related to the Project and shown on the Development Budget, or (C) used by Borrower to pay ordinary and customary costs and expenses of ownership, maintenance, development, operation and marketing of the Project, other than the payment of dividends or distributions prohibited by subsection (i) of this paragraph

(b)    On or after the Mini Perm Loan Period Commencement Date, Borrower may not make or pay, nor agree to become or remain liable to make or pay, any dividends, distributions, returns or similar payments prohibited by Section 5.11(a) until the date the Distribution Conditions are satisfied, as determined by Agent.

5.12    Employee Benefit Plan. No Loan Party or, to the knowledge of any Loan Party, member of its ERISA Group will: (a) become an Employee Benefit Plan; (b) contribute to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) (“Multiemployer Plan”) or any multiple employer plan (within the meaning of Section 413(c) of the Internal Revenue Code) (“Multiple Employer Plan”) and will not be required to establish, maintain or contribute to any Multiemployer Plan or Multiple Employer Plan; or (c) hold Plan Assets of any Employee Benefit Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code because (i) its equity interests will be publicly-offered securities (within the meaning of 29 C.F.R. §2510.3 101(b)(2)) or securities issued by an investment company registered under the Investment Company Act of 1940; (ii) less than 25 percent of each outstanding class of its equity interests will be held by “benefit plan investors” (within the meaning of 29 C.F.R. §2510.3- 101(f)(2), as modified by Section 3(42) of ERISA); or (iii) it will qualify as an “operating company” (within the meaning of 29 C.F.R. §2510.3-101(c)), including, but not limited to, a “real estate operating company” (within the meaning of 29 C.F.R. §2510.3-101(e)). Neither Loan Party will establish any Employee Benefit Plan, and, to the knowledge of any Loan Party, each Employee Benefit Plan sponsored or maintained by any member of a Loan Party’s ERISA Group will be in compliance in all material respects with its terms and the applicable provisions of ERISA, the Internal Revenue Code and all other applicable laws.

5.13    Anti-Money Laundering/International Trade Law Compliance. No Covered Entity will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (d) use Loan proceeds to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay the Obligations will not be derived from any unlawful activity.

5.14    Equity Transfers.

(a)    Borrower shall not engage in or permit the Transfer any direct or indirect, legal or beneficial ownership interest in any Loan Party without the prior written consent of Agent.

(b)    Notwithstanding the foregoing, subject to Sections 5.14(c) and (d) below, and provided no Event of Default exists, Agent’s consent shall not be required for the following Transfers (each, a “Permitted Transfer”):

(i)    The issuance, sale, conveyance, transfer, or other disposition (each a “REIT Share Transfer”) of any shares (the “REIT Shares”) of common stock or preferred stock in Guarantor, so long as the REIT Share Transfer does not result in or cause a Change of Control of Guarantor or Borrower.

(ii)    The issuance, sale, conveyance, assignment, pledge, Transfer, or other disposition (each a “OP Transfer”) of any limited partnership interests (the “LP Interests”) in Cottonwood Residential O.P., LP, a Delaware limited partnership (the “Operating Partnership”), so long as the OP Transfer does not result in or cause a Change of Control of Borrower.

(iii)    Registering (the “Registration”) the REIT Shares or the LP Interests with the Securities and Exchange Commission by the filing of a form S-11 Registration Statement or otherwise (the “Registration Statement”), provided that:

A.    at the time of such Registration, there has been (1) no material adverse change to the financial condition of the Operating Partnership, Guarantor or Borrower since the date of this Agreement, and (2) no Change of Control of Guarantor, Borrower or the Project, and

B.    promptly following the Registration, Guarantor must deliver to Agent a certificate executed by a duly authorized representative of Guarantor confirming the foregoing and Guarantor’s continued liability under the Loan Documents to which it is a party and attaching a copy of the filed Registration Statement.

(iv)    Transfers of the direct or indirect ownership interests in Borrower held by Daniel Shaeffer (“Shaeffer”), Chad Christensen (“C. Christensen”), Gregg Christensen (“G. Christensen”), Glenn Rand (“Rand”), Susan Hallenberg (“Hallenberg”) and Stan Hanks (“Hanks”, and collectively with Shaeffer, C. Christensen, G. Christensen, Rand and Hallenberg, the “Principals”), to or for the benefit of their Immediate Family Members that occur for estate planning purposes or by inheritance, devise, or bequest or by operation of law, so long as such Transfer(s) does not result in a Change of Control. “Immediate Family Members” means a Person’s spouse, parent, child (including stepchild), grandchild (including step-grandchild) or sibling.

(v)    Transfer of direct or indirect ownership interests in Borrower; provided, that such Transfer does not result in a Change of Control of Borrower.

As used in this Section 5.14(b), “Change of Control” means the occurrence of any of the following events: (1) Guarantor is no longer the sole general partner of the Operating Partnership; (2) the Operating Partnership no longer Controls Borrower; (3) any Person or a group of Affiliates of any Person or a group of Immediate Family Members acquires, directly or indirectly, more than forty-nine (49%) of the REIT Shares; or (4) Guarantor or the Operating Partnership enters into: (A) a sale of all or substantially all of its assets and/or ownership interests, or (B) a merger, consolidation, or other business combination which results in Guarantor or the Operating Partnership, as applicable, not being the surviving entity.

(c)    In connection with any Permitted Transfer, Borrower shall provide Agent with all documentation and other information that Agent or any Lender requests in order to comply with its respective ongoing obligations under applicable “know your customer” and anti- money laundering rules and regulations, including the USA PATRIOT Act. In the event any proposed Permitted Transfer will result in any Person owning, directly or indirectly, at least ten percent (10%) of the beneficial or economic interest in Borrower or Guarantor (which does not own at least ten percent (10%) of the beneficial or economic interest in Borrower or Guarantor as of the date hereof), Borrower shall provide to Agent all information and documentation required by Agent or any such Lender pursuant to the immediately preceding sentence at least thirty (30) days prior to any such Permitted Transfer (in all other events information concerning such Permitted Transfer shall be provided no less than fifteen (15) days prior to such Permitted Transfer).

(d)    Notwithstanding the foregoing, Borrower shall not permit any Person who now or hereafter owns a direct or indirect interest in any Loan Party to be a Sanctioned Person or to be Controlled by a Sanctioned Person.

6.        CLOSING AND DISBURSEMENT MATTERS

6.1    Procedures.

(a)    All Disbursements will be made by Lenders, in accordance with the terms and conditions hereof, pro rata in proportion to their respective Commitment Percentages. Lenders will make one (1) Disbursement per month pursuant to Borrower’s Disbursement Request in the form attached hereto as Exhibit 6.1, if approved by Agent. Upon receipt of a Disbursement Request, Agent will cause an inspection to be made by Inspecting Architect (if said inspection has not already been scheduled or completed prior to Agent’s receipt of the

Disbursement Request) of the progress of construction. If Agent determines in good faith that all conditions to such Disbursement have been fulfilled, then Agent will approve such Disbursement Request. Upon Agent’s approval of the Disbursement Request, Agent will forward a summary of the Disbursement Request in reasonable detail to Lenders, which summary will include a copy of Borrower’s Disbursement Request, a copy of Borrower’s cost certificate, copies of Contractor(s)’ AIA Forms G702/703, a copy of Inspecting Architect’s abbreviated inspection report and the Date Down Endorsement, and Lenders will make the Disbursement in the manner specified in subsection (b) of this Section 6.1.

(b)    After Agent’s approval of the Disbursement Request, Agent will give Lenders written notice confirming the amount of the aggregate Disbursement, the date of the Disbursement and each Lender’s ratable share of such Disbursement. Each Lender will wire transfer to Agent its ratable share of the Disbursement no later than 1:00 p.m. on the date designated by Agent for the advance, which date may be no sooner than one (1) Business Day. Subject to subsection (d) below, all Disbursements will be made, at Agent’s option, into the Project Account, or advanced directly (or jointly with Borrower, as Agent may elect) to such party or parties as have actually supplied labor, material or services in connection with the construction of the Improvements or advanced to a title company or other escrow agent acceptable to Agent for disbursement to such third parties. Borrower will pay Agent’s standard charges for account maintenance and wiring of funds promptly upon being billed therefor. All Loan proceeds will be considered to have been advanced to and received by Borrower, and interest on the Loan proceeds will be payable by Borrower, from and after the deposit or advance of the Loan proceeds or any charge against Loan proceeds as provided in subsection (d) below.

(c)    As a condition precedent to each Disbursement, Borrower will furnish or cause to be furnished to Agent the following documents with each Disbursement Request, in form and substance satisfactory to Agent:

(i)    the form of Borrower’s Disbursement Request, together with an itemized disbursement request summary. Without limiting the foregoing, Borrower will submit original, signed and notarized AIA Forms G702/703 for Contractor, copies of subcontractor invoices or AIA Forms G702/703 for costs included in such Disbursement Request and invoices for all soft costs in excess of Eighty Thousand Dollars ($80,000) included in such Disbursement Request. Invoices submitted with any Disbursement Request except the first Disbursement Request must not be dated prior to the date that is one hundred eighty (180) days preceding the date of the Disbursement Request;

(ii)    payment receipts, in form and substance reasonably satisfactory to Agent, from Contractor and all subcontractors, and lien releases, in form and substance satisfactory to Agent, from Contractor, in each case covering all prior Disbursements;

(iii)    conditional lien releases in form and substance satisfactory to Agent, from Contractor covering the current requested Disbursement (subject to such conditions as Agent may deem acceptable in its reasonable discretion);

(iv)    copies of any change orders, whether proposed or executed, which have not been previously furnished to Agent and the pending change order log maintained by Contractor; previously furnished;

(v)    if requested by Agent, copies of any Major Subcontracts not

(vi)    such other documentation as may be reasonably required by the Title Insurance Company to issue a Date Down Endorsement covering the amount of the requested Disbursement;

(vii)    if any significant dispute arises between or among any Borrower, Contractor, any subcontractor, any material supplier or any other party to a material contract, a written summary of the nature of such dispute, and if required by Agent, a bond or other form of security determined by Agent to be sufficient to protect the interests of Agent and Lenders; and

(viii)    such other information that Agent may reasonably require to verify information contained in the Disbursement Request.

(d)    Notwithstanding the provisions of subsection (c) above, in the event that Borrower fails to pay any Loan fees owing to Agent or any Lenders, reasonable fees and disbursements of Inspecting Architect and Lenders’ attorneys which are payable by Borrower as provided in the Loan Documents and such other sums as may be owing from time to time by Borrower to Agent or any Lender with respect to the Loan or the transactions contemplated by the Loan Documents when due under the Loan Documents and Borrower fails to pay the same within three (3) days after written notice from Agent to Borrower, then Agent may elect in its sole discretion, to use the Loan proceeds to pay any such Loan fees owing to Agent or any Lenders, interest on the Loan, reasonable fees and disbursements of Inspecting Architect and Lenders’ attorneys which are payable by Borrower as provided in the Loan Documents and such other sums as may be owing from time to time by Borrower to Agent or any Lender with respect to the Loan or the transactions contemplated by the Loan Documents. Such payments may be made by recording a funding under the Loan in the amount of such payments.

(e)    All Disbursements are evidenced by the Notes and secured by the Collateral Documents.

6.2    Disbursement Amounts.

(a)    The aggregate amount of all Disbursements is limited to the maximum amount of the Loan. The aggregate amount of the Loan for any Category is limited to the amount shown in the Development Budget for such Category, after adjustment for the expenditure of the Equity Contribution as shown on the Development Budget, taking into account any reallocation permitted pursuant to Section 6.3 and elsewhere in this Agreement.

(b)    Lenders will make Disbursements to defray actual and reasonable costs approved by Agent or Required Lenders, as applicable, and shown on the Development Budget for (i) labor performed on the Improvements and equipment and materials incorporated into the Improvements; (ii) materials suitably stored on the Land, if approved by Agent in its sole and absolute discretion; and (iii) materials stored off-site, provided the requirements set forth on Exhibit 6.2 are satisfied. The undisbursed balance of the Loan and the sums delivered and held by Agent pursuant to Section 6.7 may not at any time be less than the aggregate of (A) the amount reasonably estimated by Agent to complete the construction, development and financing of the Improvements, and (B) the Retainage.

(c)    Disbursements from the “Construction Interest” Category shall be limited to the monthly interest payment amount on the Loan, minus the amount of any cash then available to Borrower from operation of the Project. The amounts allocated to the “Construction Interest” Category of the Development Budget are not subject to reallocation without the prior written consent of Required Lenders.

(d)    To the extent that a permit issued by an Official Body or a Governmental Approval is necessary to construct any portion of the Improvements for which Loan proceeds are being requested, the amounts allocated to the “Hard Cost” categories of the Development Budget applicable to such work will not be available for disbursement until the permit or Governmental Approval pertaining to such work has been validly issued, is in full force and effect and has been delivered to Agent and Inspecting Architect.

(e)    Subject to the terms of this Agreement, the amounts allocated to the “Hard Cost Contingency” and “Soft Cost Contingency” Categories of the Development Budget are not subject to disbursement or reallocation without the prior written consent of Agent. The amounts allocated to the “Hard Cost Contingency” Category of the Development Budget shall be no less than five percent (5%) of the total “Hard Costs” set forth in the Development Budget (excluding the costs attributable to the acquisition of the land).

(f)    Disbursements for the Contractor Fee payable to Contractor must not exceed the amount set forth in the Development Budget for each such item and will be disbursed by Lenders based upon percentage of completion of the Project, as confirmed by Inspecting Architect.

6.3    Cost Information. If Borrower becomes aware of any change in the approved costs set forth in the Development Budget which could increase, change, or cause a reallocation of the costs as shown on the Development Budget, Borrower will promptly notify Agent in writing and promptly submit with the next occurring Disbursement request a proposed revised Development Budget to Agent, and Agent will send a copy of such proposed revised Development Budget to Lenders. Lenders have no obligation to make further Disbursements unless and until the revised Development Budget is approved in writing by Agent; provided that if the change in the approved costs increases or requires a net increase of any line item in the Development Budget in excess of One Million Dollars ($1,000,000) or, when aggregated with all other changes and reallocations, a net increase of any line item in the Development Budget in excess of Four Million Dollars ($4,000,000), or involves any reallocation from the “Construction Interest” Category, such revised Development Budget requires the prior written consent of Required Lenders. Agent or Required Lenders shall have the right to withhold consent of the proposed revised Development Budget pending confirmation of Borrower’s satisfaction of its obligations under Section 6.7, if applicable. Notwithstanding anything to the contrary contained herein, if the revisions to the Development Budget are limited to reallocating costs savings from one Category to another Category as expressly provided herein, no Lender consent shall be required and such change and the revised Development Budget shall be deemed approved. Notwithstanding anything to the contrary contained herein, Borrower shall have the right to reallocate cost savings demonstrated to the reasonable satisfaction of Agent and Inspecting Architect from one Category to another Category without the consent of Agent or any Lenders.

6.4    Closing. Lenders are not obligated to close the Loan until Borrower, at its sole cost and expense, has fulfilled all terms, provisions and conditions of this Agreement applicable thereto, including the delivery and approval of the items referred to on Exhibit 6.4(A) and satisfaction of the following conditions, all in a manner satisfactory to Agent:

(a)    no portion of the Improvements have been damaged by fire or other casualty, and no condemnation or taking of the Land or the Improvements or any material portion thereof may be pending or threatened;

(b)    Agent has received all duly executed Loan Documents on or before the Closing Date; and the Collateral Documents and other documents to be placed of record will have been duly recorded and filed in all appropriate offices;

(c)    the security interest in all property described in the Collateral Documents has been duly perfected and is a valid and enforceable first lien;

(d)    the Closing Fee and any other applicable fees have been paid to Agent on or before the Closing Date;

(e)    all Governmental Approvals (other than those not obtainable until a later stage of construction) are in full force and effect, and no notices of violation or revocation with respect thereto have been received which have not been cured to the satisfaction of the applicable Official Body, in the sole determination of Agent;

(f)    Agent has received, at Borrower’s expense, the Title Insurance Policy;

(g)    Agent has received (i) evidence that the insurance coverage that Borrower is required to maintain under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Agent and its counsel and naming Agent as additional insured, mortgagee and lender loss payee; and (ii) evidence that Loan Parties have taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including without limitation providing Agent with the address and/or GPS coordinates of the Improvements and each other structure on the Land, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such assets becoming Collateral;

(h)    no Event of Default or Potential Default exists under this Agreement or any of the other Loan Documents;

(i)    no Material Adverse Effect has occurred; and

(j)    the representations and warranties of Borrower contained in Article 8 are true and accurate as of the date of the closing of the Loan (except representations and warranties which relate solely to an earlier date or time, which representations and warranties will be true and correct on and as of the specific dates or times referred to therein).

6.5    Initial and Subsequent Construction Disbursements. Lenders shall not be obligated to make Disbursements of the Loan (the first of any such Disbursement being hereinafter called the “Initial Construction Disbursement”) or subsequent Disbursements of the Loan (each a “Subsequent Disbursement”), including the Retainage Disbursements referred to in Section 6.6, until Borrower, at its sole cost and expense, has fulfilled all terms, conditions and provisions of this Agreement applicable thereto and satisfaction of the following conditions, all in a manner satisfactory to Agent:

(a)    the conditions of Section 6.4 continue to be met;

(b)    Agent has received effective lien waivers and releases and their corresponding AIA Forms G702/703 from Contractor, and all subcontractors, suppliers and other Persons having a right to file a mechanic’s or materialman’s Lien, notice of unpaid balance, construction lien or any similar instrument against the Land and Improvements with respect to the work completed through a date no earlier than thirty (30) days prior to the date of the Initial Construction Disbursement or Subsequent Disbursement, as applicable, together with any other information required by Agent from time to time;

(c)    Agent has received a report satisfactory to Agent from Inspecting Architect concerning its review of the Initial Construction Disbursement, or Subsequent Disbursement, as applicable, the Improvements, the Plans, the General Construction Contract, the Development Budget, the Governmental Approvals and the construction schedule;

(d)    within forty-five (45) days after the actual location of the foundation for the Improvements, the survey to be supplied in connection with closing will be updated to a current date and will show the location of the Improvements and the absence of any encroachment of the Improvements over any building, zoning, right-of-way or property boundary lines and will be otherwise satisfactory to Agent;

(e)    Agent has received, at Borrower’s expense, a Date Down Endorsement;

(f)    with respect to the Initial Construction Disbursement, Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g)    all Lenders have contemporaneously funded their ratable share of the Initial Construction Disbursement and any Subsequent Disbursements; notwithstanding the foregoing, such condition will be deemed met with respect to a Defaulting Lender if an Electing Lender funds such Defaulting Lender’s ratable share of any such Disbursement pursuant to Section 2.5;

(h)    Agent shall have received evidence reasonably satisfactory to Agent that, (i) prior to the Closing Date, fifty percent (50%) (measured by value) of subcontracts have been executed and (ii) prior to the Initial Construction Disbursement, seventy-five percent (75%) (measured by value) of subcontracts have been executed;

(i)    the representations and warranties of Borrower contained in Article 8 are true and accurate as of any requested Disbursement with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties will be true and correct on and as of the specific dates or times referred to therein), and Borrower has performed and complied with all covenants and conditions hereof; and

(j)    Agent has received written evidence to its satisfaction of the prior or contemporaneous funding of the Equity Contribution, including the expenditure thereof.

6.6    Retainage Disbursements.

(a)    The amount of each Disbursement will be subject to Retainage in accordance with the provisions of the General Construction Contract, which Retainage will be five percent (5%) of costs incurred under the General Construction Contract.

(b)    Agent will authorize the release of the Retainage only upon the satisfaction of the following conditions in a manner satisfactory to Agent, together with any other reasonable requirements, conditions, documentation and determinations of Inspecting Architect:

(i)    all conditions of Sections 6.4 and 6.5 continue to be met and Completion of Construction shall have occurred;

(ii)    Inspecting Architect has confirmed that the Improvements have been completed in accordance with the Plans, all Laws and all Governmental Approvals;

(iii)    the Certificate of Occupancy has been duly issued, and Agent has received a copy thereof;

(iv)    Agent has received a Date Down Endorsement insuring the priority of the Lien of the Security Instrument in the full amount of the Loan and otherwise insuring that no encroachments exist over any building, zoning, right of way or property boundary lines;

(v)    Agent and the Title Insurance Company have received an as-built ALTA survey, showing the location of all applicable Improvements, easements, rights-of-way and other matters affecting the Land, certified to each and dated within sixty (60) days of delivery to Agent and the Title Insurance Company;

(vi)    Agent has received effective lien releases and waivers, and their corresponding forms G702/703, from Contractor and all subcontractors, suppliers and other Persons having a right to file a mechanic’s or materialman’s Lien, notice of unpaid balance, construction lien or any similar instrument against the Land and Improvements with respect to the work performed in connection with the construction and equipping of the Improvements, together with any other information required by Agent from time to time;

(vii)    Agent has received evidence satisfactory to Agent that the All Risk coverage insurance policy with respect to the Improvements is in full force and effect; and

(viii)    Agent has received the written consent of any and all third parties as may be reasonably required by Agent.

6.7    Loan Rebalancing/Deposit of Funds by Borrower. If Agent in good faith at any time and from time to time determines that (a) the amount of the undisbursed Loan proceeds will not be sufficient to pay in full all costs set forth on the Development Budget, or (b) subject to Borrower’s right to reallocate between Categories in accordance with the provisions and conditions hereof, any amount shown in any Category will not be sufficient to pay in full the items to which such amount is allocated, then Agent may make demand on Borrower to: (i) deposit with Agent within fifteen (15) Business Days funds equal to any such insufficiency, with such funds to be held in an account with Agent in which Lenders have a security interest, and/or (ii) increase the amount of the Equity Contribution. Lenders have no obligation to make further Disbursements until the demanded funds have been deposited by Borrower with Agent. Whenever Agent has any such funds on deposit, such funds are additional security for the Loan, and all disbursements will be made by Lenders first from those funds until they are exhausted. Additional Security. As additional security for the Obligations, Borrower irrevocably assigns and grants to Agent a security interest in (a) all Loan proceeds now or hereafter held by Agent or any Lender or any other financial institution, whether or not disbursed; (b) all funds now or hereafter deposited by Borrower with Agent under this Agreement, any of the other Loan Documents or for any other reason in connection with the Project, including amounts held in the Project Account and any other Account; (c) all Governmental Approvals to the extent permitted by Law or by the terms thereof; and (d) all reserves, deferred payments, deposits, refunds, escrows, cost savings and payments of any kind relating to the construction of the Improvements. If an Event of Default exists, Lenders, in addition to any other rights and remedies they may have under the Loan Documents or at Law or in equity, may use any of the property referred to above for any purpose, including without limitation the construction or financing of the Improvements or payment of the Obligations. Further, Borrower hereby assigns to Agent all of Borrower’s rights under the Construction and Development Documents, subject to the terms thereof, which rights Agent may exercise if an Event of Default exists. Such assignment is made for collateral purposes only and imposes no obligations upon Agent or Lenders.

7.        REPORTING REQUIREMENTS

7.1    Appraisals, and Title Reports.

(a)    Appraisal. In addition to the Appraisal required prior to the Closing Date as set forth on Exhibit 6.4(A) attached hereto, and until the Obligations are repaid in full, Agent or Required Lenders have the right at any time and from time to time to obtain an Appraisal with respect to the Project. Not more than once each calendar year any such Appraisal will be at the sole cost and expense of Borrower; provided, however, if an Event of Default exists, Agent or Required Lenders have the right to obtain any number of such Appraisals as they may require at the sole cost and expense of Borrower.

(b)    Title Reports. In addition to the Date Down Endorsements required under Article 6 of this Agreement, Agent may request, at the sole cost and expense of Borrower, and Borrower will deliver within fifteen (15) days of such request, an updated title report on the Project, prepared and issued by the Title Insurance Company. If an Event of Default exists, Borrower will furnish such title reports, endorsements or policies as Lenders require. If Borrower fails to deliver the title updates, reports, endorsements or policies required pursuant to this Section 7.1(b), Agent may obtain such item(s), and Borrower hereby indemnifies Agent for any and all costs incurred.

7.2    Financial Reports. Until the Obligations are repaid in full, Loan Parties must furnish or cause to be furnished the financial reports and information listed on and within the time frame specified on Exhibit 7.2.

8.        REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to Agent and each Lender as follows, and with each Disbursement Request such warranties and representations must be recertified to Agent and Lenders as true and correct:

8.1    Due Formation, Capacity.

(a)    Borrower is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization, and has full power and authority to own or lease and operate properties, and to engage in the business it presently conducts and proposes to conduct. Borrower is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary. Borrower will not reorganize in another state.

(b)    Guarantor is a corporation, duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization, and has full power and authority to enter into the Guaranties, and to engage in the business it presently conducts and proposes to conduct. Guarantor is duly licensed or qualified and in good standing in each jurisdiction where the nature of the business transacted by it makes such licensing or qualification necessary.

8.2    Power and Authority. Each Loan Party has full power and authority to enter into, execute, deliver and carry out this Agreement, the other Loan Documents and the Construction and Development Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents to which it is a party, to perform its obligations hereunder and thereunder, and all such actions have been duly authorized by all necessary proceedings on its part. Borrower has full power and authority to own and operate the Project as a two hundred fifty-four (254)-unit multifamily community. Each person executing any Loan Document on behalf of any Loan Party has been duly authorized to act on behalf of such Loan Party by all necessary proceedings.

8.3    Validity and Binding Effect. This Agreement, the other Loan Documents and the Construction and Development Documents have been duly executed and delivered by Loan Parties to the extent they are parties thereto. This Agreement, the other Loan Documents and the Construction and Development Documents constitute legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after delivery thereof by such Loan Party, enforceable against such Loan Party in accordance with their respective terms.

8.4    No Conflict. Neither the execution and delivery of this Agreement, the other Loan Documents or the Construction and Development Documents, by any Loan Party to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organizational Documents of a Loan Party, (ii) any Governmental Approval, any applicable Law, or (iii) any material agreement, instrument, order, writ, judgment, injunction or decree to which any Loan Party is a party or by which any Loan Party is bound or to which it is subject, or (b) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (except Liens granted under the Loan Documents).

8.5    Material Contracts. All material contracts to which any Borrower is a party are valid, binding and enforceable against such Borrower and each other party thereto in accordance with such contract’s respective terms, and, to Borrower’s knowledge, there is no default thereunder with respect to any Borrower, or with respect to other parties.

8.6    No Potential Default or Event of Default; Compliance with Instruments. No event or condition exists or will exist after giving effect to the closing of the Loan, the Initial Construction Disbursement or any Subsequent Disbursement which constitutes an Event of Default. No Loan Party is in violation of (a) any term of its Organizational Documents or (b) to each Loan Party’s knowledge, any material agreement or instrument to which it is a party or by which it or its properties may be subject or bound.

8.7    No Litigation or Investigations. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party at Law or in equity before any Official Body which individually or in the aggregate could question the capacity, ability or authority of any Loan Party to execute, deliver and perform the Loan Documents or Construction and Development Documents to which it is a party, or if adversely determined could result in any Material Adverse Effect. To each Loan Party’s knowledge, none of the Affiliates of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could result in any Material Adverse Effect on such Loan Party.

8.8    Financial Statements and Other Information.

(a)    Loan Parties have delivered to Agent copies of their respective fiscal year- end (or calendar year-end, as applicable) financial statements (hereinafter collectively referred to as the “Annual Statements”). In addition, Loan Parties have delivered to Agent copies of their respective interim financial statements for the fiscal year (or calendar year, as applicable) to date and as of the end of their respective most recent fiscal quarter (or calendar quarter, as applicable)

(hereinafter collectively referred to as the “Interim Statements” and hereinafter the Annual Statements and the Interim Statements as well as all other financial reports and information delivered to Agent in connection with the Loan will be collectively referred to as the “Historical Statements”). To each Loan Party’s knowledge, the Historical Statements are correct, accurate and complete in all respects and fairly present the financial condition of Loan Parties as of their dates and the results of operations for the fiscal periods (or calendar periods, as applicable) then ended, subject (in the case of the Interim Statements) to normal year end audit adjustments. All other financial data and information given to Agent by or with respect to Loan Parties fairly represents the financial condition of Loan Parties and is accurate, correct and complete in all respects. Loan Parties do not have any liabilities, contingent or otherwise, or forward or long- term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of Loan Parties which could result in a Material Adverse Effect. Since December 31, 2018, no Material Adverse Effect has occurred.

(b)    To Borrower’s knowledge, all surveys, plot plans and similar documents heretofore furnished by Borrower to Lenders with respect to the Improvements are accurate and complete in all material respects as of their respective dates.

(c)    To each Loan Party’s knowledge, all other information given to Lenders by any Loan Party is accurate, correct and complete in all material respects.

8.9    Title Aspects. Borrower has good and marketable fee simple title to the Land, subject only to Permitted Encumbrances. Borrower has been granted all easements appropriate for the construction of the Improvements, and any mortgage liens now or hereafter affecting any land burdened by such easements are subordinate to such easements. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

8.10    Zoning, Governmental Approvals, Consents and Financing Statements. The development, construction, use and occupancy of the Improvements in accordance with the Plans will conform to all applicable Laws, Governmental Approvals and all other covenants, conditions and restrictions contained in any deed, lease or other instrument or agreement covering or affecting all or any portion of the Project. All Governmental Approvals have been obtained and are valid and in full force and effect, except to the extent the same are of a nature so as not to be obtainable until a later stage of construction or until Completion of Construction. All consents, approvals, exemptions, orders or authorization of, or registration or filing with, any Official Body or any other Person required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement, the other Loan Documents or the Construction and Development Documents by any Loan Party, have been obtained or made on or prior to the Closing Date except for the filing of financing statements, the Security Instrument and the Assignment of Leases and Rents in the applicable state and county filing offices. Each Loan Party hereby authorizes Agent to file all financing statements, together with any amendments or modifications thereof which Agent deems necessary or desirable to perfect, under the applicable Uniform Commercial Code, the security interest in the collateral described in the Security Instrument, the other Loan Documents and this Agreement.

8.11    Plans. The Plans are accurate, true and correct, are satisfactory to Borrower and have been approved by each Official Body having jurisdiction over the Land and/or the Improvements and any others whose approval of the Plans, in whole or in part, may be called for by applicable undertakings of Borrower or by an applicable Law, rule, regulation or the like.

8.12    Utilities; Public Improvements. To Borrower’s knowledge, all utility and municipal services necessary for the construction, completion, use and occupancy of the Improvements are available to the Land and have sufficient capacity to operate the Improvements for their intended purposes, including water supply, storm and sanitary sewer facilities, gas, electricity and telephone facilities. All impact, connection or other requisite fees for such services have been paid or are included in the Development Budget. All streets and easements necessary for the completion and operation of the Improvements for their intended purpose are available to the boundaries of the Land. All easements, streets, utilities and public improvements to be owned or maintained by any governmental or public body or authority have been completed, inspected and accepted by such parties or, if not, have been included in the Development Budget and will be completed, inspected and accepted by such parties on or before the Completion Date.

8.13    Security Interests. The Liens and security interests granted or to be granted to Agent pursuant to this Agreement and the other Loan Documents constitute and will continue to constitute valid perfected Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction or other applicable Law, entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or any other Law. Upon the filing of the applicable Loan Documents and financing statements relating to said Liens and security interests in each office and in each jurisdiction where required in order to establish the Liens and perfect the security interests described above, all such action as is necessary or advisable to establish said Liens and perfect said security interests will have been taken and there will be no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to any such financing statements within six (6) months prior to each five (5) year anniversary of the filing of such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by Borrower, and the collateral secured by such Loan Documents is subject to no other Liens or encumbrances except for Permitted Encumbrances.

8.14    Liens. The Liens granted to Agent pursuant to the Security Instrument will, upon proper recording, constitute a valid perfected first-priority Lien under applicable Law, on the Land, the Improvements and any other property, in whatever form, whether real, personal or otherwise, secured by the Security Instrument. The Collateral is not subject to any Liens or encumbrances except for the Permitted Encumbrances.

8.15    Compliance with Laws. To each Loan Party’s knowledge, each Loan Party is in material compliance with all applicable Laws in all jurisdictions in which such Loan Party is presently or will be doing business.

8.16    Construction and Development Documents. Agent and Inspecting Architect have been furnished copies of all Construction and Development Documents. The Construction and Development Documents constitute all agreements executed by or for the benefit of Borrower in connection with the Project. The Construction and Development Documents cover all work and services necessary or desirable for the design of the Project, including all work and services necessary for the Improvements to be completed in accordance with all Governmental Approvals and any and all requirements of applicable Law. No work or construction of any kind is to be performed pursuant to the Construction and Development Documents on any property owned by others or within any easement or right-of-way

8.17    Development Budget. The Development Budget attached as Schedule 8.17 is true, correct and complete, shows all sources and uses of funds and provides for all costs and expenses to be incurred in connection with the development of the Land, the construction and equipping of the Improvements, all financing fees and interest expenses on the Loan through the Expiration Date (without any extensions), and all other items of cost and expense to be incurred in connection with the design and construction of the Improvements, the leasing of the Improvements and the closing of the Loan, including without limitation all costs and expenses to be incurred pursuant to the Construction and Development Documents.

8.18    Insurance and Bonds. The properties of Borrower are insured pursuant to Insurance Policies and other bonds which are valid and in full force and effect and which provide adequate coverage from insurers acceptable to Agent in amounts sufficient to insure the assets and risks of Borrower in accordance with prudent business practice. Borrower has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including without limitation by providing Agent with the address and/or GPS coordinates of the Improvements and any other structure located on the Land, and, to the extent required by Agent or applicable Law, obtaining flood insurance for such Improvements, property, structures and contents prior to such assets becoming Collateral. No notice has been given or claim made and no grounds exist to cancel or void any of such Insurance Policies or bonds or to reduce the coverage provided thereby.

8.19    Solvency. All Loan Parties are Solvent as of the Closing Date and will be Solvent after giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, the security interests granted therein and the payment of all fees, costs, expenses and the like related thereto.

8.20    Employee Benefit Plans. No Loan Party or, to the knowledge of any Loan Party, member of its ERISA Group (a) is or will become an Employee Benefit Plan or (b) is or will be required to contribute to any Multiemployer Plan or any Multiple Employer Plan. No assets of any Loan Party are Plan Assets of any Employee Benefit Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code because (i) the equity interests in such Loan Party are publicly-offered securities (within the meaning of 29 C.F.R. §2510.3 101(b)(2)) or securities issued by an investment company registered under the Investment Company Act of 1940; (ii) less than 25 percent of each outstanding class of equity interests in such Loan Party is held by “benefit plan investors” (within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by Section 3(42 of ERISA); or (iii) such Loan Party qualifies as an “operating company” (within the meaning of 29 C.F.R. §2510.3-101(c)), including, but not limited to, a “real estate operating company” (within the meaning of 29 C.F.R. §2510.3-101(e)). No Loan Party or, to the knowledge of any Loan Party, any member of a Loan Party’s ERISA Group is at the date hereof, or has been at any time within the six (6) years preceding the date hereof, (x) required to contribute to any Multiemployer Plan or Multiple Employer Plan, or (y) a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan, or (z) has any contingent liability with respect to any post-retirement “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), except as disclosed to Lenders in writing. Neither Loan Party sponsors, maintains or will establish any Employee Benefit Plan, and, to the knowledge of any Loan Party, each Employee Benefit Plan sponsored or maintained by any member of a Loan Party’s ERISA Group is in compliance in all material respects with its terms and the applicable provisions of ERISA, the Internal Revenue Code and all other applicable laws.

8.21    Use of Proceeds; Margin Stock. No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.

8.22    Full Disclosure. To Borrower’s knowledge, no Loan Document, Construction and Development Document, or certificate, statement, agreement or other document furnished by any Loan Party to Agent or any Lender in connection with the Loan contains any untrue statement, or is misleading due to such Loan Party’s omission of a material fact. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to Agent and Lenders prior to or on the date hereof in connection with the Loan.

8.23    Impositions. Borrower has timely filed returns for Impositions applicable to it, and payment has been made (or adequate provision for the payment thereof has been made) for all Impositions which have or may become due pursuant to said returns or to assessments received, prior to the date upon which any penalty or fine may be imposed, except to the extent that such Impositions are being contested in good faith by appropriate proceedings diligently conducted, and for which such reserves or other appropriate provisions have been made.

8.24    Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules become outdated or incorrect in any material respect, Borrower will promptly provide Agent in writing such revisions or updates as may be necessary or appropriate to update or correct such Schedules; provided that no Schedule will be deemed to have been amended or superseded by any such correction or update, nor will any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until Required Lenders, in their sole and absolute discretion, have accepted in writing such revisions or updates, provided further, subject to Section 6.3, Agent may in its discretion accept changes and updates to the Development Budget. Without limiting the foregoing, upon request of Agent with respect to any Schedule, Borrower will promptly provide Agent a written statement certifying that the information or disclosures on such Schedule remain current and correct in all material respects.

8.25    Investment Companies; Regulated Entities. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and will not become such an “investment company” or under such “control.” No Loan Party is subject to any other federal, local or state statute, rule or regulation limiting said Loan Party’s ability to incur Indebtedness for borrowed money.

8.26    Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

8.27    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

9.        AGENT

9.1    Appointment and Authority. Each Lender hereby irrevocably appoints Agent to act on its behalf as administrative agent under any Loan Document and authorizes Agent to take such actions on its behalf and to exercise such powers delegated to Agent by the terms of any Loan Document, together with such actions and powers incidental thereto. The provisions of this Section 9 are solely for the benefit of Agent and Lenders, and neither Borrower nor any other Loan Party has rights as a third-party beneficiary.

9.2    Rights as a Lender. The Person serving as administrative agent hereunder has the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not administrative agent, and the term “Lender” or “Lenders”, unless otherwise expressly indicated or unless the context otherwise requires, includes the Person serving as administrative agent. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or any other advisory capacity for and generally engage in any kind of business with Borrower or any Affiliate thereof as if such Person were not the administrative agent hereunder and without any duty to account therefor to Lenders.

9.3    Exculpatory Provisions.

(a)    With respect to the Loan and the Project, Agent does not have any duties or obligations except those expressly set forth in any Loan Document, and its duties as administrative agent hereunder are administrative in nature. Without limiting the generality of the foregoing, Agent:

(i)    is not subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default exists;

(ii)    has no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated in any Loan Document that Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as may be expressly provided for in any Loan Document); provided that Agent is not required to take any action that, in its determination may expose Agent to liability or that is contrary to any Loan Document or applicable Law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    except as expressly set forth in any Loan Document, has no duty to disclose any information relating to Borrower or any Borrower Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity, and is not liable for any failure to disclose such information.

(b)    Agent is not liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as may be expressly provided for in any Loan Document); or (ii) in the absence of its own gross negligence or willful misconduct. Agent will not be deemed to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to Agent in writing by Borrower or any Lender.

(c)    Agent is not responsible for and has no duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document; (ii) the contents of any certificate, report or other document delivered pursuant to or in connection with any Loan Document; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Potential Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

9.4    Reliance by Agent. Agent is entitled to rely upon, and will not incur liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including anything delivered in Electronic Format) believed by Agent to be genuine and to have been said, signed, sent or otherwise authenticated by the proper Person. In determining compliance with any condition that must be fulfilled to the satisfaction of a Lender prior to the making of a Disbursement, Agent may presume that such condition is satisfactory to each Lender unless Agent receives written notice to the contrary from any Lender prior to the making of such Disbursement. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and is not liable for any action taken or not taken by it in accordance with any such advice.

9.5    Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers under any Loan Document by or through any sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Article 9 apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and apply to their respective activities in connection with the syndication of the credit facility and activities as Agent.

9.6    Resignation of Agent.

(a)    Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of Agent’s notice of resignation, Required Lenders have the right, in consultation with Borrower (so long as no Potential Default or Event of Default exists), to appoint a successor administrative agent. If no such successor has been appointed by Required Lenders and has accepted such appointment no later than thirty (30) days after the retiring Agent gives notice of its resignation or any earlier date as may be agreed by Required Lenders (in either event, the “Resignation Effective Date”), then Agent may on behalf of Lenders appoint a successor administrative agent. Whether or not a successor has been appointed, any resignation is effective on the Resignation Effective Date.

(b)    Upon the Resignation Effective Date (i) the retiring party is discharged from its duties and obligations as administrative agent under any Loan Document, except that such party will continue to hold any collateral security held by it as administrative agent under any Loan Document until a successor administrative agent is appointed; and (ii) except for any indemnity payments owed to such agent, all payments, communications and determinations to be made by, to or through administrative agent must instead be made by or to each Lender directly until such time, if any, as a successor administrative agent has been appointed pursuant to Section 9.6(a). Upon the acceptance of a successor’s appointment as administrative agent, such successor (x) succeeds to and becomes vested with all of the rights, powers, privileges and duties of the retiring agent excluding any rights to indemnity payments owed to the retiring agent, and (y) is deemed the holder of any collateral security held by the resigning agent under item (i) of the first sentence of this subsection (b). The fees payable by Borrower to a successor agent will be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring party’s resignation, the provisions of this Article 9 and Section 11.3 continue in effect for the benefit of the retiring agent, its sub-agents and their respective Related Parties regarding any actions taken or not taken by any of them while the retiring party was acting as administrative agent.

9.7    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance on Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and has made its own, independent determination regarding whether the Loan should be classified as HVCRE. Each Lender also acknowledges that it will, independently and without reliance on Agent, or any other Lender, or any Related Party of Agent or any Lender, and based on such documents and information as it from time to time deems appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or document furnished pursuant to any Loan Document.

9.8    No Other Duties, etc. Notwithstanding anything herein to the contrary, none of the bookrunners or arrangers listed on the cover page hereof have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent or a Lender hereunder.

9.9    Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent is entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent, including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under any of the Loan Documents, allowed in such judicial proceeding; and

(b)    to collect, receive and distribute any monies or other property payable or deliverable on any such claims.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent consents to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under any of the Loan Documents.

9.10    Collateral and Guaranty Matters. Notwithstanding any other term or condition of any Loan Document (except with respect to matters described in Section 11.1), Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Agent under any Loan Document (a) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations), or (b) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under any Loan Document.

9.11    Sharing of Payments By Lenders. If any Lender exercises any right of setoff or counterclaim or otherwise obtains payment of any principal or interest on the Loan or other Obligations resulting in such Lender receiving payment greater than such Lender’s Commitment Percentage, then such Lender must (a) notify Agent, and (b) purchase (for cash at face value) participations in the Loan and such other obligations of the other Lenders, or make such other adjustments as are equitable, so that the benefit of all such payments are shared by Lenders ratably in accordance with their Commitment Percentage; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this paragraph may not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its interest in the Loan to any assignee or participant, other than to Borrower.

Each Loan Party agrees that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

9.12    [Intentionally Omitted].

9.13    No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti- Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Anti-Terrorism Law. Each Loan Party agrees to supply, on behalf of itself and its Affiliates and agents, all information requested from time to time by any Lender in connection with such Lender’s customer identification program intended to comply with the CIP Regulations or any Anti-Terrorism Law.

9.14    Post-Foreclosure. Title to all or any portion of the Collateral acquired by Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or retained in satisfaction of all or any part of the Obligations, will be held by a limited liability company or other legal entity owned by Lenders pro rata in proportion to their respective Commitment Percentages (the “Post-Foreclosure Entity”). Agent, as the managing member, partner or owner of the Post-Foreclosure Entity, will prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which will be subject to the approval of Required Lenders; provided, however, that the sale price of the Collateral will be subject to the approval of all Non-Defaulting Lenders. In accordance with the approved Post-Foreclosure Plan, Agent will manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and will administer all transactions relating thereto, including employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral pursuant to the Annual Budgets and Business Plan set forth in the approved Post-Foreclosure Plan; provided, however, that Agent, in its sole discretion, is authorized, in lieu of the procedure set forth in the Annual Budgets and Business Plan, to fund itself any additional expenses for reason of a bona fide emergency affecting the Collateral, for payment of taxes, insurance premiums or for other expenditures deemed necessary by Agent to preserve and maintain the value of the Collateral (collectively, “Emergency Fundings”). Except for Emergency Fundings, actions taken by Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, will require the written consent of Required Lenders by way of supplement to such Post-Foreclosure

Plan; provided, however, that any supplement that relates to sale price of the Collateral will require the written consent of all Non-Defaulting Lenders. Upon demand therefor from time to time, each Lender will contribute its share (based on its pro rata share in proportion to its respective Commitment Percentage) of all Emergency Fundings and all reasonable costs and expenses incurred by Agent pursuant to the approved Post-Foreclosure Plan or reasonably incidental thereto, in connection with the construction, operation, management, maintenance, development, leasing and sale of such Collateral. Agent will render or cause to be rendered to each Lender, from time to time, an income and expense statement for such Collateral, and each Lender will promptly contribute its pro rata share in proportion to its respective Commitment Percentage of any operating loss for such Collateral, and such other expenses and operating reserves as Agent deems reasonably necessary. Lenders acknowledge and agree that if title to any Collateral is obtained by the Post-Foreclosure Entity, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 10.2 as soon as practicable. Agent will undertake to sell such Collateral, subject to the terms of the Post-Foreclosure Plan and upon such terms and conditions as Required Lenders reasonably determine to be most advantageous to Lenders. Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral so acquired.

9.15    Consents and Approvals. All communications from Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) will be given in the form of a written notice to such Lender, (b) will be accompanied by a description of the matter or time as to which such determination, approval, consent or disapproval is requested, will advise such Lender where the matter or item may be inspected, or will otherwise describe the matter or issue to be resolved, (c) will include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and an overview of any other information provided to Agent by Loan Parties in respect of the matter or issue to be resolved, and (d) will include Agent’s recommended course of action or determination. Each Lender agrees that Agent will deem such Lender to have approved of or consented to such recommendation or determination unless within ten (10) Business Days of receipt of Agent’s communication such Lender gives written notice to Agent that it objects (together with a written explanation of the reasons behind such objection).

10.        DEFAULTS AND REMEDIES

10.1    Events of Default. The following are events of default (each, an “Event of Default”) under this Agreement (regardless of the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)    Borrower fails to (i) pay the entire outstanding principal balance of the Loan on the Expiration Date, or (ii) make any principal payment due under the Loan, fails to make any of the deposits required under this Agreement or fails to pay any interest on the Loan or any other scheduled payment owing hereunder or under the other Loan Documents within five (5) days after such principal, deposit, interest or other scheduled payment becomes due and payable in accordance with the terms of this Agreement or the applicable Loan Document;

(b)    any Loan Party makes a representation or warranty which was false or misleading in any material respect as of the time it was made, renewed or furnished in any Loan Document or any certificate, other instrument or written statement delivered pursuant to the provisions of any Loan Document (provided, however, as to any such false or misleading representation or warranty which was unintentionally made or submitted to Lender and which can either be made true and correct by action of any Loan Party or be cured to Lender’s satisfaction, Borrower shall have a period of thirty (30) days following written notice thereof to Borrower, as applicable, to undertake and complete all action necessary to make such representation or warranty either true and correct in all material respects as and when made or cured to Lender’s reasonable satisfaction);

(c)    any Loan Party fails to comply with any covenant or obligation contained in any Loan Document which calls for the payment of money, other than those monetary defaults expressly referred to in subsection (a) above, and does not cure such failure within ten (10) days after written demand by Agent;

(d)    any Loan Party fails to comply with any covenant or obligation contained in this Agreement or any other Loan Document other than those defaults expressly referred to in the other subsections of this Section 10.1, and does not cure such failure within thirty (30) days (or any shorter period of time for cure specified in any Loan Document) after the earlier of (A) Borrower’s knowledge of such failure to comply; or (B) written notice thereof by Agent to Borrower (such grace period to be applicable only in the event such default can be remedied by corrective action of Borrower as determined by Agent in its reasonable discretion), provided that, in the event that such default cannot be remedied with reasonable due diligence during such thirty (30) day period, such default shall not constitute an Event of Default so long as Borrower commences to cure such default during such thirty (30) day period, and thereafter diligently prosecutes such cure to completion and completes such cure within an additional ninety (90) day period;

(e)    any representation or warranty contained in Section 8.26 is or becomes false or misleading at any time;

(f)    any Loan Party fails to comply with Sections 4.5, 4.21, 4.22, 4.24, 4.28, 4.30, 5.1, 5.2, 5.3, 5.5, 5.6, 5.8, 5.9, 5.11, 5.12, 5.13, 5.14 or 6.7;

(g)    a material default by any Loan Party occurs under the Construction and Development Documents and such default is not cured within any applicable cure period;

(h)    any Loan Party ceases to be Solvent;

(i)    any Lien or encumbrance, other than a Permitted Encumbrance, is entered against the Land or Improvements, unless such Lien is being contested in accordance with the terms of this Agreement or such Lien is not discharged, vacated or bonded within thirty (30) days after the filing thereof;

(j)    a court having jurisdiction enters any final judgment against any Borrower for the payment of money, or any final judgment against any Guarantor for the payment of money having a Material Adverse Effect against Guarantor, if in either case such judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry of such judgment(s);

(k)    there occurs any uninsured or inadequately insured damage to or loss, theft or destruction of any of the Collateral including the Land and/or any of the Improvements unless Borrower deposits within ten (10) days following the date of determination of the costs to be incurred to complete the restoration and all costs associated therewith (the “Restoration Costs”) into the Restoration Fund (as defined in the Security Instrument) amounts which, in Agent’s judgment are, when combined with the unexpended proceeds in the Restoration Fund, sufficient to pay all Restoration Costs (such amounts to be disbursed in accordance with Section 7 of the Security Instrument);

(l)    the Collateral or any assets of Borrower, or any material portion of the assets of any Guarantor are attached, seized, levied upon or subjected to a writ or distress warrant, or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within ten (10) days thereafter;

(m)    any of the Loan Documents ceases to be a legal, valid and binding agreement enforceable against any Loan Party in accordance with the terms of such Loan Document or is in any way terminated (except in accordance with its terms) or becomes or is declared ineffective or inoperative or is in any way challenged or contested or ceases to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(n)    any Person (excluding Lender) obtains an order or decree in any court of competent jurisdiction enjoining the construction of the Improvements or delaying construction of the same or enjoining or prohibiting Agent, any Lender or any Loan Party from carrying out the terms and conditions of any Loan Document and such order or decree is not vacated or stayed within thirty (30) days after the filing thereof;

(o)    [intentionally omitted];

(p)    an Insolvency Proceeding is instituted seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding up or liquidation of its affairs, and such proceeding remains undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court enters a decree or order granting any of the relief sought in such proceeding;

(q)    any Loan Party commences a voluntary Insolvency Proceeding, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any action in furtherance of any of the foregoing; or

(r)    [intentionally omitted];

(s)    [intentionally omitted];

(t)    Borrower fails to satisfy the conditions precedent for the funding of the Initial Construction Disbursement on or before the date which is two hundred seventy (270) days after the Closing Date.

10.2    Remedies. Upon the occurrences described below, Agent may, and upon the request of Required Lenders will, exercise any or all of the following rights and remedies:

(a)    If an Event of Default exists and so long thereafter as such Event of Default shall remain uncured:

(i)    If such Event of Default is specified in Sections 10.1(p) or 10.1(q), the Commitments immediately and automatically terminate and Lenders have no further obligation to make Disbursements, and the Loan, all accrued and unpaid interest thereon, and all other Obligations immediately become due and payable.

(ii)    If such Event of Default is specified in any clause in Section 10.1 except Sections 10.1(p) or 10.1(q), Agent may, and upon the direction of Required Lenders must, take one or more of the following actions: (x) terminate the Commitments, whereupon Lenders are under no further obligation to make Disbursements; (y) declare the unpaid principal amount of the Loan then outstanding and all accrued and unpaid interest thereon and all other Obligations to be due and payable, whereupon the same will immediately become due and payable to Agent; and (z) exercise any and all remedies and other rights provided pursuant to any Loan Document, at Law or in equity. Except as otherwise provided in this Section 10.2, each Loan Party expressly waives presentment, demand, protest and all other notices of any kind. Borrower hereby expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar Laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(iii)    Upon the written consent of Required Lenders or upon the exercise of remedies by Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under any Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate will have made any demand under any Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off must be paid over immediately to Agent for further application in accordance with the provisions of Section 2.6 or Section 2.8, as applicable, and, pending such payment, must be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent and Lenders, and (y) the Defaulting Lender must provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.2 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application; provided that the failure to give such notice will not affect the validity of such setoff and application.

(iv)    Whether or not the maturity of the Loan has been accelerated pursuant to any of the foregoing provisions of this Section 10.2, Agent may proceed to protect and enforce Lenders’ rights by suit in equity, action at Law and/or other appropriate proceeding, for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount becomes due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Agent or Lenders.

(b)    From and after the date on which Agent has taken any action pursuant to this Article 10 and until all Obligations have been paid in full, any and all proceeds received by Agent or Lenders from any disposition of any Collateral or the exercise of any other remedy by Agent or Lenders, will be applied as follows:

(i)    First, to reimburse Agent and Lenders for any additional compensation due pursuant to Section 3.12 and for out-of-pocket costs, expenses and disbursements, including without limitation, reasonable attorneys’ and paralegals’ fees and legal expenses incurred by Agent or Lenders in connection with realizing on any Collateral or collection of any obligations of Loan Parties under any of the Loan Documents, including advances made subsequent to an Event of Default by any Lender or Agent for the maintenance, preservation, protection or enforcement of, or realization upon, any Collateral, advances for Impositions, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral.

(ii)    Second, to the repayment of all Obligations in accordance with Section 3.7 and in the order determined by Agent in its discretion as to principal, interest, fees or other amounts; and

(iii)    Third, the balance, if any, as required by Law.

Notwithstanding anything to the contrary herein, no Swap Obligations of any Non-Qualifying Party are to be paid with amounts received from such Non-Qualifying Party under any of its Guaranties (including sums received as a result of the exercise of remedies with respect to such Guaranties) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, to the extent possible, appropriate adjustments are to be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth herein.

(c)    In addition to all of the rights and remedies contained in this Agreement and the other Loan Documents, including without limitation the right to appoint a receiver and all other rights described in the Security Instrument, Agent has all of the rights and remedies of a secured party under the Uniform Commercial Code and any other applicable Law, all of which rights and remedies are cumulative and nonexclusive, to the extent permitted by Law.

(d)    Agent may enter the Land and Improvements and take any and all actions necessary in its judgment to (i) secure, protect and preserve the Improvements and any materials or supplies located on the Land, (ii) complete in part or in full the construction of the Improvements, including, but not limited to, making changes in the Plans, and entering into, and, subject to the terms thereof, modifying or terminating the Construction and Development Documents and other contractual arrangements. If Agent elects to continue with the construction of the Improvements, Lenders will not assume any liability to Borrower or any other Person for completing the Improvements or for the manner or quality of construction of the Improvements, and Borrower expressly waives any such liability. Borrower irrevocably appoints Agent as its attorney-in-fact, with full power of substitution, to complete the Improvements in Borrower’s name or Agent may elect to complete construction in the name of Lenders. Borrower will cooperate with Agent in hiring a third party manager for the Project. In any event, all sums actually expended by Agent in completing construction or otherwise exercising its rights hereunder or under the other Loan Documents will be secured by the Security Instrument and all other Collateral Documents and will bear interest at the Default Rate.

(e)    Agent or Required Lenders have the right to require that construction of the Improvements be stopped.

10.3    Notice of Sale. Any notice required to be given by Agent of a sale, lease, or other disposition of any Collateral or any other intended action by Agent, if given five (5) Business Days prior to such proposed action, constitutes commercially reasonable and fair notice thereof to Borrower.

11.        MISCELLANEOUS

11.1    Modifications, Amendments or Waivers. Except as may be otherwise provided in this Agreement or any other Loan Document, with the written consent of Required Lenders, Agent, acting on behalf of Lenders, and Borrower, on behalf of Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of Lenders or Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent is effective to bind all Lenders and Loan Parties; provided, that no such agreement, wavier or consent may be made which will:

(a)    increase the amount of the Commitment of any Lender without the consent of such Lender;

(b)    whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

(c)    release all or substantially all of the Collateral or any Guarantor from its Obligations under any Guaranty without the consent of all Non-Defaulting Lenders, or reduce or waive any of the Guarantor Financial Covenants; or

(d)    amend Sections 3.7, 9.3, or 9.6 or this Section 11.1, or alter any provision regarding the pro rata treatment of Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of “Required Lenders” in each case without the consent of all of Lenders;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of Agent in its capacity as Agent shall be effective without the written consent of Agent.

Notwithstanding anything to the contrary herein, if Agent obtains Required Lenders’ consent in connection with any proposed waiver, amendment or modification referred to in subsections (a) through (d) above but does not obtain the consent of one or more Non-Consenting Lenders, then Borrower has the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 3.15. Notwithstanding anything to the contrary herein, no Defaulting Lender has any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders requires the consent of such Defaulting Lender.

11.2    No Implied Waivers; Cumulative Remedies; Writing Required. No course of dealing and no delay or failure of Agent or any Lender in exercising any right, power, remedy or privilege under any Loan Document will affect any other or future exercise thereof or operate as a waiver thereof, nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of Agent and Lenders under any Loan Document are cumulative and not exclusive of any rights or remedies which they could otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender with respect to any breach or default under any Loan Document or any waiver of any provision or condition of any Loan Document must be in writing and will be effective only to the extent specifically set forth in such writing.

11.3    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. Borrower will pay all reasonable and actual out-of- pocket expenses incurred by (a) Agent and its Affiliates, including the fees, charges and disbursements of counsel for Agent, in connection with the syndication of the Loan, the preparation, negotiation, execution, delivery and administration of the Loan Documents, or any amendments or modifications thereto or waivers of the provisions thereof, whether or not the transactions contemplated thereby are consummated, and (b) Agent, Lenders and their respective Affiliates in connection with the enforcement or protection of Agent’s, Lenders’ or such Affiliate’s rights (i) in connection with the Loan Documents, or (ii) in connection with the Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b)    Indemnification by Borrower. Borrower will indemnify each Lender, Agent and their Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties of their respective obligations thereunder or the consummation of the transactions contemplated thereby; (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing brought by a third party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity will not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the negligence or willful misconduct of such Indemnitee.

(c)    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay to Agent or any of its Related Parties any amount required under Sections 11.3(a) or (b), each Lender severally agrees to pay to Agent or the applicable Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Commitment Percentage at such time) of such unpaid amount.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower agrees that it will not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of any Loan Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan, or the use of the proceeds thereof. No Indemnitee is liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, Electronic Format or other information transmission systems in connection with any Loan Document or the transactions contemplated thereby.

(e)    Payments. All amounts due under this Section 11.3 are payable not later than thirty (30) days after demand therefor.

11.4    Holidays. Whenever payment of any portion of the Loan is due on a day that is not a Business Day such payment will be due on the next Business Day and such extension of time may be included in computing interest and fees, except that the Loan will be due on the

Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loan) will be stated to be due on a day which is not a Business Day, such payment or action must be made or taken on the next following Business Day, and such extension of time may not be included in computing interest or fees, if any, in connection with such payment or action.

11.5    Notices; Effectiveness: Electronic Communication; Platform.

(a)    Notices Generally. All notices and other communications provided for herein must be in writing and delivered in Electronic Format, by hand or overnight courier service, mailed by certified or registered mail, or sent by facsimile to Loan Parties, Agent and Lenders at the respective address or facsimile number set forth on Schedule 11.5 or any relevant Assignment and Assumption. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, are deemed to have been given when received; notices sent by facsimile are deemed to have been given when sent (except that, if not given during normal business hours for the recipient, are deemed to have been given at the opening of business on the next Business Day for the recipient).

(b)    Electronic Format Communications. Notices and other communications to Lenders hereunder may be delivered or furnished in Electronic Format pursuant to procedures approved by Agent. Agent or Borrower may in its discretion agree to accept notices and other communications hereunder in Electronic Format pursuant to procedures approved by the receiving party; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Change of Address, etc. Any party may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties given in accordance with Section 11.5.

(d)    Platform. Each Loan Party agrees that Agent may without obligation make communications available to the other Lenders by posting such communications on Debt Domain, Intralinks, Syndtrak or any substantially similar electronic transmission system (each a “Platform”). The Platform is provided “as is” and “as available.” Agent and its Related Parties (i) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications posted thereon, and (ii) do not make any warranty of any kind, express, implied or statutory in connection with such communications or the Platform. In no event will Agent or its Related Parties have any liability to Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s or its Related Party’s transmission of communications through the Platform.

11.6    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction such provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7    Duration; Survival. All representations and warranties of Loan Parties contained herein or made in connection herewith survive the making of the Loan or, to the extent explicitly set forth in any Loan Document, payment in full of the Obligations, and are not waived by the execution and delivery of this Agreement, any investigation by Agent or Lenders, or the making of the Loan. All covenants and agreements of Loan Parties contained herein will continue in full force and effect from and after the date hereof until termination of the Commitments and payment in full of the Obligations. All covenants and agreements of Borrower contained in any Loan Document relating to the payment of increased costs, additional compensation, or expenses survive payment in full of the Obligations for a period of twelve (12) months after payment in full of the Obligations; provided, however, that all indemnification obligations contained in any Loan Document shall survive payment in full of the Obligations indefinitely.

11.8    Prior Understanding. This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

11.9    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement are binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.9(b), (ii) by way of participation in accordance with the provisions of Section 11.9(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.9(e). Nothing in this Agreement, expressed or implied, may be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.9(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement; provided that any such assignment is subject to the following conditions:

(i)    Minimum Amounts.

A.    no minimum amount need be assigned in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loan at the time owing to it, or in the case of an assignment to a Lender, any Lender Affiliate or an Approved Fund; and

B.    in any case not described in Section 11.9(b)(i)A with respect to each assignment, the aggregate amount of the Commitment (which for this purpose includes the Loan outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) may not be less than Five Million Dollars ($5,000,000), unless each of Agent and Borrower otherwise consents; provided, that Borrower’s consent is not required when an Event of Default exists.

(ii)    Proportionate Amounts. Each partial assignment will be an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Loan or the Commitment assigned.

(iii)    Required Consents. No consent is required for any assignment except:

A.    the consent of Agent is required (such consent not to be unreasonably withheld or delayed); and

B.    the consent of Borrower (such consent not to be unreasonably withheld or delayed) is required unless at the time of such assignment an Event of Default exists. Borrower is deemed to have consented to any assignment unless it objects by written notice to Agent within five (5) Business Days after having received notice of such assignment.

(iv)    Assignment and Assumption. The parties to each assignment must execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500) (the “Assignment Fee”), provided that Agent may in its sole discretion elect to waive such fee in the case of any assignment. The proposed assignee, if it is not a Lender, must deliver to Agent an administrative questionnaire in a form required by Agent.

(v)    No Assignment to Certain Persons. No such assignment may be made to (A) Borrower or any of Borrower’s Affiliates or (B) to any Defaulting Lender or any Affiliate of any Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute any such Persons.

(vi)    No Assignment to Natural Persons. No such assignment may be made to a natural Person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender and in addition to all other conditions set forth herein, no such assignment is effective unless and until the parties to the assignment make additional payments to Agent in an aggregate amount sufficient to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent and each other Lender, together with accrued interest, and (y) acquire and fund its full pro rata share of the Loan in accordance with its Commitment Percentage. Any such additional payment may be made in the form of outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable pro rata share of the portion of the Loan previously requested but not funded by the Defaulting Lender. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender becomes effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)    Right to Acquire Interest to Be Assigned. With respect to any such assignment, Agent and each Lender (other than a Defaulting Lender) has the right to acquire the rights and obligations proposed to be assigned upon the same terms and conditions offered to the proposed assignee(s). If more than one Lender, including Agent, desires to acquire the rights and obligations proposed to be assigned, then the rights and obligations will be assigned to such Lenders, including Agent, pro rata.

Subject to acceptance and recording by Agent pursuant to Section 11.9(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder is a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, has the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder is, to the extent of the interest assigned by such Assignment and Assumption, released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender ceases to be a party hereto) but will continue to be entitled to the benefits of all covenants and agreements of Borrower contained in any Loan Document relating to the payment of increased costs, additional compensation, expenses or indemnification with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    Register. Agent will maintain at one of its offices in Pittsburgh, Pennsylvania, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register are conclusive absent manifest error, and Borrower, Agent and Lenders must treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register must be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender who is not a Defaulting Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (each a “Participant”), except a natural Person, Borrower or Borrower’s Affiliates. Such participations may include all or a portion of such Lender’s rights and/or obligations under this Agreement (including its Commitment and/or any outstanding Loan owing to it); provided that (i) such Lender’s obligations under this Agreement remain unchanged, (ii) such Lender remains solely responsible to the other parties hereto for the performance of such obligations, and

(iii) Borrower, Agent and Lenders will continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells a participation must provide that such Lender retains the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Each Lender that sells a participation will maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender has any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103 (c) of the United States Treasury Regulations. The entries in the Participant Register are conclusive absent manifest error, and such Lender must treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent has no responsibility for maintaining a Participant Register for any other Lender.

(e)    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment will release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.10    Treatment of Certain Information; Confidentiality. Agent and Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to any Affiliates and Related Parties of Agent or any Lender, provided that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential; (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.10, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower any other Loan Parties, or any Affiliate of Borrower or any Loan Party, or the credit facility provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein; (h) with the consent of Borrower, or any other Loan Party whose consent is required; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.10, or (y) becomes available to Agent, any Lender or any of their respective Affiliates on a not confidential basis from a source other than Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section 11.10 is considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain confidentiality as such Person could accord to its own confidential information.

11.11    Counterparts; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which when taken together constitute a single contract. This Agreement becomes effective only when Agent (i) executes this Agreement, and (ii) Agent receives counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in Electronic Format is as effective as delivery of a manually executed counterpart of this Agreement, provided that Agent retains the right to require delivery of an original signature page in addition to any signature delivered via Electronic Format.

11.12    Exceptions. The representations and warranties and covenants contained herein are independent of each other, and no exception to any representation, warranty or covenant will be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor will any such exceptions be deemed to permit any action or omission that could be in contravention of applicable Law.

11.13    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of Loan Parties, Lenders and Agent. No trust fund is created by this Agreement and no other Persons or entities will have any right of action under this Agreement or any right against Lenders to obtain any proceeds of the Loan.

11.14    Authority to File Notices. Borrower appoints Agent as its attorney-in-fact, with full power of substitution, to file for record, at Borrower’s cost and expense and in Borrower’s name, any notices that Agent considers reasonably necessary or desirable to protect the Collateral; such appointment is coupled with an interest and is irrevocable.

11.15    Signs; Publicity. Borrower may, at Borrower’s expense, erect a sign or signs as reasonably approved by Agent upon the Land and Improvements at any reasonable location indicating the source of the development and construction financing. The announcement of, and the issuance of any publicity with respect to, the Loan and the transactions contemplated hereby will be subject to the prior written approval of Agent and Borrower. To the extent permitted by Law and at the request of Agent, Borrower will install, at Lender’s expense, a sign(s) of Agent’s choosing on the Land, stating that construction financing is provided by Lenders. Borrower will obtain any necessary approvals required to display such sign(s). Any such sign(s) will be located at or near the entrance to the project or at another mutually acceptable location which will permit the viewing of the sign(s) by the public. Borrower shall have the right to relocate at its expense any sign maintained under this Section 11.15 to any reasonable location in the event that such relocation is necessitated by the construction of the Improvements.

11.16    Interpretation. In the event of a conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement control.

11.17    Status of Parties. It is understood and agreed that the relationship of the parties hereto is that of borrower and lender and that nothing contained herein or in any of the other Loan Documents will be construed to constitute a partnership, joint venture or co-tenancy among Loan Parties, Agent or Lenders.

11.18    Brokerage Fee. Loan Parties represent to Lenders and Agent that, other than Palmer Capital Inc., no broker or other Person is entitled to a brokerage fee or commission as a result of Loan Parties’ actions or undertakings in connection with the financing of the Improvements and agree to hold Lenders and Agent harmless from all claims for brokerage fees or commissions which may be made as a result of such actions or undertakings, if any, including, without limitation, any brokerage fee or commission due to Palmer Capital Inc., which shall be paid by Loan Parties.

11.19    GOVERNING LAW; JURISDICTION; ETC.

(a)    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY ARE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF UTAH WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

(b)    JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, CONTRACT, TORT OR OTHERWISE, AGAINST AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING, IN ANY WAY RELATING TO ANY LOAN DOCUMENT OR TRANSACTIONS RELATED TO ANY LOAN DOCUMENT, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF UTAH SITTING IN SALT LAKE COUNTY, OR OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF UTAH LOCATED IN SALT LAKE COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH UTAH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING IS CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN ANY LOAN DOCUMENT AFFECTS ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.19. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5, EXCEPT THAT PROCESS MAY NOT BE SERVED BY ELECTRONIC MEANS OR FAX. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.20    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON COULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.20.

11.21    USA PATRIOT Act Notice. To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when Borrower opens an account, the bank will ask for the business name, business address, taxpayer identifying number and other information that will allow the bank to identify Borrower, such as organizational documents. For some businesses and organizations, the bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

11.22    Time of Essence. Time is of the essence with respect to each obligation of Loan Parties and Lenders hereunder. FINAL AGREEMENT. PURSUANT TO UTAH CODE ANNOTATED SECTION 25-5-4, BORROWER IS NOTIFIED THAT THIS AGREEMENT,

THE OTHER LOAN DOCUMENTS, AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO AGENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE TO CONSTRUCTION AND MINI PERM LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have duly executed and delivered this Agreement as of the day and year first above written.

“BORROWER”

CW BROADWAY JV, LLC,
a Delaware limited liability company

By:	/s/ Gregg Christensen
Name:	Gregg Christensen
Title:	Chief Legal Officer

PNC/Cottonwood - Signature Page to Loan Agreement

SIGNATURE PAGE TO CONSTRUCTION AND MINI PERM LOAN AGREEMENT

As “AGENT” and a “LENDER”

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph J. Seroke
Name:	Joseph J. Seroke
Title:	Senior Vice President

PNC/Cottonwood – Signature Page to Loan Agreement

JOINDER OF GUARANTOR

The undersigned , Cottonwood Residential II, Inc., a Maryland corporation, hereby joins in this Agreement solely for the purpose of making the representations and warranties with respect to it contained in this Agreement and for the purpose of covenanting and agreeing to be bound by the covenants and agreements with respect to it contained in this Agreement.

COTTONWOOD RESIDENTIAL II, INC.,
a Maryland corporation

By:	/s/ Gregg Christensen
Name:	Gregg Christensen
Title:	Chief Legal Officer

PNC/Cottonwood - Signature Page to Loan Agreement - Joinder of Guarantor

SCHEDULE 1.1

COMMITMENTS OF LENDERS

LENDER	COMMITMENT	PERCENTAGE OF COMMITMENT
PNC Bank, National Association	$44,625,000	100.00%

SCHEDULE 1.1

SCHEDULE 8.17

DEVELOPMENT BUDGET

See Attached.

SCHEDULE 8.17

LAND COST
Land (3)	7,500,000
Marketing & Due Diligence	70,000
Closing & Carrying Costs	—

TOTAL LAND COST	$7,570,000

SOFT COSTS
Legal & Taxes	—
Design Costs	150,000
Marketing Costs	725,071
Permits & Fees	1,524,000
Insurance	733,151
Financing Fees & Closing Costs	379,313
Construction Interest	2,390,918
Development Fee (4)	3,605,362
Operating Costs & Deficits	193,830
Soft Cost Contingency	250,000

TOTAL SOFT COSTS	$9,951,645

HARD COSTS
Hard Costs	55,590,954
Hard Cost Contingency	2,600,000
Construction Oversight Fee (5)	581,910

TOTAL HARD COSTS	$58,772,864

TOTAL USES	$76,294,508

SCHEDULE 11.5

NAMES, ADDRESSES, TELEPHONE NUMBERS, FACSIMILE NUMBERS AND

E-MAIL ADDRESSES OF LOAN PARTIES AND LENDERS

LOAN PARTIES:

Borrower:

CW Broadway JV, LLC

6340 South 3000 East

Suite 500

Salt Lake City, UT 84121

Attention:    Chief Legal Counsel

Telephone:   (801) 278-0700

Facsimile:    (801) 278-0756

E-Mail:     gchristensen@cottonwoodres.com

With a copy to: Holland & Hart LLP 222 South Main Suite 2200 Salt Lake City, UT 84101 Attention: Matt Wirthlin Telephone: (801) 799-5827 E-Mail: MWirthlin@hollandhart.com

Guarantor:

CW Broadway JV, LLC

6340 South 3000 East

Suite 500

Salt Lake City, UT 84121

Attention:    Chief Legal Counsel

Telephone:   (801) 278-0700

Facsimile:    (801) 278-0756

E-Mail:     gchristensen@cottonwoodres.com

With a copy to: Holland & Hart LLP 222 South Main Suite 2200 Salt Lake City, UT 84101 Attention: Matt Wirthlin Telephone: (801) 799-5827 E-Mail: MWirthlin@hollandhart.com

SCHEDULE 11.5

LENDERS:

Agent:

PNC Bank, National Association

1144 15th Street, 36th Floor

Denver, CO 80202

Attention: Joe Seroke

Telephone: (303) 729-1971

Email: joseph.seroke@pnc.com

And

PNC Bank, National Association

500 First Avenue (P7-PFSC-04-V)

Pittsburgh, PA 15219

Attention:    Colleen Choff

Telephone:   (412) 762-6092

Fax :      (888) 614-9134

E-mail:     Colleen.Choff@pnc.com

With a copy to: Jones Day 3161 Michelson Drive, Suite 800 Irvine, CA 92612-4408 Attention: Mark Appelbaum Telephone: (949) 553-7543 Facsimile: (949) 553-7539 E-Mail: mappelbaum@jonesday.com

SCHEDULE 11.5

EXHIBIT 2.4(a)(i)

FORM OF MINI PERM LOAN/MINI PERM LOAN EXTENSION NOTICE

To:	PNC BANK, NATIONAL ASSOCIATION	Borrower:
500 First Avenue (P7-PFSC-04-V)
	Pittsburgh, PA 15219	Project
	Attention: [Loan Administrator]	Loan No.

With regard to the referenced loan (the “Loan”), the undersigned hereby requests that you [select one of the following: convert the Construction Loan to a Mini Perm Loan beginning on [insert date] / extend the term of the Mini Perm Loan beginning on [insert date]] pursuant to the provisions of the Construction and Mini Perm Loan Agreement (as amended from time to time, the “Agreement”), dated November 15, 2019, between CW BROADWAY JV, LLC, a Delaware limited liability company (“Borrower”), Lenders set forth therein, and PNC BANK, NATIONAL ASSOCIATION, as administrative agent for itself and the other Lenders (“Agent”). The Loan is evidenced by certain Notes dated November 15, 2019, in the aggregate face amount of Forty-Four Million Six Hundred Twenty-Five Thousand Dollars ($44,625,000), and other loan documents defined in the Agreement (collectively, the “Loan Documents”). Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement.

The undersigned agrees to execute whatever additional documents (including an extension agreement) which may be reasonably required in order to implement or to clarify the terms of the [conversion][extension] or to preserve and maintain the security granted in connection with the Loan.

The undersigned hereby certifies that the [Conditions for Mini Perm Loan][Conditions for Mini Perm Loan Extension] have been satisfied. Set forth on Borrower’s DSCR Compliance Certificate attached hereto are calculations of Borrower’s compliance with the Mini Perm Loan DSCR Requirement which is set forth in the [Conditions for Mini Perm Loan][Conditions for Mini Perm Loan Extension]. Set forth on the Guarantor’s Compliance Certificate attached hereto are calculations of Guarantor’s compliance with the Guarantor Financial Covenants which is set forth in the [Conditions for Mini Perm Loan][Conditions for Mini Perm Loan Extension].

No Event of Default or Potential Default exists.

Pursuant to the terms of the Agreement, enclosed is the [Mini Perm Loan Fee][Mini Perm Loan Extension Loan Fee] in the amount of $[                    ].

[The undersigned further agrees that no further Disbursements of the Loan shall be available after the [Mini Perm Loan Commencement Date]].

EXHIBIT 2.4(a)(ii) - 1

Dated:

By:
Name:
Title:

Guarantor hereby acknowledges its continued liability pursuant to (i) that certain Payment, Carry and Limited Guaranty Agreement, (ii) that certain Completion Guaranty Agreement, and (iii) that certain Environmental Indemnity Agreement, each dated November 15, 2019, and that such liability remains unaffected by the above conversion of the Loan.

COTTONWOOD RESIDENTIAL II, INC.,
a Maryland corporation

By:
Name:
Title:

FOR AGENT USE ONLY

ACKNOWLEDGED BY:

(Relationship Manager) DATE:

EXHIBIT 2.4(a)(ii) - 2

EXHIBIT 2.4(a)(v)

FORM OF DSCR CERTIFICATE

                    , 20

PNC BANK, NATIONAL ASSOCIATION

500 First Avenue (P7-PFSC-04-V)

Pittsburgh, PA 15219

Attention: [Loan Administrator]

Ladies and Gentlemen:

I refer to the Construction and Mini Perm Loan Agreement, dated November 15, 2019, by and among CW Broadway JV, LLC, a Delaware limited liability company (“Borrower”), PNC Bank, National Association, as administrative agent for itself and the other Lenders (“Agent”), and Lenders party thereto (as amended, restated, supplemented or modified from time to time, the “Agreement”).

I,                     , the                      of Borrower, do hereby certify on behalf of Borrower as of the [                , 20    ] (the “DSCR Test Date”), as follows:

Attached hereto are calculations substantiating that as of the DSCR Test Date, the Debt Service Coverage Ratio with respect to the Project is                  which is greater than or equal to 1.25 to 1.00.

All capitalized terms used herein shall have the meanings ascribed thereto in the Agreement. The undersigned has executed and delivered this Certificate on behalf of Borrower with the understanding that Agent and Lenders will rely hereon pursuant to the terms of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this      day of                 , 20    .

By:
Name:
Title:

EXHIBIT 2.4(a)(vi) - 1

EXHIBIT 3.14(f)(ii)B(3)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Lenders that are not partnerships for U.S. federal income tax purposes)

Reference is hereby made to the Construction and Mini Perm Loan Agreement, dated as of November 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among CW BROADWAY JV, LLC, a Delaware limited liability company (“Borrower”), PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the benefit of Lenders (“Agent”), and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.14 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Notes(s) evidencing such Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                     , 20[    ]

EXHIBIT 3.14(f)(ii)B(3)

EXHIBIT 3.14(F)(ii)B(4)-(A)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Participants that are not partnerships for U.S. federal income tax purposes)

Reference is hereby made to the Construction and Mini Perm Loan Agreement, dated as of November 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among CW BROADWAY JV, LLC, a Delaware limited liability company (“Borrower”), PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the benefit of Lenders (“Agent”), and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.14 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that: (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meaning given to them in the Loan Agreement

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                     , 20[    ]

EXHIBIT 3.14(F)(ii)B(4)–(A)

EXHIBIT 3.14(f)(ii)B(4)-(B)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Participants that are partnerships for U.S. federal income tax purposes)

Reference is hereby made to the Construction and Mini Perm Loan Agreement, dated as of November 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among CW BROADWAY JV, LLC, a Delaware limited liability company (“Borrower”), PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the benefit of Lenders (“Agent”), and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.14 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and

(v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT 3.14(f)(ii)B(4)-(B)

EXHIBIT 3.14(f)(ii)B(4)-(C)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Lenders that are partnerships for U.S. federal income tax purposes)

Reference is hereby made to the Construction and Mini Perm Loan Agreement, dated as of November 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among CW BROADWAY JV, LLC, a Delaware limited liability company (“Borrower”), PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the benefit of Lenders (“Agent”), and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.14 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT 3.14(f)(ii)B(4)-(C)

EXHIBIT 4.5

INSURANCE REQUIREMENTS:

Each insurer(s) issuing any Insurance Policy must certify to Agent that (a) losses will be adjusted only with the approval of Agent; (b) loss payments will be payable to Agent, such payments to be applied in the manner set forth in the Loan Documents; (c) the interests of Lenders must be insured regardless of any breach or violation by any Loan Party of any warranties, covenants, representations, declarations or conditions contained in such Insurance Policy; and (d) if such Insurance Policy is canceled or materially changed, or if any reinsurance is canceled for any reason whatsoever, such insurer will promptly notify Agent and such cancellation or change will not be effective as to Agent or Lenders for thirty (30) days after receipt by Agent of such notice. Furthermore, in the event any Insurance Policy (except for general public and other liability and Workers’ compensation insurance) must contain breach of warranty provisions, such Insurance Policy must provide that with respect to the interest of Agent and Lenders, said Insurance Policy is not invalidated by and insures Agent and Lenders regardless of (a) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such Insurance Policy by any named insured; (b) the occupancy or use of the Project for purposes more hazardous than permitted by the terms thereof; or (c) any foreclosure or other action or proceeding taken by Agent pursuant to any provision of this Agreement or any of the other Loan Documents.

Each Insurance Policy issued in connection herewith must contain a provision whereby the insurer: (a) waives any right to claim any premiums and commissions against Agent, provided that the Insurance Policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured; and (b) provides that Agent is permitted to make payments to effect the continuation of such Insurance Policy upon notice of cancellation due to non-payment of premiums.

Loan Parties must deliver to Agent ACORD Form 28 Evidence of Commercial Property Insurance and an ACORD Form 25 S Certificate of Insurance (provided that such form must provide legally binding evidence of the required coverage, together with an agreement to provide not less than thirty (30) days prior written notice to Agent of any cancellation or material change relating to such coverage and provided further that such form contains no qualifying language concerning the status of Agent as additional insured), as applicable, with respect to such Insurance Policies on or before the Closing Date, or, at the request of Agent, a copy of the applicable Insurance Policy or Insurance Policies including all applicable endorsement(s) (provided, however, that Agent will not be deemed by reason of its custody of such Insurance Policy to have notice of the contents thereof), in all cases naming Lenders as mortgagee and lender loss payee and agreeing to provide not less than thirty (30) days prior written notice to Agent of any cancellation or material change relating to such Insurance Policy, and evidence of each new or renewal Insurance Policy in a form acceptable to Agent not less than thirty (30) days prior to the expiration of the original Insurance Policy or preceding renewal Insurance Policy (as the case may be); and to deliver to Agent, upon Agent’s request, receipts or other evidence that the premiums thereon have been paid in accordance with the Insurance Policy.

EXHIBIT 4.5 - 1

The insurer or reinsurer for all such Insurance Policies must be rated A IX or better by A.M. Best Company, Inc., or will have such other rating reasonably acceptable to Agent. The form, amount, deductible, content, types of coverage and evidence of all Insurance Policies required under this Agreement and the Security Instrument as well as the identity of the insurers and reinsurers must be satisfactory to Agent. All Insurance Policies must maintain coverage for tenant improvements and betterments that Borrower is required to insure. All property Insurance Policies must also include a co-insurance waiver and Agreed Amount Endorsement. The amount of any deductible under any insurance policy must be acceptable to Agent. Without Agent’s prior written consent in its sole discretion, Borrower will not name any person other than Agent as mortgagee and/or loss payee with respect to the Project, nor may Borrower carry separate or additional insurance coverage covering the Improvements concurrent in form or contributing in the event of loss with that required by this Agreement; provided that, if blanket Insurance Policies are obtained, this sentence does not apply to property covered by such blanket Insurance Policies other than the Improvements and such tenant improvements and betterments that Borrower is required to insure pursuant to this Agreement.

EXHIBIT 4.5 - 2

EXHIBIT 4.28(A)

FORM OF COMPLIANCE CERTIFICATE (BORROWER)

                    , 20

PNC BANK, NATIONAL ASSOCIATION

575 Market Street, 28th Floor

San Francisco, CA 94105

Attention: [Loan Administrator]

Ladies and Gentlemen:

I refer to that certain Construction and Mini Perm Loan Agreement, dated November 15, 2019 among CW Broadway JV, LLC, a Delaware limited liability company (“Borrower”), PNC Bank, National Association (“Agent”), and the lenders party thereto (as amended, restated, supplemented or modified from time to time, the “Agreement”). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings. Borrower hereby certifies as of [                                , 20 ] (the “Report Date”) that:

(1)    I have attached information, financial statements and other financial data pursuant to Section 7.2 of the Agreement (the “Statements”). The Statements are true and correct in all respects and present fairly the financial condition of Borrower. All other information given to Agent by or with respect to Borrower is accurate, correct and complete in all respects. Borrower has no liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of Borrower which may cause a Material Adverse Effect.

(2)    Borrower has performed and complied with all covenants and conditions contained in the Loan Documents.

(3)    No Event of Default or Potential Default has occurred and is continuing or exists under any Loan Document.

(4)    All representations and warranties of Borrower contained in Article 8 of the Agreement are true and correct on the date hereof with the same effect as though such representations and warranties had been made on and as of today (except representations and warranties which expressly relate solely to an earlier date or time).

EXHIBIT 4.28(A) - 1

I have executed and delivered this Certificate with the understanding that Agent and Lenders will rely hereon pursuant to the terms of the Loan Documents.

BORROWER:

By:
Name:
Title:

EXHIBIT 4.28(A) - 2

EXHIBIT 6.1

REQUEST FOR DISBURSEMENT

Request No.
Date
Amount Requested	$

TO:	PNC Bank, National Association
Real Estate Administration
Firstside Center
500 First Avenue

Mail Stop:     P7-PFSC-04-V

Attention:     [Loan Administrator]

RE:

Construction and Mini Perm Loan Agreement (as amended from time to time, the “Agreement”), dated November 15, 2019, between CW BROADWAY JV, LLC, a Delaware limited liability company (“Borrower”), and PNC BANK, NATIONAL ASSOCIATION (“Agent”), as Agent for itself and for Lenders.

Project known as:

In accordance with the terms of the Agreement, you are hereby authorized and requested to make a Disbursement in the amount shown by the attached Development Budget spreadsheet, which is incorporated herein by this reference and made a part hereof, and which indicates the line items from the Development Budget from which funds are requested. Attached hereto are invoices supporting the disbursement requested and lien releases/waivers supporting the amount previously disbursed for hard costs. All capitalized terms herein mean as defined in the Agreement.

The undersigned hereby certifies that:

(i)    The labor, services, and/or materials covered hereby have been performed upon or furnished in connection with the Improvements;

(ii)    All construction of the Improvements to date has been performed substantially in accordance with the Plans and there have been no changes in the Plans except as have been approved by Agent in accordance with the terms of the Agreement;

(iii)    To its knowledge, no default and no event or condition which, with the passage of time or the giving of notice or both, could constitute a default under the General Construction Contract, has occurred or exists;

(iv)    There have been no changes in the scope or time of performance of the work of construction, nor any extra work, labor, or materials ordered or contracted for, except as have been approved by Agent, as applicable, in accordance with the terms of the Agreement or which do not require approval by Agent in accordance with the terms of the Agreement;

EXHIBIT 6.1 - 1

(v)    The Loan proceeds hereby requested for construction costs will pay all sums payable to date for any labor, materials, and services furnished in connection with construction of the Improvements;

(vi)    All amounts previously disbursed by you for all hard and soft costs as set forth in the Development Budget spreadsheet pursuant to previous Disbursement Requests have been paid to the parties entitled thereto, with the proper designation of contract and account for which payment was made;

(vii)    No change is required in the Development Budget or any Category thereof, except as has been approved by Agent or Required Lenders, as applicable, in accordance with the terms of the Agreement;

(viii)    All amounts previously recognized as Equity Contribution and Loan proceeds in the Categories of the Development Budget have been paid to the parties entitled thereto as approved by Agent in accordance with the terms of the Agreement;

(ix)    All representations and warranties made by Loan Parties in Article 8 of the Loan Agreement are hereby recertified as true and correct as of the date of this Request for Disbursement; and

(x)    All conditions of the Agreement for the Disbursement hereby requested have been fulfilled, and no Event of Default or Potential Default under the Agreement exists.

The undersigned confirms that he/she/they is/are authorized to make this request on behalf of Borrower; and

The undersigned hereby requests that Loan proceeds advanced under this request be disbursed as follows:

AMOUNT: $	Credit to DDA:

In Name of:

OR

AMOUNT: $	Wired to:

ABA Routing No.:

Credit:

Account Name:

Reference:

Phone Advise:

EXHIBIT 6.1 - 2

OR

AMOUNT: $	Credit:

WITNESS/ATTEST:	BORROWER

By:
Name:
Title:

EXHIBIT 6.1 - 3

EXHIBIT 6.2

OFF-SITE STORED MATERIALS REQUIREMENTS

Subject to all of the terms and conditions of this Agreement, Lenders will, in the sole discretion of Agent, make disbursements in respect of off-site stored materials for the Project (the “Materials”) upon the satisfaction by Borrower of the following conditions and the Agent’s receipt of the following documentation:

1.    The Materials must be located in the United States, fully fabricated, and in form ready for immediate installation at the Land upon delivery;

2.    Borrower must be named as additional insured, with appropriate evidence of insurance of the Materials and transportation coverage, and a description of the Materials must be provided on a certificate of insurance, with Agent named as mortgagee and loss payee;

3.    The Materials must be properly secured and protected from elements, segregated and identified as being owned by Borrower and Borrower must deliver to Agent bills of sale or other proof acceptable to Agent evidencing Borrower’s ownership of all Materials;

4.    Borrower must deliver to Agent an inventory of the Materials, in the form attached hereto as Exhibit 6.2(A), and such inventory must be certified by the Inspecting Architect;

5.    Agent must have a perfected first priority security interest in the Materials, evidenced by a duly filed UCC Financing Statement or other form of perfection acceptable to Agent;

6.    If the storage facility is owned by someone other than the supplier or Borrower, Borrower must deliver to Agent a landlord’s waiver in favor of Agent and in form and substance satisfactory to Agent;

7.    If the site is a bonded warehouse, Borrower must deliver to Agent appropriate documentation from the warehouse; and

8.    Borrower must deliver to Agent a properly-executed Stored Materials Affidavit in the form attached hereto as Exhibit 6.2(B).

EXHIBIT 6.2

EXHIBIT 6.2(A)

STORED MATERIALS INVENTORY

BORROWER:

GENERAL CONTRACTOR:	PERIOD COVERED:

Item No.	Trade	Location of Storage	Subcontractor or Material Supplier	Opening Inventory	Inventory Additions This Period	Inventory Usage This Period	Closing Inventory	Retainage Required

TOTALS/SUBTOTALS

EXHIBIT 6.2(A)

EXHIBIT 6.2(B)

STORED MATERIALS AFFIDAVIT

                                                                           being first duly sworn, in the city of                                     ,                                                          , deposes and says he is                          of                         , a                          (“Supplier”), doing business at                          and a subcontractor/supplier under that certain agreement dated                         , by and between Supplier and                         , (together with its successors or assigns, “Contractor”) in connection with                          (the “Project”), which is owned by CW Broadway JV, LLC, a Delaware limited liability company (“Borrower”). The Project is located at (the “Project Site”), and the materials listed in the attached Bill of Sale (the “Materials”) are now stored at                          (the “Storage Site”).

Supplier has clear marketable title to the Materials, such title will pass to Borrower upon payment, and the Materials are not subject to any security interest or encumbrance. The Materials are stored in a safe and secure manner so as to preclude damage by fire, the elements, theft, or vandalism. The Materials are clearly marked and identified for the Project and are located in an area separate from any other materials not included in this affidavit.

The Materials are available now for inspection by Contractor,                              (“Owner”), and PNC Bank, National Association (“Agent”), or their respective representatives.

The Materials are now covered by insurance evidenced by the certificate attached hereto, which indicates all risk coverage with a deductible of $                             and names Owner as the insured party and Agent as mortgagee and loss payee. Such insurance is in an amount equal to or greater than one hundred percent (100%) of the value of the Materials. The cost of such insurance has been borne by Supplier and will remain in force until Supplier delivers the Materials to the Project Site.

The Materials comply in all respect to the Plans, and payment does not relieve Supplier of said responsibility.

The Materials have been purchased and/or manufactured for the specific purpose of being used in the Project and will be transported to the Project Site at Supplier’s expense.

The Materials will remain on the Storage Site until delivery to the Project Site, except in an emergency that threatens the Materials. In any such event Supplier will within 24 hours notify Contractor of the nature of such emergency and the location to which it has moved the Materials, and will within 1 business day deliver to Contractor a new Affidavit in form and substance identical to this document except for location of the new Storage Site.

EXHIBIT 6.46.2(B) - 1

The undersigned makes this affidavit in order to induce Contractor to pay for the Materials. It is understood that Contractor, at its convenience, can acquire physical possession of the Materials within (24) hours of written request to Supplier, notwithstanding any contrary contractual provisions.

(Supplier)

By:

Name:

Title:

EXHIBIT 6.46.2(B) - 2

EXHIBIT 6.4(A)

ITEMS TO BE DELIVERED PRIOR TO CLOSING

1.    Title and Collateral Matters:

(a)    a current ALTA survey of the Land, certified by a registered surveyor approved by Agent, such certification to be in a form acceptable to Agent and addressed to Agent and the Title Insurance Company and (i) showing the location and area covered by all building lines affecting the Land, the location and area of all easements encumbering and/or benefiting the Land, the relation of the Land to public thoroughfares for access purposes, the location of all physical conditions on the Land, the proposed location of the Improvements and any encroachments of the Improvements or other physical conditions upon any easements, building lines or property boundary lines, (ii) stating whether the Land or any portion thereof is located in any federally designated flood prone area, and if so, locating on the survey such portion of the Land so designated with similar surveys to be furnished after the actual location of the Improvements is established and after completion of the Improvements and (iii) showing the dimension and location of all improvements, parking areas, drives, easements and rights-of-way and the location of adjoining streets and distances to the nearest intersecting street);

(b)    an Appraisal of the Project which must establish that the amount of the Commitments does not exceed (i) sixty-five percent (65%) of the total costs set forth in the Development Budget, and (ii) sixty percent (60%) of the Appraised Value “as stabilized”, which Appraisal was prepared not more than ninety (90) days prior to the Closing Date;

(c)    an Appraisal of the Project, and other evidence in such form as Agent may require, which must establish to Agent’s satisfaction that, following Completion of Construction and stabilization, the NOI and Debt Service for the Project will yield a Debt Service Coverage Ratio of no less than 1.25:1.00;

(d)    a legal description of the Land and all easements, compatible with the above-mentioned survey and sufficient for the purpose of the Security Instrument;

(e)    evidence in such form as Agent may require of (i) satisfactory subdivision of the Land and zoning for the Improvements (an acceptable form of zoning letter is attached as Exhibit 6.4(B)); (ii) the availability of all utility and municipal services required for the operation of the Improvements; (iii) satisfactory soils compaction conditions and sub-surface support for the Improvements; (iv) the availability of means of access to and from the Land by means of easements benefiting the same; and (v) separate assessment of the Land for tax purposes;

(f)    evidence in such form as Agent may require, including without limitation engineering and soils reports, environmental assessment reports, reports and clearances from governmental agencies, chain of title searches and certifications of Borrower, that the Project is free from all Hazardous Substances;

EXHIBIT 6.4 (A)-1

(g)    evidence in such form as Agent may require that Borrower has obtained the insurance coverages set forth in Section 4.5 and all of such insurance is in full force and effect; and

(h)    a title insurance binder, together with a specimen or proforma policy issued by the Title Insurance Company, pursuant to which the Title Insurance Company will, on the Closing Date, issue the Title Insurance Policy.

2.    Opinion Letter and Corporate Documents:

(a)    an opinion or opinions of counsel acceptable to Agent and its counsel (including local counsel), to be delivered on the Closing Date in form and scope satisfactory to Agent, to the effect (in addition to other matters which Agent may require to be favorably addressed) that (i) Loan Parties are duly organized, validly existing and in good standing under the Laws of the jurisdiction of their respective formation; (ii) Borrower is duly qualified to do business in the jurisdiction in which the Land is located, and each Loan Party has all requisite power and authority to operate the Land and Improvements and to enter into, perform and consummate all aspects of the transactions contemplated hereby; (iii) all Loan Documents and other documents to be executed by or on behalf of any Loan Party have been duly executed and are valid and binding upon and enforceable against the parties thereto (other than Lenders) in accordance with the respective terms of each, except as the same may be limited by Debtor Relief Laws affecting the rights of creditors generally; (iv) there is no action, proceeding or investigation pending, or to the knowledge of counsel, threatened (or any basis therefor known to counsel) with respect to the Project, or with respect to any Loan Party which, if determined adversely, could result in a Material Adverse Effect, or which questions the validity of the Loan or the transactions contemplated hereby or the ability of any Loan Party from performing their respective Obligations under the Loan Documents; (v) the performance of and compliance with the provisions hereof and the other documents referred to herein will not result in or be in conflict with or constitute a default under any agreement, instrument, document, decree, order or any Law applicable to or affecting any Loan Party; (vi) no consent, approval, order or authorization of, or registration or filing with, any governmental or public body or authority is required in connection with the acceptance hereof, the Loan or the matters contemplated hereby; (vii) the Loan will not violate the usury or other Laws of the State of Utah or any other applicable Law relating to the Maximum Legal Rate; and (viii) Lenders have a mortgage lien on that portion of the Project constituting real property and a security interest in that portion of the Project and other Collateral constituting the personal property as security for the Loan;

(b)    except with respect to those Loan Parties who are natural persons, a copy of the articles of incorporation, articles of organization, or partnership certificate of each Loan Party, certified as of a recent date by the Secretary of State or other duly authorized officer of the jurisdiction of such Loan Party’s formation, and the other Organizational Documents of Loan Parties, certified as of the Closing Date by an officer of each Loan Party in a manner reasonably designated by Agent, and in addition, a good standing certificate or certificate of subsistence, as applicable, certified as of a recent date by the Secretary of State or other duly authorized officer of the jurisdiction in which such Loan Party was formed; and

EXHIBIT 6.4 (A)-2

(c)    except with respect to those Loan Parties who are natural persons, a certificate, to be dated as of the Closing Date, of an officer of each Loan Party, as to the incumbency of officers, partners, members and managers, as the case may be, and the due authorization, including resolutions, of the officers, partners, members or managers, as the case may be, of each Loan Party to execute and deliver to Agent the Loan Documents to which they are a party.

3.    HVCRE Determination.

(a)    evidence satisfactory to Agent and Lenders that Borrower shall have contributed sufficient equity, and shall thereafter maintain sufficient equity in the Project, such that the Loan avoids being classified as High Volatility Commercial Real Estate pursuant to Basel III regulations.

4.    Construction Documentation

(a)    a signed copy of the General Construction Contract pursuant to which the Improvements will be constructed by Contractor, as applicable, which General Construction Contract will be subject to review and approval by Agent, and the General Construction Contract will contain, inter alia, the following provisions: (i) all labor, supervision, materials, supplies and equipment necessary to complete the Improvements in accordance with the Plans will be furnished on or before a date satisfactory to Agent for a maximum sum acceptable to Agent; (ii) except as set forth in this Agreement, no changes in the General Construction Contract, the Improvements or the Plans will be effective unless approved in writing by Agent; (iii) to the fullest extent permitted by Law, waivers by Contractor, of the right to file mechanics’ liens; (iv) prior to final Completion of the Improvements and the issuance of all occupancy permits, retainage will be withheld in connection with interim payments thereunder in the amounts set forth in Section 6.6(a); (v) Contractor will furnish a complete release of liens from such Contractor prior to each Disbursement for all work done for which Loan proceeds have been previously disbursed and prior to final payment under the General Construction Contract; and (vi) the General Construction Contract will be assigned to Agent on behalf Lenders on the terms specified by Agent;

(b)    the General Contractor’s Consent;

(c)    a copy of the Architect’s Agreement between Borrower and Architect approved by Agent on behalf Lenders with respect to the construction of the Improvements;

(d)    the Architect’s Consent;

(e)    the Architect’s Certificate;

(f)    a copy of the Engineer’s Agreement between Borrower and Engineer approved by Agent on behalf of Lenders with respect to the construction of the Improvements;

(g)    the Engineer’s Consent;

(h)    the Engineer’s Certificate;

EXHIBIT 6.4 (A)-3

(i)    the Development Budget approved by Agent and Inspecting Architect, in form, scope and content acceptable to Agent, and showing all costs of acquisition and development of the Land, the construction and equipping of the Improvements, financing costs, and all other items of cost incidental thereto, which costs will be subject to the approval of Agent; and

(j)    evidence that not less than seventy-five percent (75%) (measured by value) of subcontracts have been bid.

5.    Plans and Permits:

(a)    complete sets of the Plans, each designating manufacturer and model number of all equipment and furnishings, all approved and signed for identification purposes by Borrower, Architect and Engineer, and all Plans will be reviewed and determined to be satisfactory by Inspecting Architect and all Official Bodies and other parties having a right of review or approval in connection therewith; and

(b)    evidence in such form as Agent may require of the valid issuance of the building permit and all other necessary permits (except for such permits which are not customarily issued until a later stage of construction), licenses and approvals to construct and, to the extent generally available at such stage, to occupy and operate the Improvements, including without limitation all permits, licenses and approvals required under Laws with respect to subdivision, highway access, drainage, zoning, safety, building, occupancy, fire protection, environmental, energy and similar matters.

6.    Leasing and Other Documentation:

(a)    the standard form of Lease to be used for residential tenants of the Improvements; and

(b)    such other instruments and documents as Agent reasonably requires to evidence and secure the Loan and to comply with the provisions hereof and the requirements of regulatory authorities to which Agent is subject, all of which must be satisfactory in form, content and substance to Agent.

EXHIBIT 6.4 (A)-4

EXHIBIT 6.4(B)

FORM OF ZONING LETTER

[Township/City/Municipality Letterhead]

                         , 20

PNC Bank, National Association, as Agent

PNC Real Estate

1144 15th Street, 36th Floor

Denver, CO 80202

Attention: Joe Seroke

Telephone: (303) 729-1971

Email: joseph.seroke@pnc.com

Re:	[PROPERTY ADDRESS]
Tax Parcel No. and Tax Parcel No. (collectively, the “Property”)

In connection with the above Property, we have attached to this letter the following materials:

1.	The [Township/City/Municipality] Zoning Ordinance; and

2.	Approvals described in paragraph 4 below

In response to your request concerning the compliance with applicable codes, regulations, and ordinances by the Property and that certain                  story                                  project commonly referred to as                              (the “Project”), please be advised of the following information as of this date:

1.    The                                  [name of department] is responsible for enforcement of construction, building, fire and life safety codes; processing and issuance of occupancy and building permits; and enforcement of Zoning Ordinance requirements and other applicable land use regulations with the City of                             , [STATE].

2.    The Property is zoned                         , as defined and described under Section                          of the Zoning Ordinance. Land uses permitted within the Zone include                         .

3.    The Project consists of                             .1

[1]	Describe the Project, including number of units, commercial components (in square feet), parking structures (in square feet), etc.

EXHIBIT 6.4(B) - 1

4.    The Project has obtained the following development approvals, copies of which are attached (collectively, the “Approvals”):2

(a)
(b)
(c)

5.    All of the Approvals are in full force and effect, and there are no pending or threatened applications, appeals, litigation, or other proceedings that could adversely affect the Approvals or the Project’s rights in the Approvals.

6.    Other than the Approvals, the Project does not need to obtain any other permits or approvals from any governmental authority or agency to proceed with its development of the Property.

7.    Based on the materials available from our records, the contemplated use of the Property for the construction of the Project as set forth in the Approvals is not in violation of the Zoning Ordinance and the Project is a permitted use under the Zoning Ordinance without the necessity of any rezoning, special exceptions, use permit, variance or other approval. We are not aware of any other permit or license required by this jurisdiction that a purchaser must obtain before it may acquire the Property.

8.    No application for rezoning of the Property, or for a special or conditional use permit or variance in connection with the Property or the Project, is now pending. No proceeding to challenge the zoning, or other governmental approval or use of the Property or the Project is pending, or, to the best of our knowledge, overtly threatened.

9.    All processing, permit, and development fees required to have been paid in connection with the development of the Property and the Project, including any impact-related fees, have been paid, and no such fees which could have applicability to the Property or the Project are otherwise pending or contemplated.

10.    None of the Approvals, the Project or the Property are subject to any non- conforming or “grandfathered” status which would prevent the construction, development or use thereof in the manner shown in the approvals.

[2]	Include all applicable approvals, including resolutions, ordinances, tract maps, plot plans, site plans, conditional use permits, variances, grading permits, building permits, etc.

EXHIBIT 6.4(B) - 2

If you have any additional questions or concerns regarding this matter, please feel free to contact our offices at                        .

Sincerely,

Zoning Officer

EXHIBIT 6.4(B) - 3

EXHIBIT 6.4(C) - 1

FORM OF GENERAL CONTRACTOR’S CONSENT

With respect to the project undertaken in connection with that certain                             (the “Construction Contract”), dated as of                         , 2019, between the undersigned and CW Broadway JV, LLC, a Delaware limited liability company (“Borrower”), the undersigned, intending to be legally bound hereby, agrees as follows:

The undersigned acknowledges that Borrower and PNC BANK, NATIONAL ASSOCIATION (“Agent”), individually and as administrative agent for itself and certain other Lenders (“Lenders”), have entered into or will enter into a Construction and Mini Perm Loan Agreement (as amended from time to time, the “Loan Agreement”) in connection with the project described in the Construction Contract. The undersigned acknowledges that it does not and will not have any right to enforce the Loan Agreement or otherwise to require Lenders to disburse any moneys.

The undersigned acknowledges and consents to the collateral assignment of the Construction Contract to Agent on behalf of Lenders. The undersigned agrees that it will give written notice to Agent of any defaults by Borrower under the Construction Contract at least thirty (30) days prior to suspending or terminating its obligations thereunder.

The undersigned agrees that, notwithstanding any terms of the Construction Contract to the contrary and without regard to any default of Borrower under the Construction Contract or any dispute arising with Borrower, Agent or any other Person or entity, the undersigned will diligently continue the work of construction of the Improvements. In such case, the undersigned will be paid for all actual work performed so long as, and to the extent that (i) such work has been approved by Inspecting Architect designated by Agent, (ii) such work has not been disputed by Borrower, (iii) Lenders have not already made disbursements for such work, and (iv) the lien rights of the undersigned and the lien rights of its subcontractors, sub-subcontractors and materialmen with respect to such work have been effectively waived.

The undersigned agrees that all payments received from Borrower or from Agent will be (i) applied against payments due to the undersigned under the Construction Contract and must not be applied against any other debts of Borrower to the undersigned; (ii) applied against payments due under the Construction Contract in the order which such payments became due; (iii) applied only against payments due and not contested by Borrower; and (iv) applied to the obligations of undersigned to such subcontractor or materialmen with regard to labor and materials supplied for the construction of the improvements to be made pursuant to the Construction Contract and not to any other debt owed by the undersigned to such subcontractors or materialmen, and the undersigned must make all payments to its subcontractors and materialmen expressly conditioned upon such application.

EXHIBIT 6.5(A) - 1- 1

Agent has the right to use the plans prepared for the improvements to be constructed pursuant to the Construction Contract and the ideas, designs and concepts contained therein in connection with completion of such improvements without payment of any additional fees or charges to the undersigned for such use.

The undersigned will not make any changes in the plans for the improvements to be constructed or in the Construction Contract (including change orders), [except for those which do not modify the scope or overall quality of the project or involve extensions of time of the required completion date under the Construction Contract and the performance of which costs less than Five Hundred Thousand Dollars ($500,000) each or Three Million Dollars ($3,000,0000) in the aggregate, without the prior written consent of Agent.

[The undersigned, for itself and all its subcontractors, hereby waives and releases all lien rights under all applicable mechanics’ lien Laws in connection with all work performed and to be performed pursuant to the Construction Contract. (insert in jurisdictions where enforceable)]

Dated:

By:
Name:
Title:

EXHIBIT 6.5(A) - 1- 2

EXHIBIT 6.4(C) - 2

FORM OF ARCHITECT’S [AND ENGINEER’S] CONSENT

With respect to the project undertaken in connection with that certain [Describe Agreement between Owner and Architect] (the “Architect’s Agreement”), dated as of                                     , 20 , between CW Broadway JV, LLC, a Delaware limited liability company (“Borrower”), the undersigned, intending to be legally bound hereby, agrees as follows:

The undersigned acknowledges that Borrower and PNC BANK, NATIONAL ASSOCIATION (“Agent”), individually and as administrative agent for itself and certain other Lenders (“Lenders”), have entered into or will enter into a Construction and Mini Perm Loan Agreement (as amended from time to time, the “Loan Agreement”) in connection with the project described in the Architect’s Agreement. The undersigned acknowledges that it does not and will not have any right to enforce the Loan Agreement or otherwise to require Lenders to disburse any moneys.

The undersigned acknowledges and consents to the collateral assignment of the Architect’s Agreement to Agent on behalf of Lenders. The undersigned agrees that it will give written notice to Agent of any defaults by Borrower under the Architect’s Agreement at least thirty (30) days prior to suspending or terminating its obligations thereunder.

Agent, on behalf Lenders, has the right, to use the plans prepared for the improvements to be constructed pursuant to the Architect’s Agreement and the ideas, designs and concepts contained therein in connection with completion of such improvements without payment of any additional fees or charges to the undersigned for such use.

The undersigned will not make any changes in the plans for the improvements to be constructed or in the Architect’s Agreement (including change orders), [except for those which do not modify the scope or overall quality of the project or involve extensions of time of the any required completion and the performance of which costs less than Five Hundred Thousand Dollars ($500,000) each or Three Million Dollars ($3,000,0000) in the aggregate, without the prior written consent of Agent.

[The undersigned, for itself and all its subcontractors, hereby waives and releases all lien rights under all applicable mechanics’ lien Laws in connection with all work performed and to be performed pursuant to the Architect’s Agreement. (insert in jurisdictions where enforceable)]

Dated:

By:
Name:
Title:

EXHIBIT 6.5(A) - 2 - 1

EXHIBIT 6.4(C) - 3

FORM OF CERTIFICATE OF ARCHITECT [AND ENGINEER]

The undersigned architect hereby certifies to PNC BANK, NATIONAL ASSOCIATION (“Agent”), individually and as administrative agent for itself and certain other Lenders (“Lenders”), and CW BROADWAY JV, LLC, a Delaware limited liability company (“Borrower”), in connection with the project in [County/Municipality], [State] known as [Project Name] (the “Project”) and more specifically described in that certain [Agreement between Owner and Architect] (the “Architect’s Agreement”), dated as of                                                          , 20   , between the undersigned and Borrower, as follows:

1.    The following plans and specifications (the “Plans”) constitute the current and complete plans for construction of the Project. The status of [County/Municipality] approval of the Plans as of this date is as follows:

PLAN	COUNTY NO.	REVIEW STATUS

2.    All governmental permits, licenses, approvals and the like (“Permits”) required for the construction of the improvements (the “Improvements”) depicted in the Plans and all off-site work, including, without limitation state and local building codes, federal, state and local building, fire, safety, energy, environmental and sanitation codes, have been validly issued by the appropriate authorities and are now in full force and effect, as follows:

(a)

(b)

(c)

3.    Upon completion of the Improvements in accordance with the Plans, the Improvements will comply with all applicable environmental, building, fire, health, sanitation and other similar codes and regulations, including the Americans with Disabilities Act, and state and local building codes [and Project Covenant Documents]

4.    Without limiting the generality of any of the foregoing, we further certify as follows:

(a)    We have examined the applicable zoning ordinance and have determined that the land upon which the Improvements are to be constructed lies entirely in a                          zoning district under said ordinance. We have examined all applicable zoning restrictions and requirements for such district, including use, dimensional, bulk, parking and loading restrictions and requirements, and have determined that the intended use of the Improvements and the land on which the Improvements will be constructed (the “Land”) is permitted as a matter of right and that the Improvements, when built according to the Plans, will comply with all applicable zoning laws, ordinances and regulations. The Plans and Permits do not rely on any non-conforming or “grandfathered” status, the existence of which would in the event of a casualty, cessation of construction or other similar event, prevent reconstruction or restoration of the Project in substantially the same manner as shown in the Plans.

EXHIBIT 6.5(A) - 3 - 1

(b)    Satisfactory methods of access to and egress from the Improvements and adjoining public ways are available and sufficient to meet the reasonable needs thereof and to meet all applicable requirements of public authorities. Sanitary water supply and storm sewer and sanitary sewer facilities and other required utilities (gas, electricity, telephone, etc.) likewise are available and sufficient to meet the reasonable needs of the Improvements and all applicable requirements of public authorities and are within the lot lines of the Land.

(c)    [If constructed in accordance with the Plans, the Improvements will have a total gross floor area of              square feet and              standard-size parking spaces.

(d)    When constructed in accordance with the Plans, the Improvements will be served by off-street loading spaces, each space to be              feet in width and              feet in length. (modify as appropriate to the Project)]

(e)    We have reviewed that certain Commitment for Title Insurance No. issued by [Title Insurance Company] (the “Title Commitment”) and, in our professional opinion, none of the exceptions referenced in Schedule B, Section II, in the Title Commitment will interfere with the development or construction of the Improvements as shown on or contemplated by the Plans.

This certificate is being given to Agent and Borrower in connection with financing the construction of the Improvements. Agent and Lenders may rely upon this certificate in entering into any and all agreements for such financing.

Dated:

By:
Name:
Title:

EXHIBIT 6.5(A) - 3 - 2

EXHIBIT 7.2

FINANCIAL REPORTS

Pursuant to the instructions set forth on Exhibit 7.2(A) attached hereto:

(a)    As soon as available and in any event (i) within sixty (60) days of the end of the first three calendar quarters of each calendar year, quarterly financial statements for Borrower and (ii) within one hundred twenty (120) days after the close of each calendar year, annual financial statements for Borrower, in each case including a balance sheet, statement of income, retained earnings and changes in financial position (including statements of cash flow), which will be in the same form, containing the same types of information and prepared using the same accounting principles and methodologies as the Historical Statements. Such financial statements must fairly present the financial condition of Borrower as at the end of such calendar quarter or calendar year, as applicable. The foregoing quarterly and annual reports must be certified by an officer of Borrower as having been prepared in accordance with past practice and being true, correct and complete in all material respects, and shall be delivered with a certificate in the form of Exhibit 4.28(A) hereto;

(b)    As soon as available and in any event (i) within sixty (60) days of the end of the first three calendar quarters of each calendar year, quarterly financial statements for Guarantor, (ii) within one hundred eighty (180) days after the close of each calendar year, annual unaudited financial statements for Guarantor and (iii) within two hundred seventy (270) days after the close of each calendar year, audited annual financial statements for Guarantor, in each case including a balance sheet, statement of income, retained earnings and changes in financial position (including statements of cash flow), which will be in the same form, containing the same types of information and prepared using the same accounting principles and methodologies as the Historical Statements. Such financial statements must fairly present the financial condition of Guarantor as at the end of such calendar quarter or calendar year, as applicable. The foregoing quarterly and annual reports must be certified by an officer of Guarantor as having been prepared in accordance with past practice and being true, correct and complete in all material respects;

(c)    As soon as available and in any event within sixty (60) days after the end of each semi-annual period ending June 30th and December 31st, a Guarantor Compliance Certificate (as defined in the Payment Guaranty) of Guarantor as of such date;

(d)    Within sixty (60) days following the end of each calendar quarter, (i) if no Event of Default or Potential Default then exists, a certificate of Borrower certifying that no Event of Default or Potential Default exists, or, (ii) if an Event of Default or Potential Default does exist, a certificate of Borrower stating the nature of such Event of Default or Potential Default and Borrower’s proposed course of action with respect to such Event of Default or Potential Default;

(e)    Within sixty (60) days after each DSCR Test Date occurring after the Mini Perm Loan Commencement Date, if applicable, a DSCR Compliance Certificate;

EXHIBIT 7.2 - 1

(f)    If requested by Agent, following Completion of Construction and prior to commencement of operations at the Project (which shall be deemed to have occurred upon any Tenant accepting its space therein), a capital and operating budget for the Project for its first fiscal year (or portion thereof) of operations;

(g)    Following Completion of Construction and from and after the commencement of operations at the Project, (i) if requested by Agent, as soon as available, but in no event later than the beginning of each calendar year, a capital and operating budget of the Project for such year of operations, and (ii) as soon as available, but in no event later than sixty (60) days following the end of each calendar quarter, quarterly operating statements, a rent roll and a leasing status report for the Project, including, for the residential units, occupied units, rents, and vacant units and offered concessions, in form and detail satisfactory to Agent. The foregoing reports must be certified by an officer of Borrower as having been prepared in accordance with past practice and being true, correct and complete in all material respects;

(h)    As soon as possible and in any event within thirty (30) days after the occurrence of any Material Adverse Effect, notice of any such occurrence;

(i)    As soon as possible and in any event within ten (10) days after the occurrence of each Event of Default or each Potential Default, a statement of Borrower setting forth the details of such Event of Default or Potential Default and the action which Borrower proposes to take with respect thereto;

(j)    Within sixty (60) days following the due date thereof, upon request of Agent, copies of the receipts evidencing payment of all real estate taxes relating to the Project or other evidence reasonably satisfactory to Agent in the event that receipts are not issued within the aforesaid time periods; provided, however, that Borrower will deliver any such receipts promptly upon the receipt thereof;

(k)    At Agent’s request, within the earlier of (i) fifteen (15) days after filing or (ii) the due date therefor, federal, state and local income tax returns of Borrower and Guarantor; and

(l)    Such other financial information as may be reasonably requested by Agent from time to time to evaluate the financial condition and cash flow of the Project, Loan Parties and any related entities.

EXHIBIT 7.2 - 2

EXHIBIT 7.2(A)

INSTRUCTIONS FOR FINANCIAL REPORTING

Provide all financial statements and other financial reporting through one of the following methods:

Email: REFinancialsNCAL@pnc.com	Fax: (913) 253-9813 (Please use the ‘fine’ quality setting when faxing.)

With a Copy to:

PNC Bank, National Association

1144 15th Street, 36th Floor

Denver, CO 80202

Mailstop: XX-XD15-36-1

Attention: Olivia Addams

Email: Olivia.Adams@pnc.com

Include your PNC loan number or loan name on all correspondence. The person PNC should contact regarding financial statements and financial reporting is Gregg Christensen (email: GChristensen@cottonwoodres.com, phone: (801) 278-0700).

EXHIBIT 7.2(A)

EXHIBIT 11.9

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein mean as defined in the Construction and Mini Perm Loan Agreement identified below (as amended from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate]
3.	Borrower(s):
4.	Agent:	PNC Bank, National Association
5.	Loan Agreement:	[The Construction and Mini Perm Loan Agreement, dated as of [ ], 2019, among Borrower, Lenders and Agent]
6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

Effective Date:                    , 20     [NOTE: AGENT TO INSERT THE EFFECTIVE DATE OF RECORDATION OF THE TRANSFER IN THE REGISTER]

EXHIBIT 11.9 - 1

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

[Consented to and] Accepted:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By
Name:
Title:

[Consented to:

[NAME OF BORROWER OR OTHER RELEVANT PARTY

By
Name:
Title:]

EXHIBIT 11.9 - 2

EXHIBIT 11.9

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

EFFECTIVE                     , 20

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein, collectively, the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements, if any, of an Eligible Assignee under the Loan Agreement, (iii) from and after the Effective Date, it is bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, has the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to the terms thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if Assignee is not incorporated or organized under the Laws of the United States of America or any State thereof, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement or as deemed appropriate by Agent, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, Agent will make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit 11.9 – Annex 1-1

3.    General Provisions. This Assignment is binding upon, and inures to the benefit of, the parties hereto and their respective successors and assigns as permitted by the Loan Documents. This Assignment may be executed in any number of counterparts, which together constitutes one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy is as effective as delivery of a manually executed counterpart of this Assignment. This Assignment is governed by, and will be construed in accordance with, the Laws of the State of Utah.

Exhibit 11.9 – Annex 1-2